    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 29, 1996


                                                       REGISTRATION NO. 33-80731
________________________________________________________________________________

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 2
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                        PHYSICIAN SUPPORT SYSTEMS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                DELAWARE                                    7374                                   13-3624081
    (STATE OR OTHER JURISDICTION OF             (PRIMARY STANDARD INDUSTRIAL                    (I.R.S. EMPLOYER
     INCORPORATION OR ORGANIZATION)             CLASSIFICATION CODE NUMBER)                  IDENTIFICATION NUMBER)

                         ROUTE 230 AND EBY-CHIQUES ROAD
                          MT. JOY, PENNSYLVANIA 17552
                                 (717) 653-5340
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                             HAMILTON F. POTTER III
       EXECUTIVE VICE PRESIDENT AND CHIEF OPERATING AND FINANCIAL OFFICER
                                  P.O. BOX 127
                        LANDISVILLE, PENNSYLVANIA 17538
                                 (717) 653-5340
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   COPIES TO:

                     SCOTT F. SMITH, ESQ.                                           JOHN J. SCHUSTER, ESQ.
                    HOWARD, DARBY & LEVIN                                          CAHILL GORDON & REINDEL
                 1330 AVENUE OF THE AMERICAS                                            80 PINE STREET
                   NEW YORK, NEW YORK 10019                                        NEW YORK, NEW YORK 10005

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

________________________________________________________________________________

                        PHYSICIAN SUPPORT SYSTEMS, INC.
                             CROSS-REFERENCE SHEET

                        ITEM NUMBER AND HEADING IN FORM S-1                      CAPTION OR LOCATION IN PROSPECTUS
      -----------------------------------------------------------------------  --------------------------------------

  1.  Forepart of the Registration Statement and Outside Front Cover Page of
        Prospectus...........................................................  Outside Front Cover Page
  2.  Inside Front and Outside Back Cover Pages of Prospectus................  Inside Front and Outside Back Cover
                                                                                 Pages of Prospectus
  3.  Summary Information, Risk Factors and Ratio of Earnings to Fixed
        Charges..............................................................  Prospectus Summary; The Company; Risk
                                                                                 Factors
  4.  Use of Proceeds........................................................  Use of Proceeds; Business --
                                                                                 Acquisitions
  5.  Determination of Offering Price........................................  Underwriting
  6.  Dilution...............................................................  Dilution
  7.  Selling Security Holders...............................................  *
  8.  Plan of Distribution...................................................  Underwriting
  9.  Description of Securities to be Registered.............................  Outside Front Cover Page of
                                                                                 Prospectus; Description of Capital
                                                                                 Stock
 10.  Interests of Named Experts and Counsel.................................  *
 11.  Information with Respect to the Registrant.............................  Outside Front Cover Page; The Company;
                                                                                 Risk Factors; Dividend Policy;
                                                                                 Capitalization; Selected Financial
                                                                                 and Pro Forma Data; Management's
                                                                                 Discussion and Analysis of Financial
                                                                                 Condition and Results of Operations;
                                                                                 Business; Management; Principal
                                                                                 Stockholders; Certain Transactions;
                                                                                 Description of Capital Stock; Shares
                                                                                 Eligible for Future Sale; Financial
                                                                                 Statements
 12.  Disclosure of Commission Position on Indemnification for Securities Act
        Liabilities..........................................................  *

------------

*  Item is inapplicable or response thereto is in the negative.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION, OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                 SUBJECT TO COMPLETION, DATED JANUARY 29, 1996


                                3,000,000 SHARES
                        PHYSICIAN SUPPORT SYSTEMS, INC.
                                  COMMON STOCK

[LOGO]

                            ------------------------
     All of the 3,000,000 shares of Common Stock offered hereby are being offered by Physician Support Systems, Inc. (together with its wholly owned subsidiaries 'PSS' or the 'Company'). Prior to this offering (the 'Offering'), there has been no public market for the Common Stock of the Company.
Approximately $11.5 million and $11.1 million of the net proceeds of the Offering will be used, respectively, to acquire certain businesses and to repay certain indebtedness. It is currently anticipated that the initial public offering price of the Common Stock will be between $9.00 and $11.00 per share. See 'Underwriting' for a discussion of the factors to be considered in determining the initial public offering price. The Common Stock has been approved for quotation, subject to official notice of issuance, on the Nasdaq National Market under the symbol 'PHSS.'



     Upon completion of the Offering, the Company's directors, officers and principal stockholders, and certain affiliates, will beneficially own approximately 41.6% of the outstanding shares of Common Stock (without giving effect to the over-allotment option). See 'Risk Factors -- Control by Existing Stockholders; Benefits of Offering to Existing Stockholders.'



                            ------------------------
        THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                        SEE 'RISK FACTORS' ON PAGES 6-9.

                            ------------------------
THESE  SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
 EXCHANGE COMMISSION  OR  ANY STATE  SECURITIES  COMMISSION   NOR  HAS  THE
  SECURITIES   AND   EXCHANGE   COMMISSION   OR   ANY   STATE   SECURITIES
   COMMISSION   PASSED   UPON   THE    ACCURACY   OR  ADEQUACY  OF   THIS
    PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                                                UNDERWRITING
                                                           PRICE TO             DISCOUNTS AND           PROCEEDS TO
                                                            PUBLIC             COMMISSIONS(1)           COMPANY(2)

Per Share..........................................            $                      $                      $
Total(3)...........................................            $                      $                      $

(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See 'Underwriting.'

(2)  Before deducting expenses, payable by the Company, estimated at $800,000.

(3) The Company has granted the Underwriters a 30-day option to purchase an aggregate of up to 450,000 additional shares of Common Stock on the same terms and conditions as set forth above solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to Company will be
     $      , $      and $      , respectively. See 'Underwriting.'

                            ------------------------

     The shares of Common Stock are offered by the several Underwriters named herein, subject to prior sale, when, as and if accepted by them and subject to certain conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that the certificates for the shares of Common Stock will be available for delivery at the offices of Volpe, Welty & Company, One Maritime Plaza, San
Francisco, California, on or about                , 1996.

                             VOLPE, WELTY & COMPANY

            The date of this Prospectus is                   , 1996.

                                     [Logo]

                                      [Map]

                            ------------------------
     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY


     The following summary is qualified in its entirety by the more detailed information and the Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus. Prospective investors should consider carefully the information discussed under 'Risk Factors.' Except as otherwise indicated, all information in this Prospectus (i) has been adjusted to give effect to an increase in the number of authorized shares of common stock from 5,000 to 100,000,000 and a change in the par value of common stock from $.01 to $.001 per share (the 'Common Stock'), to be effective prior to the completion of the Offering, (ii) has been adjusted to reflect the 1,400-for-one stock split with respect to the Common Stock that will occur prior to completion of the Offering and (iii) assumes no exercise of the Underwriters' over-allotment option.


                                  THE COMPANY

     PSS is a leading provider of business management services to hospital-affiliated physicians in an array of practice settings, including solo and group practices, independent practice associations ('IPAs'), specialty networks and other affiliated-physician groups (such physicians and groups being referred to in this Prospectus as 'Physicians'). The Company offers its clients a broad variety of business management services, ranging from accounts receivable management to financial, administrative and strategic support, data management and information systems support. In addition, the Company employs its proprietary technology and extensive financial and patient encounter databases to provide a comprehensive range of managed care services to its clients, including contract review and negotiation, implementation and administration, thereby enhancing their ability to profitably participate in managed care systems. The Company's services enable Physicians to maintain their independence and clinical autonomy while maximizing their reimbursement and cashflow. The Company believes that it is one of the largest providers of business management services to Physicians.

     Physicians continue to experience increasing pressure on fees coupled with a growing complexity in obtaining reimbursement from third party payors. In addition, the growth of managed care has fostered the need by Physicians for reliable health care resource utilization data, which is critical in every phase of the physician-payor relationship. Given these and other market forces, the Company believes that there is an increasing need among Physicians for sophisticated business management services and information systems provided on an outsourced basis. The Company believes that the business management services industry is highly fragmented, with services often provided to physicians by smaller accounts receivable management companies. These organizations are unable to provide the broad range of services provided by the Company due to their limited capital and management resources and their less comprehensive patient encounter databases. The Company believes that, as managed care becomes more prevalent, and as physicians continue to demand greater sophistication, broader product lines and higher service levels, these smaller service providers will find it increasingly difficult to compete.


     The Company currently provides service to over 2,000 physicians, including radiologists, anesthesiologists, pathologists and emergency room physicians, as well as other specialists, many of whom are affiliated with some form of group practice, IPA or other specialty network. The Company intends to continue utilizing its experience in working with Physicians in a number of different practice settings by acquiring and managing various types of specialty networks. For example, the Company manages what it believes is the oldest and largest IPA in the United States, with over 340 physicians. In addition, with its acquisition of a Cleveland-based company, planned to occur simultaneously with the Offering, the Company believes that it will become a leader in the formation, development and management of management service organizations ('MSOs'). For its services, the Company generally is compensated with a management fee based upon a percentage of its clients' net collections, which percentage is determined after considering a broad range of factors, including the medical specialty of the client and the nature of the services to be provided. In most cases, the Company enters into written contracts with its clients, which range in duration from month-to-month to five years and renew automatically unless notice to the contrary is given. The agreements describe in general the nature of the services to be provided and the management fee to be charged by the Company. As of November 30, 1995, the Company experienced client retention (as measured by the continuation of written contracts in existence at the end of 1994) of approximately 95% of those clients to which it provided services at the end of 1994.

     The Company's strategy is to build upon its reputation and expertise in providing a broad range of cost-effective, value-added business management services to Physicians through internal growth and by acquisition. The specific elements of the Company's strategy include (i) providing a high level of customer service on a local level while utilizing cost-effective centralized processing centers, (ii) offering an increasingly broad array of value-added services, such as IPA and MSO services, that address the changing health care environment, (iii) continuing to focus on technological means of increasing Physician revenue by expanding and developing proprietary software systems, patient encounter databases, statistical reporting systems and electronic data interfaces, (iv) expanding geographically through acquisition opportunities in the consolidating physician business management services industry and (v) cross-selling its services to other medical specialties.


     The Company has entered into agreements to acquire (the 'Acquisitions') simultaneously with the Offering, three businesses, one of which consists of three affiliated companies (all of such businesses being referred to collectively as the 'Acquired Businesses'), currently providing business management services to Physicians. The Offering is contingent on the Acquisitions being completed simultaneously with the Offering. After giving effect to the Acquisitions, the total number of physicians served by the Company will increase to over 2,500. PSS believes that each of the Acquired Businesses operates in a manner consistent with the Company's core business strategy and gives it the opportunity to provide its services to Physicians in other regions of the United States.


                                  THE OFFERING

Common Stock offered by the Company................  3,000,000 shares(1)
Common Stock to be outstanding after the
  Offering.........................................  5,240,000 shares(1)(2)
Use of proceeds....................................  Pending  and future acquisitions; repayment of debt; redemption of preferred stock;  working capital  and other  general  corporate purposes.
Proposed Nasdaq National Market symbol.............  PHSS

------------

(1) Does not include up to an aggregate 450,000 shares of Common Stock that may be sold by the Company pursuant to the Underwriters' over-allotment option. See 'Underwriting.'

(2) Excludes 853,500 shares of Common Stock reserved for future issuance under the Company's proposed stock option plan. It is anticipated that options to purchase up to 85,350 shares of Common Stock will be granted as of the completion of the Offering. See 'Management -- Stock Option Plan.'

            SUMMARY CONSOLIDATED FINANCIAL AND PRO FORMA INFORMATION
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


                                                                                                  NINE MONTHS ENDED
                                                       YEAR ENDED DECEMBER 31,                      SEPTEMBER 30,
                                             --------------------------------------------  -------------------------------
                                                                               PRO FORMA                         PRO FORMA
                                               1992      1993(1)     1994       1994(2)      1994       1995      1995(2)
                                             ---------  ---------  ---------  -----------  ---------  ---------  ---------

INCOME STATEMENT DATA:
Revenue..................................... $   8,123  $  13,080  $  18,773   $  26,897   $  14,789  $  14,631  $  20,841
Operating expenses:
     Salaries and wages.....................     3,101      5,898      8,866      12,214       6,552      7,234     10,076
     General and administrative.............     2,021      4,291      6,723       9,349       5,121      5,020      6,748
     Depreciation and amortization..........     1,781      2,566      3,349       4,124       2,522      2,549      3,119
                                             ---------  ---------  ---------  -----------  ---------  ---------  ---------
          Total operating expenses..........     6,903     12,755     18,938      25,687      14,196     14,802     19,943
                                             ---------  ---------  ---------  -----------  ---------  ---------  ---------
Income (loss) from operations...............     1,221        325       (165)      1,210         593       (171)       898
Net income (loss)........................... $      16  $    (672) $  (1,067)              $    (363) $    (942)
                                             ---------  ---------  ---------               ---------  ---------
                                             ---------  ---------  ---------               ---------  ---------
Net (loss) per share........................ $   (0.08) $   (0.40) $   (0.58)              $   (0.24) $   (0.51)
                                             ---------  ---------  ---------               ---------  ---------
                                             ---------  ---------  ---------               ---------  ---------
Weighted average shares outstanding(3)...... 2,240,000  2,240,000  2,240,000               2,240,000  2,240,000
                                             ---------  ---------  ---------               ---------  ---------
                                             ---------  ---------  ---------               ---------  ---------
Pro forma net income........................                                   $     326                         $      53
                                                                              -----------                        ---------
                                                                              -----------                        ---------
Pro forma net income per share..............                                   $     .06                         $     .01

Pro forma weighted average shares
  outstanding(3)............................                                   5,240,000                         5,240,000



                                                                                                   SEPTEMBER 30, 1995
                                                                                                 -----------------------
                                                                                                 ACTUAL     PRO FORMA(2)
                                                                                                 -------    ------------
                                                                                                       (UNAUDITED)

BALANCE SHEET DATA:
Working capital (deficiency)..................................................................   $(1,351)     $  4,384
Total assets..................................................................................    21,618        38,316
Long-term liabilities, net of current portion.................................................    15,463         6,749
Redeemable preferred stock....................................................................     2,382        --
Stockholders' equity (deficiency).............................................................    (3,429)       23,671


------------


(1) The results for the year ended December 31, 1993 include the results of Spring Anesthesia Group, Inc. from the date of acquisition, August 1, 1993, through December 31, 1993.


(2) The pro forma data gives effect to: (a) the acquisition of the Acquired Businesses (NCHC Group, MM Support and DPS) and (b) the sale of the shares of Common Stock offered hereby and the application of the net proceeds thereof as described in 'Use of Proceeds' as if each had occurred at the beginning of the periods presented. In addition, the pro forma information is based on available information and certain assumptions and adjustments. See Notes 1 and 2 to the Pro Forma Financial Information.


(3) Weighted average shares outstanding includes 2,240,000 shares outstanding prior to the Offering after adjustment to reflect the 1,400-for-one stock split which will occur prior to completion of the Offering. In addition, pro forma weighted average shares outstanding includes 3,000,000 shares being sold in connection with the Offering. Weighted average shares outstanding and pro forma weighted average shares outstanding do not include any shares reserved for future issuance under the Company's proposed stock option plan.

                                  RISK FACTORS

     The following risk factors should be considered carefully in addition to the other information in this Prospectus before purchasing the shares of Common Stock offered hereby.


     Absence of Combined Operating History and Future Combined Operating Results. Simultaneously with the completion of the Offering, the Company will purchase the Acquired Businesses. Although each of the Acquired Businesses and the Company have been in business for some time, there can be no assurance that the Company will be able to successfully integrate the businesses, operations or assets of the Acquired Businesses or of any other businesses it may subsequently acquire. See 'Business -- Acquired Businesses.' Furthermore, although the Company does not anticipate incurring significant additional operating costs associated with the Acquired Businesses, there can be no assurance that such costs will not be incurred or that the Acquisitions, or any other acquisition, will not have an adverse effect upon the Company's operating results, particularly in the fiscal quarters immediately following the consummation of the acquisitions, while the operations of the acquired businesses are being integrated into the Company's operations. There can be no assurance that, following any acquisition, the Company will be able to operate the acquired business on a profitable basis or that the Company will be able to recover the excess of the purchase price of the businesses acquired over their tangible book value.



     History of Net Losses and Working Capital Deficit. The Company has experienced a net loss for each of its fiscal years since 1993 due largely to the amortization of goodwill and noncompete payments attributable to acquisitions. As the Company pursues its acquisition strategy (including the Acquisitions) and continues to amortize expenses associated with acquisitions, there can be no assurance that it will have net income. As of September 30, 1995, the Company had a working capital deficit of $1.4 million. Although the Company had working capital of approximately $4.4 million on a pro forma basis, after giving effect to the Offering and the application of the net proceeds as set forth in 'Use of Proceeds,' there can be no assurance that the Company will have sufficient working capital to meet its liquidity needs. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources.'


     Governmental Regulation; Billing Practices. Existing governmental regulation can adversely affect PSS's business through, among other things, its potential to reduce the amount of reimbursement received by PSS's clients for health care services. Substantially all of the Company's revenue is derived from management fees that are based upon a percentage of net collections of health care receivables. During the past decade, federal and state governments have implemented legislation designed to stimulate a reduction in the increase in health care costs and it is anticipated that such legislative initiatives will continue. There can be no assurance that current or future government regulations will not have a material adverse effect upon the Company's business.


     PSS may also be subject to applicable federal and state billing and credit collection agency laws and regulations. In general, these laws provide for various fines, penalties, damages and other assessments for violations, including possible exclusion from Medicare, Medicaid and certain other federal and state health care programs. A majority of the Company's clients are reimbursed by private insurers as well as federal and state medical insurance providers. Since the beginning of 1995, governmental agencies have instituted investigations of, and actions against, at least two industry participants for improper billing practices. Although the Company believes that its billing practices, and the billing practices of the Acquired Businesses, are in material compliance with applicable laws and government regulations, given the highly technical nature of this area, there can be no assurance that a change in government regulations, industry practice or an increased focus by governmental agencies on billing practices would not have a material adverse effect on the industry and the Company.


     Health Care Reform. Health care system reform and concerns over rising Medicare and Medicaid costs continue to be high priorities for the federal and certain state governments. Although no comprehensive health care, Medicare or Medicaid reform legislation has yet been implemented, pressures to contain costs and the active discussion and issues raised by the Clinton Administration, Congress and various other groups have impacted the health care delivery system. In October 1995, both the U.S. House of Representatives and the U.S. Senate approved bills that would reshape the Medicare and Medicaid programs. These complex bills as currently passed propose significant reductions in the overall rate of Medicare and Medicaid spending growth. There is active discussion concerning these bills, and the form of any final legislation signed into law could differ significantly from the current bills. The impact of currently proposed legislation on the Company is not readily determinable. However, in their current form, such legislation and proposals, such as reducing the amount reimbursable under Medicare or Medicaid or imposing other price controls on physicians, could have a material adverse effect on the Company, since its revenues are based generally on a percentage of its Physicians' net collections.



     Acquisitions; Need for Capital. The Company's expansion strategy involves both acquisitions and internal growth. There can be no assurance that suitable acquisition candidates will be found, that acquisitions will be consummated on favorable terms or that any such acquisitions will be successfully integrated into the Company's operations. In addition, although the Company typically enters into noncompete agreements with the sellers and other principals of businesses being acquired by the Company, there can be no assurance that such agreements will be honored by those sellers and principals or be effective in preventing competition by those sellers and principals. The Company intends to finance future acquisitions by using cash and debt or equity securities, including shares of its Common Stock. The Company will need additional debt or equity financing to implement its acquisition strategy. There can be no assurance that the Company will be able to obtain financing for such purposes on terms acceptable to the Company. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources' and 'Business -- Acquisitions.'


     Certain Industry and Market Changes. Certain market changes are occurring in the health care market that may continue regardless of whether comprehensive federal or state health care reform legislation is adopted and implemented and that could adversely affect the accounts receivable management services provided by PSS. These market reforms include certain employer initiatives, such as creating purchasing cooperatives and contracting for health care services for employees through managed care companies (including health maintenance organizations), certain provider initiatives, such as risk-sharing among health care providers and managed care companies through capitated contracts and integration of hospitals and physicians into comprehensive delivery systems, and certain payor initiatives, such as new alliances between health care providers and third party payors in which the health care providers are employed by such third party payors. These changes may result in fixed fee schedules or capitation payment arrangements lower than standard charges. Some of these changes may affect the viability of certain billing and collection operations. Because the Company derives its revenue largely based on the fees charged by its Physician clients, reductions in payments to Physicians could have an adverse affect on the Company's operations.

     Competition. The physician business management services business is highly competitive. PSS competes with national, regional and local physician business management services organizations and Physicians that provide their own practice management services. At least one of the Company's competitors has substantially greater resources than PSS.


     Clients of Acquired Businesses. In many cases, the Acquired Businesses have long-established relationships with their clients, which are based largely on personalized service and the clients' identification with the individual owners of each Acquired Business. Although the Company intends to retain the management of the Acquired Businesses, and contracts exist in many cases between the Acquired Businesses and these clients, there can be no assurance that these clients will remain customers of the Acquired Businesses after the Acquisitions, that the clients will renew the contracts upon expiration of their term or that the Company will be able to continue the relationships formed with these clients. A significant loss in clients of the Acquired Businesses would reduce the Company's future revenues and could be materially adverse to the Company.


     Dependence on Senior Management. The Company's success depends upon the continued contributions of its senior management. PSS enters into confidentiality, noncompete and non-solicitation agreements with its key employees. In general, these agreements contain certain covenants on the part of the key employees concerning confidential and proprietary information of PSS and preclude the key employees from soliciting customers or employees of PSS or competing with PSS during a period, typically two years, following termination of employment. The Company maintains 'key man' life insurance policies on the lives of two of its executive officers. These policies provide benefits of $1.0 million upon the deaths of any insured executive officer and name the Company as sole beneficiary. Nevertheless, the loss of services of either of these officers, or other employees of PSS, could have a material adverse effect upon the Company's business.

     Shares Eligible for Future Sale. The 3,000,000 shares being sold in the Offering (without giving effect to any exercise of the over-allotment option) will be freely tradeable unless acquired by affiliates of the Company. The market price of the Common Stock could be adversely affected by the sale of substantial amounts of the Common Stock in the public market following this Offering. Holders of approximately 42.1% of the shares of Common Stock to be outstanding immediately following completion of this Offering (or 38.8% if the over-allotment option is exercised in full) have agreed with the Company and the Underwriters not to sell or otherwise dispose of any such shares of Common Stock or securities convertible into or exercisable for shares of Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of the Representative of the Underwriters. Upon expiration of this period, all such shares may be sold subject to the limitations of and in accordance with Rule 144 under the Securities Act. In addition, holders of approximately 42.7% of the shares of Common Stock to be outstanding immediately following completion of the Offering (or 39.4% if the over-allotment option is exercised in full) have the right to include their shares in certain other registrations of the Company's capital stock. See 'Description of Capital Stock -- Registration Rights.' The Company expects that it will issue shares of Common Stock in connection with future acquisitions. Additional shares of Common Stock, including shares issuable upon exercise of options, will also become eligible for sale in the public market from time to time in the future.


     Control by Existing Stockholders; Benefits of Offering to Existing Stockholders. Following this Offering, the Company's directors, officers and principal stockholders, and certain of their affiliates, will beneficially own approximately 41.6% of the outstanding shares of Common Stock (or 38.3% if the over-allotment option is exercised in full), not including shares issuable upon the exercise of options. As a result of such ownership, these stockholders will be able to control the election of all directors and other actions submitted to a vote of the Company's stockholders. The completion of the Offering will benefit the current stockholders of the Company, including its directors and executive officers, by, among other things, creating a public market for the
Company's Common Stock and thereby increasing the market value of such stockholders investment in the Company. See 'Dilution' and 'Principal Stockholders.' In addition, the current stockholders of the Company will have their pledges of capital stock in the Company released upon repayment of certain indebtedness with a portion of the net proceeds of the Offering. See 'Certain Transactions.'


     Effect of Anti-takeover Provisions. Certain provisions of the Company's Certificate of Incorporation (the 'Certificate of Incorporation') and the Bylaws could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of the Company. Such provisions could limit the price that certain investors might be willing to pay in the future for shares of the Common Stock. Certain of these provisions allow the Company to issue preferred stock with rights senior to those of the Common Stock without any further vote or action by the stockholders. These provisions could also have the effect of delaying or preventing a change in control of the Company. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of Common Stock or could adversely affect the rights and powers, including voting rights, of the holders of the Common Stock. In certain circumstances, such issuance could have the effect of decreasing the market price of the Common Stock. The Company has no current plans to issue shares of preferred stock. In addition, Section 203 of the Delaware General Corporation Law restricts certain business combinations with any 'interested stockholder' as defined by such statute. The statute may have the effect of delaying, deferring or preventing a change in control of the Company. See 'Description of Capital Stock.'

     Pursuant to the Company's proposed 1996 Stock Option Plan, options outstanding thereunder become immediately exercisable upon a 'change in control,' including certain mergers or reorganizations, of PSS. These terms of the Stock Option Plan could adversely affect the likelihood of a change in control of the Company. See 'Management -- Stock Option Plan.'

     No Prior Market; Possible Volatility of Stock Price. Prior to this Offering, there has been no public market for the Common Stock and there can be no assurance that an active public market for the Common Stock will develop or continue after this Offering or that the market price of the Common Stock will not decline below the initial public offering price. The initial public offering price of the Common Stock was determined by negotiations between the Company and the Representative of the Underwriters, and may not be indicative of the market price for the Common Stock after this Offering.

See 'Underwriting' for factors to be considered in determining the initial public offering price. From time to time after this Offering, there may be significant volatility in the market price of the Common Stock. Quarterly operating results of the Company, changes in general conditions in the economy or the health care industry, or other developments affecting the Company or its competitors, could cause the market price of the Common Stock to fluctuate substantially. The equity markets have, on occasion, experienced significant price and volume fluctuations that have affected the market prices for many companies' securities and that have often been unrelated to the operating performance of these companies. Concern about the potential effects of health care reform measures has contributed to the volatility of stock prices of companies in health care and related industries and may similarly affect the price of the Common Stock following this Offering. Any such fluctuations that occur following completion of this Offering may adversely affect the market price of the Common Stock.

     Immediate and Substantial Dilution. The purchasers of the shares of Common Stock offered by this Prospectus will experience immediate and substantial dilution in the net tangible book value of their shares of Common Stock. See 'Dilution.' In the event that the Company issues additional Common Stock in the future, including shares that may be issued in connection with future acquisitions, purchasers of Common Stock in this Offering may experience further dilution in the net tangible book value per share of the Common Stock.

     Dividend Policy. For the foreseeable future, it is expected that earnings, if any, which may be generated from PSS's operations will be used to finance the growth of PSS, and that cash dividends will not be paid to holders of Common Stock. See 'Dividend Policy.' The Company's existing loan agreement, which will be terminated upon completion of the Offering, restricts the Company's ability to pay dividends. In addition, under the terms of the Company's 10% Preferred Stock, Series A and Series B, which will be redeemed upon completion of the Offering, the Company is prohibited from declaring or paying any dividend on the Common Stock as long as any shares of such preferred stock are outstanding. The Company currently is engaged in negotiations with certain banks, including its existing bank lender, to provide a line of credit primarily for acquisitions. Although there can be no assurance that such an agreement will be entered into, the Company anticipates that any such agreement will restrict its ability to pay dividends.

                                  THE COMPANY

     PSS was formed in 1991 as the successor to a business founded in 1983. The Company's principal executive offices are located at Route 230 and Eby-Chiques Road, Mt. Joy, Pennsylvania 17552 and its telephone number is (717) 653-5340.

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the shares of Common Stock offered by this Prospectus, after deducting estimated underwriting discounts and expenses payable by the Company in connection with this Offering, are estimated to be approximately $27,100,000 ($31,285,000 if the Underwriters' over-allotment option is exercised in full) assuming an initial public offering price of $10.00 per share.


     Simultaneously with, and as a condition to, the Offering, the Company will purchase the Acquired Businesses for an aggregate consideration of $11,500,000 in cash. Of that amount, $9,500,000 is payable upon the completion of the Acquisitions. The Company intends to apply $9,500,000 of the net proceeds of the Offering to pay the initial amount of the purchase price for the Acquired Businesses and apply an aggregate of $2,000,000 of the net proceeds of the Offering (which, pending its use, will be held with the Company's general corporate funds) to payments due in connection with the acquisition of one of the Acquired Businesses during the first 12 months following consummation of the Offering. An additional $150,000 may be payable on the second anniversary of the Acquisitions in connection with the purchase of one of the Acquired Businesses, subject to the retention of clients. For a further description of the Acquired Businesses and the consideration being given for them, see 'Business -- Acquired Businesses.'


     Approximately $11,100,000 of the net proceeds will be used to retire short- and long-term debt outstanding of PSS. Such debt currently bears interest at rates ranging from 6.64% to 13%, with a weighted average rate of 9.03% per annum and otherwise would mature between August 31, 1997 and August 31, 1998.

     Approximately $2,932,000 of the net proceeds will be used to redeem the Company's 10% Preferred Stock, Series A and Series B.


     The remaining net proceeds of $1,568,000 will be used for working capital and other general corporate purposes, which are expected to include future acquisitions. In addition, the Company currently is engaged in negotiations with certain banks, including its existing bank lender, to provide a line of credit to be used primarily for acquisitions. The Company has received two proposals to provide it with a line of credit of up to $12.0 million and $15.0 million, respectively. The Company intends to evaluate these proposals. However, there can be no assurance that such a line of credit will be made available to the Company or made available on favorable terms. Although PSS currently is engaged in discussions with several acquisition candidates, no acquisition, other than the Acquisitions, currently is pending and no letter of intent, agreement or other understanding exists regarding any other acquisition. Other than the Acquisitions, no portion of the proceeds of this Offering have been allocated for any acquisition. Pending such uses, the Company intends to invest the net proceeds of this Offering in short-term, interest bearing, investment grade securities.


                                DIVIDEND POLICY


     For the foreseeable future, it is expected that earnings, if any, which may be generated from the Company's operations will be used to finance the growth of PSS, and that cash dividends will not be paid to holders of Common Stock. The Company's existing loan agreement (which will be terminated upon completion of the Offering) also restricts the Company's ability to pay dividends. In addition, under the terms of the Company's 10% Preferred Stock, Series A and Series B (which will be redeemed upon completion of the Offering), the Company is prohibited from declaring or paying any dividend on the Common Stock as long as any shares of such preferred stock are outstanding. Any future determination to pay cash dividends on Common Stock will be at the discretion of the Board of Directors and will be dependent upon the Company's financial condition, results of operations, capital requirements and such other factors as the Board of Directors deems relevant. The Company currently is engaged in negotiations with certain banks, including its existing bank lender, to provide a line of credit primarily for acquisitions. See 'Business -- Acquisitions.' The Company has received two proposals to provide it with a line of credit of up to $12.0 million and $15.0 million, respectively. The Company intends to evaluate these proposals. Although there can be no assurance that such an agreement will be entered into, the Company anticipates that any such agreement will restrict its ability to pay dividends.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company at September 30, 1995, (i) on an actual basis and (ii) on a pro forma basis to reflect (A) the repayment of approximately $11,100,000 of debt of PSS, (B) the redemption of approximately $2,382,000 in the Company's 10% Preferred Stock, Series A and Series B (which excludes the redemption of an additional $550,000 in the Company's Preferred Stock, Series A, that was issued in December 1995), and (C) the sale by the Company of 3,000,000 shares of Common Stock in the Offering (at an assumed initial public offering price of $10.00 per share) and the application of the estimated net proceeds therefrom.


                                                                                         SEPTEMBER 30, 1995
                                                                                      -------------------------
                                                                                      ACTUAL          PRO FORMA
                                                                                      -------         ---------
                                                                                       (DOLLARS IN THOUSANDS)
Current portion of long-term debt.............................................        $ 1,995          $ --

NCHC Deferred Purchase Payment -- Current(1)..................................          --               1,912

Bank debt.....................................................................          3,894            --
Subordinated notes............................................................         10,331            5,500
                                                                                      -------         ---------
  Total long-term debt(2).....................................................         14,225            5,500

Redeemable Preferred Stock:
10% Preferred Stock, Series A, $.01 par value, 4,700 shares authorized and
  2,382.032 shares outstanding prior to Offering(3)...........................          1,191            --

10% Preferred Stock, Series B, $.01 par value, 3,200 shares authorized and
  2,382.032 shares outstanding prior to Offering..............................          1,191            --

Stockholders' Equity:
Preferred Stock, $.01 par value, 10,000,000 shares authorized after Offering
  and no shares outstanding...................................................          --               --

Common Stock, $.001 par value, 100,000,000 shares authorized, 2,240,000 shares
  outstanding, 5,240,000 shares outstanding Pro Forma(4)......................              2                5

Additional paid-in capital....................................................            126           27,223

Retained earnings/(Deficit)...................................................         (3,557)          (3,557)
                                                                                      -------         ---------

Total stockholders' equity....................................................         (3,429)          23,671
                                                                                      -------         ---------

Total capitalization..........................................................        $15,173          $31,083
                                                                                      -------         ---------
                                                                                      -------         ---------


------------

(1) Represents the balance of the purchase price for the NCHC Group, payable in 12 monthly installments after consummation of the Offering. See note 2(h) on Page F-40.

(2) Following completion of the Offering, the Company's long-term debt will consist of a 7.1% subordinated note due 2003.
(3) Excludes 1,100 shares of 10% Preferred Stock, Series A, issued in December 1995 to Hillside Capital Incorporated, a record holder of more than 5% of the Common Stock, in consideration for an aggregate of $550,000 in cash. Such shares will be redeemed for approximately $550,000 with a portion of the net proceeds of the Offering.
(4) Excludes 853,500 shares of Common Stock reserved for future issuance under the Company's proposed stock option plan. It is anticipated that options to purchase up to 85,350 shares of Common Stock will be granted as of completion of the Offering. See 'Management -- Stock Option Plan.'

                                    DILUTION


     The net tangible book value of the Company at September 30, 1995 was a deficiency of approximately $(15,917,286), or $(7.11) per share of Common Stock. Net tangible book value per share represents the amount of the Company's net tangible assets less total liabilities divided by the number of shares of Common Stock outstanding at that date. After giving effect to the sale of the 3,000,000 shares of Common Stock offered hereby at an assumed initial public offering price of $10.00 per share, and after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company, the Company's pro forma net tangible book value at September 30, 1995 would have been $1,306,714 or $0.25 per share. This represents an immediate increase in the net tangible book value of $7.36 per share to existing stockholders and an immediate dilution of $9.75 per share to new investors purchasing shares in this Offering. The following table illustrates this per share dilution:



Assumed initial public offering price per share............                $10.00
Net tangible book deficiency per share at September 30,
  1995.....................................................   $(7.11)
                                                              ------
Increase per share attributable to new investors...........   $ 7.36
Pro forma net tangible book value per share after the
  Offering.................................................                  0.25
                                                                           ------
Net tangible book value dilution per share to new
  investors................................................                $ 9.75
                                                                           ------
                                                                           ------


     The following table summarizes, on a pro forma basis as of September 30, 1995, the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid by the existing stockholders and by the new investors at an assumed initial public offering price of $10.00 per share:

                        SHARES PURCHASED           TOTAL CONSIDERATION
                     ----------------------      ------------------------      AVERAGE PRICE
                      NUMBER        PERCENT        AMOUNT         PERCENT        PER SHARE
                     ---------      -------      -----------      -------      -------------
Existing
  Stockholders...    2,240,000        42.7%      $   128,000         0.4%         $  0.06

New Investors....    3,000,000        57.3        30,000,000        99.6            10.00
                     ---------      -------      -----------      -------

Total............    5,240,000       100.0%      $30,128,000       100.0%
                     ---------      -------      -----------      -------
                     ---------      -------      -----------      -------

                     SELECTED FINANCIAL AND PRO FORMA DATA


     The Company commenced operations in August 1991. Financial statements for the Company's predecessor are not available for periods or as of dates before August 1991. The Selected Financial Data for each of the periods and as of each period end in the three-year period ended December 31, 1994 and nine-month period ended September 30, 1995 have been derived from the consolidated financial statements of the Company audited by Deloitte & Touche LLP, independent auditors, which appear elsewhere in this Prospectus. The Selected Financial Data for the nine months ended September 30, 1994 have been derived from unaudited financial statements of the Company included elsewhere in this Prospectus. The Selected Financial Data for the four months ended and as of December 31, 1991 have been derived from unaudited financial statements of the Company not included elsewhere in this Prospectus. These unaudited statements have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of management, contain all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of the financial position and results of operations for the periods presented. Operating results for the nine months ended September 30, 1995 are not necessarily indicative of the results that may be expected for the entire year.


     The selected unaudited pro forma financial data give effect to (i) the acquisitions by the Company of the Acquired Businesses (North Coast Health Care Management, Inc., North Coast Account Systems, Inc. and Medical Dental Invoicing Services, Inc. (collectively, the 'NCHC Group'), Medical Management Support, Inc. ('MM Support') and Data Processing Systems, Inc. ('DPS')) effective upon the completion of this Offering and (ii) the sale of 3,000,000 shares of Common Stock offered by the Company at an assumed initial public offering price of $10.00 per share and the application of the estimated net proceeds therefrom as described under 'Use of Proceeds'. The acquisitions of the NCHC Group, MM Support and DPS will be accounted for as purchases. The unaudited pro forma financial information is derived from the historical financial statements of the Company, the NCHC Group, MM Support and DPS and estimates and assumptions set forth in the unaudited Pro Forma Financial Information and notes thereto included elsewhere in this Prospectus.

     The unaudited pro forma balance sheet data gives effect to the acquisitions by the Company of the NCHC Group, MM Support and DPS as if such acquisitions had occurred on September 30, 1995. Such pro forma balance sheet data is derived from the audited consolidated balance sheet data of the Company as of September 30, 1995, included elsewhere in this Prospectus, as well as the audited balance sheets of the NCHC Group and MM Support as of September 30, 1995, included elsewhere in this Prospectus, and the unaudited balance sheet of DPS as of September 30, 1995.

     The unaudited pro forma income statement data present unaudited pro forma results of operations for the year ended December 31, 1994 and nine months ended September 30, 1995. For purposes of the unaudited pro forma income statement data, the acquisitions by the Company of the Acquired Businesses are included as if such acquisitions had occurred on January 1, 1994. The unaudited pro forma income statement data for the year ended December 31, 1994 is derived from the audited consolidated statement of operations of the Company for the year ended December 31, 1994 and the audited statements of operations of NCHC Group and MM Support for the year ended December 31, 1994 included elsewhere in this
Prospectus, as well as the unaudited statements of operations of DPS for the year ended December 31, 1994. The unaudited pro forma income statement data for the nine months ended September 30, 1995 is derived from the audited consolidated income statement data of the Company for the nine months ended September 30, 1995 and the audited statements of operations of NCHC Group and MM Support for the nine months ended September 30, 1995 included elsewhere in this Prospectus and the unaudited statement of operations of DPS for the nine months ended September 30, 1995.

     Pro forma adjustments are based upon preliminary estimates, available information and certain assumptions that management deems appropriate. The unaudited pro forma financial data presented herein are not necessarily indicative of the results the Company would have obtained had such events occurred at the beginning of the period, as assumed, or of the future results of the Company. The selected unaudited pro forma financial data should be read in conjunction with the other financial statements and notes thereto included elsewhere in this Prospectus.

                     SELECTED FINANCIAL AND PRO FORMA DATA
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


                                                                                               NINE MONTHS ENDED
                      FOUR MONTHS                YEAR ENDED DECEMBER 31,                         SEPTEMBER 30,
                         ENDED       -----------------------------------------------   ---------------------------------
                      DECEMBER 31,                                        PRO FORMA                            PRO FORMA
                          1991         1992       1993(1)      1994        1994(2)       1994        1995       1995(2)
                      ------------   ---------   ---------   ---------   -----------   ---------   ---------   ---------
Income statement
  data:
Revenue.............     $2,474      $   8,123   $  13,080   $  18,773     $26,897     $  14,789   $  14,631    $20,841
Operating expenses:
     Salaries and
       wages........        909          3,101       5,898       8,866      12,214         6,552       7,234     10,076
     General and
   administrative...        597          2,021       4,291       6,723       9,349         5,121       5,020      6,748
     Depreciation
       and
     amortization...        562          1,781       2,566       3,349       4,124         2,522       2,549      3,119
                      ------------   ---------   ---------   ---------   -----------   ---------   ---------   ---------
          Total
           operating
          expenses..      2,068          6,903      12,755      18,938      25,687        14,196      14,802     19,943
                      ------------   ---------   ---------   ---------   -----------   ---------   ---------   ---------
Income (loss) from
  operations........        406          1,221         325        (165)      1,210           593        (171)       898
Other expenses:
     Interest
       expense......        370          1,043       1,262       1,526         590         1,149       1,059        437
     Other, net.....     --                (10)         38         186         176           189          (3)        34
                      ------------   ---------   ---------   ---------   -----------   ---------   ---------   ---------
          Total
            other
         expenses...        370          1,033       1,300       1,712         766         1,338       1,056        471
                      ------------   ---------   ---------   ---------   -----------   ---------   ---------   ---------
Income (loss) before
  income taxes
  (benefit).........         36            187        (975)     (1,877)        444          (745)     (1,227)       427
Income taxes
  (benefit).........         40            171        (303)       (810)        118          (382)       (286)       374
                      ------------   ---------   ---------   ---------   -----------   ---------   ---------   ---------
Net income (loss)...     $   (4)     $      16   $    (672)  $  (1,067)                $    (363)  $    (942)
                      ------------   ---------   ---------   ---------                 ---------   ---------
                      ------------   ---------   ---------   ---------                 ---------   ---------
Net (loss) per
  share.............                 $   (0.08)  $   (0.40)  $   (0.58)                $   (0.24)  $   (0.51)
                                     ---------   ---------   ---------                 ---------   ---------
                                     ---------   ---------   ---------                 ---------   ---------
Weighted average
  shares
  outstanding(3)....                 2,240,000   2,240,000   2,240,000                 2,240,000   2,240,000
                                     ---------   ---------   ---------                 ---------   ---------
                                     ---------   ---------   ---------                 ---------   ---------
Pro forma net income
  (loss)............                                                       $  $326                              $    53
                                                                         -----------                           ---------
                                                                         -----------                           ---------
Pro forma net income
  (loss) per
  share.............                                                       $   .06                              $   .01
                                                                         -----------                           ---------
                                                                         -----------                           ---------
Pro forma weighted
  average shares
  outstanding(3)....                                                     5,240,000                             5,240,000



                                       DECEMBER 31,                        SEPTEMBER 30, 1995
                       --------------------------------------------    ---------------------------
                          1991         1992       1993       1994        ACTUAL       PRO FORMA(2)
                       -----------    -------    -------    -------    -----------    ------------
                                                 (DOLLARS IN THOUSANDS)
Balance sheet data:
     Working capital
     (deficiency)...     $   484      $   362    $   305    $  (218)     $(1,351)       $  4,384
     Property and
       equipment,
       net..........       2,134        1,952      3,512      2,983        2,578           2,965
     Total assets...      13,688       13,951     25,768     22,733       21,618          38,316
     Long-term
       liabilities,
       net of
       current
       portion......       9,125        9,001     19,394     17,143       15,463           6,749
     Redeemable
       preferred
       stock........       2,000        2,000      2,000      2,120        2,382          --
     Stockholders'
       equity
     (deficiency)...         124          (60)      (932)    (2,226)      (3,429)         23,671


------------

(1) The results for the year ended December 31, 1993 include the results of Spring Anesthesia Group from the date of acquisition, August 1, 1993, through December 31, 1993.

(2) The pro forma data gives effect to: (a) the acquisition of NCHC Group, MM Support and DPS and (b) the sale of the shares of Common Stock offered hereby and the application of the net proceeds thereof as described in 'Use of Proceeds' as if each had occurred at the beginning of the periods presented. In addition, the pro forma information is based on available information and certain assumptions and adjustments. See Notes 1 and 2 to the Pro Forma Financial Statements.


(3) Weighted average shares outstanding includes 2,240,000 shares outstanding prior to the Offering after adjustment to reflect the 1,400-for-one stock split which will occur prior to completion of the Offering. In addition, pro forma weighted average shares outstanding includes 3,000,000 shares being sold in connection with the Offering. Weighted average shares outstanding and pro forma weighted average shares outstanding do not include any shares reserved for future issuance under the Company's proposed stock option plan.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

     The following discussion of the results of operations and financial condition of the Company should be read in conjunction with the Company's unaudited pro forma financial information and the audited financial statements and the notes thereto included elsewhere in this Prospectus.

OVERVIEW


     The Company is a leading provider of business management services to hospital-affiliated physicians. The Company was incorporated in April 1991 for the purpose of acquiring substantially all of the assets of a business founded in 1983. In August 1993, the Company purchased the stock of Spring Anesthesia Group, Inc. ('Spring'), a provider of business management services to physicians primarily in California and Arizona. The Company generally is compensated with a management fee based upon a percentage of its clients' net collections. The Company's management fee typically ranges from 3% to 15% and is based upon a number of factors, including the type of physician specialty involved, the range of services to be provided by the Company, an analysis of the collectability of a client's accounts receivable portfolio and an estimate of the costs of such collection. The Company estimates that its average management fee (on a weighted average basis) charged in 1994 for business management services was approximately 7.3% of its clients' net collections. In providing its clients with accounts receivable management services, the Company manages the billing process for its clients, including preparation and follow-up on bills from Physicians for medical services provided by Physicians to their patients.



     The Company has entered into agreements to acquire the Acquired Businesses simultaneously with the completion of the Offering. The pro forma financial statements give effect to (i) the Acquisitions by the Company of the Acquired Businesses, (ii) the sale of shares of Common Stock offered hereby and (iii) the application of the proceeds therefrom as described under 'Use of Proceeds.' Pro forma results for the year ended December 31, 1994 and the nine months ended September 30, 1995 assume the Acquisitions occurred on January 1, 1994. The Acquired Businesses are engaged in providing physician business management services to Physicians in a variety of specialities, including anesthesiology and emergency room medicine. See 'Business -- Acquired Businesses.' The Acquired Businesses had net income for the year ended December 31, 1994 and for the nine months ended September 30, 1995 of $973,000 and $626,000, respectively, in the aggregate. As of September 30, 1995, working capital for the Acquired Businesses was $1.1 million in the aggregate.


     To date, the Company's consolidated financial statements have accounted for acquisitions on a purchase basis and, accordingly, do not reflect the operating results of the businesses that were acquired prior to the date of their acquisition by the Company. The purchase of the Acquired Businesses also will be accounted for on this basis. This accounting treatment results in goodwill being recorded by the Company at the time of each transaction reflecting the difference between the market value of the assets acquired and the price paid, which is amortized over 20 years. A significant portion of the amortization unrelated to goodwill, but associated with the purchase accounting in connection with the Company's acquisition in 1991, will be fully amortized as of August 1996. In connection with the acquisition of the Acquired Businesses, the Company will record a significant amount of intangible assets, including goodwill, which will be amortized over future periods.

     As a result of the purchase of Spring in 1993, the Company's operating margins were reduced due primarily to Spring's lower margins as compared to PSS. Furthermore, with the acquisition of Spring, the Company established a $2,000,000 reserve for the relocation, consolidation and improvement of the Spring operations. Such reserve was an estimate of the costs of consolidating operations of the Spring billing offices into one new location in a lower cost area and modifying the operating approach to include elements of the PSS methodology. In addition, the Company's operating income margins in 1994 and 1995 were negatively affected by the reorganization of Spring due to costs incurred by the Company not included in the operating improvement reserve. As part of that reorganization, the Company closed 11 offices, maintained three offices and opened a new centralized office in Stockton, California, which became Spring's headquarters. Operating income margins in 1994 and 1995 also reflect certain operational and sales and marketing initiatives launched in 1994 and 1995, which adversely affected total Company operating income margins. In addition, the Company believes that the uncertainty in the marketplace as a result of the Clinton Administration's 1993 health care reform discussions influenced a number of physician groups to postpone making decisions regarding their business management services in 1993, which continued into 1994.


     The Company intends to expand its business through internal growth and by acquiring other companies engaged in providing physician business management services. The Company looks for acquisition candidates that focus on high-quality service to clients. The Company also evaluates acquisition opportunities on the basis of the acquisition candidate's management team, geographic market and medical specialties served, as well as its database capabilities, if any. The Company does not currently anticipate acquiring other businesses where significant consolidation or staff reductions would be required, although acquisition candidates must be evaluated on a case-by-case basis. Although there can be no assurance that it will not do so, Company is not aware of significant additional operating costs that it will incur associated with the Acquired Businesses.


RESULTS OF OPERATIONS

     The following table sets forth, for the periods presented, the percentages of net revenues represented by certain items reflected in the Company's statement of operations.

                                                                 PERCENTAGE OF NET REVENUES
                                            ---------------------------------------------------------------------
                                                                                      NINE MONTHS ENDED SEPTEMBER
                                                   YEAR ENDED DECEMBER 31,                        30,
                                            -------------------------------------     ---------------------------
                                                                          1994                            1995
                                            1992      1993      1994    PRO FORMA     1994      1995    PRO FORMA
                                            -----     -----     -----   ---------     -----     -----   ---------


Net revenues............................    100.0%    100.0%    100.0%    100.0%      100.0%    100.0%    100.0%
Salaries, general and administrative
  expenses..............................     63.0      77.9      83.0      80.2        78.9      83.7      80.7
                                            -----     -----     -----   ---------     -----     -----   ---------
Income before interest, taxes,
  depreciation and amortization.........     37.0      22.1      17.0      19.8        21.1      16.3      19.3
Depreciation and amortization...........     21.9      19.6      17.8      15.3        17.1      17.4      15.0
Interest expense, net...................     12.8       9.6       8.1       2.5         7.8       7.3       2.3
Other, net..............................     --         0.4       1.1       0.6         1.2      --         0.3
                                            -----     -----     -----   ---------     -----     -----   ---------
Income (loss) before income taxes
  (benefit).............................      2.3      (7.5)    (10.0)      1.4        (5.0)     (8.4)      1.7
Income taxes, (benefit).................      2.1      (2.3)     (4.3)      0.4        (2.6)     (2.0)      1.6
                                            -----     -----     -----   ---------     -----     -----   ---------
Net income (loss).......................      0.2%     (5.1)%    (5.7)%     1.0%       (2.4)%    (6.4)%     0.1%
                                            -----     -----     -----   ---------     -----     -----   ---------
                                            -----     -----     -----   ---------     -----     -----   ---------


REVENUES

YEARS ENDED DECEMBER 31, 1992, 1993 AND 1994


     The Company's revenues increased 61% from $8,123,000 for the year ended December 31, 1992 to $13,080,000 for the year ended December 31, 1993. Revenues in 1994 increased 44% from 1993 to $18,773,000 for the year ended December 31, 1994. The Company generally is compensated with a management fee based upon a percentage of its clients' net collections, which percentage is determined after considering a broad range of factors, including the medical specialty of the client and the nature of the services to be provided. The Company's revenues increased during 1993 and 1994 due primarily to the Company's acquisition of Spring in August 1993. The rate of growth in revenues slowed between the years ended December 31, 1992 to 1993 and the years ended December 31, 1993 to 1994 due in part to a general reduction in the amount of the management fee charged by the Company and an increased emphasis on the retention of existing client relationships rather than an allocation of resources to new client development.

NINE MONTHS ENDED SEPTEMBER 30, 1994 AND 1995


     For the nine months ended September 30, 1994, revenues were $14,789,000. Revenues declined 1% from the first nine months in 1994 to $14,631,000 for the nine months ended September 30, 1995 as a result of a general reduction in the average management fee percentage charged by the Company. This reduction, which was made, in part, based on an evaluation by the Company of its overall fee structure and, in part, to further strengthen client relationships, offset the positive impact of new clients that began doing business with the Company during the first nine months of 1995. The Company believes that its management fees are competitive with other service providers. However, there can be no assurance that lower fees will not be required to remain competitive.


PRO FORMA


     The Company's actual revenues of $18,773,000 for the year ended December 31, 1994 increase 43% on a pro forma basis to $26,897,000 after giving effect to the Acquisitions. The increase is due to the additional revenues of the Acquired Business reflected in the pro forma results. Historical revenues of $14,631,000 for the nine months ended September 30, 1995 also increase 42% to $20,841,000 on a pro forma basis. The increase is due to the additional revenues from an increase in the volume of business attributable to the Acquired Businesses and reflected in the pro forma results. In addition to providing accounts receivable management and other services similar to those provided by the Company, certain Acquired Businesses provide services not historically offered by the Company, such as consulting services to MSOs, in the case of the NCHC Group. The provision of these additional services provides the Company the opportunity to receive revenue from new sources, although there can be no assurance that such services will be provided or provided on a cost-effective basis.


SALARIES AND WAGES; GENERAL AND ADMINISTRATIVE

YEARS ENDED DECEMBER 31, 1992, 1993 AND 1994

     Salaries and wages consist of all wages and other employee compensation. Salaries and wages increased 90% from $3,101,000 for the year ended December 31, 1992 to $5,898,000 for the year ended December 31, 1993. Salaries and wages increased 50% from 1993 to $8,866,000 for the year ended December 31, 1994. Salaries and wages increased during these periods due to the increase in the Company's total personnel from the Spring acquisition. These increases further reflect increased salary expense attributable to the addition of staff throughout the Company and an increase in the sales force and client representatives at Spring. In addition, the Company's salary expense increased during these periods as the Company increased its level of service, broadened the types of medical specialties served and expanded its business beyond its original base in the Middle Atlantic states.

     General and administrative expenses increased 112% from $2,021,000 for the year ended December 31, 1992 to $4,291,000 for the year ended December 31, 1993. These expenses increased by 57% from 1993 to $6,723,000 for the year ended December 31, 1994. These increases are due to the reasons described above for increases in salaries and wages during the same periods.

NINE MONTHS ENDED SEPTEMBER 30, 1994 AND 1995

     Salaries and wages increased 10% from $6,552,000 for the nine month period ended September 30, 1994 to $7,234,000 for the nine months ended September 30, 1995. This increase was caused by greater processing volume due to the addition of clients and increased service requirements of clients. General and administrative expenses declined 2% from $5,121,000 for the nine months ended September 30, 1994 to $5,020,000 for the corresponding 1995 period. This decrease was due in large part to the consolidation of the Spring operations. The Company has made significant, and expects to continue to make certain, operating expenditures, including investments in systems and technology in order to improve its operating efficiencies and enhance its services offered to clients.

PRO FORMA

     The Company's salaries and wages of $8,866,000 for the year ended December 31, 1994 increase 39% to $12,214,000 on a pro forma basis. For the nine months ended September 30, 1995, wages and salaries increase by 39% from $7,234,000 on a historical basis to $10,076,000 on a pro forma basis. These increases reflect the personnel gained with the Acquired Businesses. General and administrative expenses also increase 39% from $6,723,000 for the year ended December 31, 1994 to $9,349,000 on a pro forma basis for the year ended December 31, 1994. These expenses also increase 34% for the nine months ended September 30, 1995 from $5,020,000 on a historical basis to $6,748,000 on a pro forma basis. These increases reflect the additional general and administrative expenses associated with the Acquired Businesses.

DEPRECIATION AND AMORTIZATION; INTEREST EXPENSE, OTHER (NET) AND INCOME TAXES

YEARS ENDED DECEMBER 31, 1992, 1993 AND 1994

     The Company's depreciation and amortization increased 44% from $1,781,000 for the year ended December 31, 1992 to $2,566,000 for the year ended December 31, 1993 and 31% from 1993 to $3,349,000 for the year ended December 31, 1994. These increases were due largely to the higher levels of depreciation and amortization associated with the acquisition of Spring in August 1993. The Company's interest expense represents its cost of borrowings, net of earned interest income. The Company's other expenses consist of losses on dispositions of equipment and other miscellaneous expense items. The Company's interest and other expenses increased by 26% from $1,033,000 for the year ended December 31, 1992 to $1,300,000 for the year ended December 31, 1993. These expenses also increased 32% from 1993 to $1,712,000 for the year ended December 31, 1994. These increases were due primarily to the additional debt incurred in August 1993 in connection with the Company's acquisition of Spring. Due to the charges for depreciation and amortization resulting from purchase accounting for the Company's acquisitions, the Company has paid no federal income taxes and has generated income tax benefits of $303,000 in the year ended December 31, 1993 and $810,000 in the year ended December 31, 1994.

NINE MONTHS ENDED SEPTEMBER 1994 AND 1995

     The Company's depreciation and amortization increased 1% from $2,522,000 for the nine months ended September 30, 1994 to $2,549,000 for the nine months ended September 31, 1995. This increase was due primarily to the purchase of additional equipment, furniture and leasehold improvements. The Company's interest and other expenses declined by 21% from $1,338,000 for the nine months ended September 30, 1994 to $1,056,000 for the nine months ended September 30, 1995. This decline was due to the decrease in debt of the Company resulting from certain scheduled repayments of debt. The Company's income tax benefit decreased from $382,000 for the nine months ended September 30, 1994 to $286,000 for the corresponding 1995 period. This decrease was primarily due to the inclusion in the tax benefit in the nine months ended September 1994 of a change in the state tax law allowing previously disallowed prior year state net operating loss deductions with no corresponding item in the nine months ended September 1995.

PRO FORMA


     On a pro forma basis, the Company's depreciation and amortization for the year ended December 31, 1994 increases 23% from $3,349,000 on a historical basis to $4,124,000. The Company's depreciation and amortization for the nine months ended September 30, 1995 of $2,549,000 also increases by 22% to $3,119,000 on a pro forma basis. These increases are due largely to higher levels of depreciation and amortization associated with the acquisition of the Acquired Businesses.



     The Company's interest and other expenses for the year ended December 31, 1994 of $1,712,000 on a historical basis decline by 55% to $766,000 on a pro forma basis. The Company's interest and other expenses of $1,056,000 for the nine months ended September 30, 1995 also decline by 50% to $528,000 on a pro forma basis due to the reduced interest expense resulting from the repayment of debt upon completion of the Offering. After giving effect to the Offering, the Company's income tax benefit would be reduced from $810,000 for the year ended December 31, 1994 to an income tax expense of $118,000 on a pro forma basis. On a pro forma basis, the Company's income tax expense changes from an income tax benefit of $286,000 to an income tax expense of $374,000 for the nine months ended September 30, 1995. This increase in tax expense is attributable primarily to the factors described above.


NET INCOME (LOSS)

YEARS ENDED DECEMBER 31, 1992, 1993 AND 1994

     The Company's net income declined from $16,000 for the year ended December 31, 1992 to a loss of $672,000 for the year ended December 31, 1993 and declined 59% from 1993 to a loss of $1,067,000 for the year ended December 31, 1994. The changes (losses) in net income resulted principally from the matters discussed above.

NINE MONTHS ENDED SEPTEMBER 30, 1994 AND 1995


     The Company's net loss increased 159% from $363,000 for the nine months ended September 30, 1994 to $942,000 for the nine months ended September 30, 1995. This increase was due to the management fee reductions and operating expense increases outlined above, which were largely in connection with the acquisition of Spring while its operations were being consolidated into three offices and one centralized processing facility. In addition, the increase in operating expenses for the nine months ended September 30, 1995 reflected increased salaries and wages of approximately $700,000 from the corresponding period in 1994. This increase was attributable to an increased volume of business in the Company's Mt. Joy, Pennsylvania office, the hiring of additional personnel, particularly in connection with Spring's marketing activities, and an increase in salary levels generally.


PRO FORMA


     The Company's net income for the year ended December 31, 1994 increases by $1,393,000 from the Company's actual net loss of $1,067,000 to $326,000 of net income on a pro forma basis (See notes 2(f) through 2(j) of the Notes to Pro Forma Financial Information). The Company's pro forma net loss for the nine months ended September 30, 1995 also would be reduced from the Company's historical nine-month loss of $942,000 to net income of $53,000 on a pro forma basis (See notes 2(f) through 2(j) of the Notes to Pro Forma Financial Information). These decreases in the net loss primarily are attributable to the additional revenues generated by the Acquired Businesses and the reduction in the Company's interest expense due to the repayment of certain indebtedness with a portion of the net proceeds of the Offering.


LIQUIDITY AND CAPITAL RESOURCES

     Since its inception in 1991, the Company has financed its operations through the sale of equity securities, borrowings under credit arrangements and internally generated funds.

     The Company's operating activities provided net cash of $1,375,000, $1,685,000 and $1,946,000 for the years ended December 31, 1992, 1993 and 1994, respectively. Net cash of $1,194,000 and $52,000 was generated by the Company's operating activities during the nine months ended September 30, 1994 and 1995, respectively.


     At September 30, 1995, the Company had a working capital deficiency of $1,351,000. This working capital deficiency was caused primarily by increased short-term borrowings and related expenditure for items related to operating improvements at Spring, capital expenditures and principal payments on long-term debt and capital leases. To address its working capital deficiency, the Company sold 1,100 shares of 10% Preferred Stock, Series A to Hillside Capital Incorporated ('Hillside') for an aggregate consideration of $550,000 and increased its available borrowing capacity under its line of credit from $400,000 to $600,000. The Company intends to use the proceeds of its preferred stock sale, which shares will be redeemed with a portion of net proceeds from the Offering, for general working capital purposes. Although there can be no assurance that it will not do so, the Company does not anticipate incurring significant additional operating costs in connection with the Acquired
Businesses, as no significant integration with respect to the Acquired Businesses is planned.

     The Company's unbilled accounts receivable were 68%, 72% and 73% of total accounts receivable as of December 31, 1993, December 31, 1994 and September 30, 1995, respectively, and 15%, 17% and 27% of revenues for the years ended December 31, 1993 (pro forma -- see footnote 3 to the Company's consolidated financial statements), and December 31, 1994 and the nine months ended September 30, 1995, respectively. The unbilled accounts receivable result from the Company's recognition of revenue when substantially all services to be performed by the Company (except the collection of the client's accounts receivable from patients) have been completed. The significant amount of unbilled receivables in each period results from the collection period of the client's accounts receivable from patients, which ranged from approximately 60 to 75 days for the year ended December 31, 1994.



     The Company expects the unbilled accounts receivable of the Acquired Businesses to have a positive effect on its expected pro forma consolidated cash inflows. Such cash inflows will commence immediately after the Company purchases the Acquired Businesses. Such amounts will be offset by the development of new unbilled accounts receivables generated in the ordinary course of business.


     For the years ended December 31, 1992, 1993 and 1994, the Company made capital expenditures of $140,000, $130,000 and $535,000, respectively. Since 1992, the Company has made significant information technology system upgrades and improvements. The Company's capital expenditures for the nine months ended September 30, 1994 and 1995 were $184,000 and $396,000, respectively. These expenditures reflect the continued investment in technology improvements and include costs related to certain leasehold improvements and acquisitions of other office equipment and furnishings. The Company's capital expenditures for the first nine months in 1995 also reflect start-up costs associated with servicing new clients from a new office in Florida.


     On a pro forma basis at September 30, 1995, after giving effect to the Offering and the application of the net proceeds as set forth in 'Use of Proceeds,' the Company had working capital of approximately $4.4 million (See notes 1(a) through 1(e) of the Notes to the Pro Forma Financial Information). Based upon the Company's pro forma working capital position and its pro forma statements of operations for the year ended December 31, 1994 and for the nine months ended September 30, 1995, the Company believes that additional working capital is not required to meet its current liquidity needs. In order to pursue its strategy of making additional acquisitions, the Company will need to obtain additional financing and is in negotiations for a line of credit from a financial institution. The Company has received two proposals to provide it with a line of credit of up to $12.0 million and $15.0 million, respectively. The Company intends to evaluate these proposals. There can be no assurance that the Company will obtain any such line of credit, that any such line of credit will be obtained on favorable terms or that the Company will not be required to seek additional financing. The Company believes that the net proceeds of the Offering and its pro forma cash balances, together with cash flow from operating activities, will be sufficient to finance its operations for the foreseeable future.



RECENT DEVELOPMENTS



     The Company's most recent fiscal year ended on December 31, 1995. Results of operations are not yet available for the quarter or the year ended December 31, 1995. Based on preliminary financial information for the two months ended November 30, 1995 the Company estimates the revenue for the two and eleven-month periods ended November 30, 1995 to be slightly higher than the revenue for the corresponding two and eleven-month periods in 1994. The Company believes that this slight increase is due to a greater volume of business in the 1995 periods.



     In addition, the Company anticipates that its salaries and wages and general and administrative expenses for the two and eleven-month periods ended November 30, 1995 may change in a manner generally consistent with changes in those expenses for the nine months ended September 1995 from those expenses for the corresponding 1994 periods. Those changes likely are due to additional staff, general salary increases and slightly higher operating expenses in general in the 1995 periods.



     These estimates are preliminary, have not been reviewed or audited and may not be indicative of results of operations for the quarter or the year ended December 31, 1995. There can be no assurance that the Company's revenue for the quarter or year ended December 31, 1995 will be equal or greater than the Company's corresponding 1994 revenue or that operating expenses for the quarter or year ended December 31, 1995 will not be higher than operating expenses for the corresponding periods in 1994.

                                    BUSINESS

GENERAL

     The Company is a leading provider of business management services to hospital-affiliated Physicians. The Company's clients practice medicine in an array of settings, including solo and group practices, IPAs, specialty networks and other affiliated-physician groups. The Company's services enable Physicians to maintain their independence and clinical autonomy while maximizing their reimbursement and cashflow. The Company believes that it is one of the largest providers of business management services to Physicians.

     The Company offers its clients a broad variety of business management services, ranging from accounts receivable management to financial, administrative and strategic support, data management and information systems support. In addition, the Company employs its proprietary technology and extensive financial and patient encounter databases to provide a comprehensive range of managed care services to its clients, including contract review and negotiation, implementation and administration, thereby enhancing their ability to profitably participate in managed care systems. For its services, the Company generally is compensated with a management fee based upon a percentage of its clients' net collections, which percentage is determined after considering a broad range of factors, including the medical specialty of the client and the nature of the services to be provided. The Company currently provides services to over 2,000 physicians, including specialists in radiology, anesthesiology, pathology and emergency medicine, as well as other specialists, throughout Pennsylvania, New Jersey, California, Arizona, Florida, Delaware, Maryland, Massachusetts and Virginia. Many of the Company's clients are affiliated in some sort of group practice, IPA or other specialty networks. As of November 30, 1995, the Company experienced client retention (as measured by the continuation of written contracts in existence at the end of 1994) of approximately 95% of those clients to which it provided services at the end of 1994. Upon completion of the Acquisitions, the total number of physicians served by the Company will increase to over 2,500, and, in addition to the states in which it currently does business, the Company will offer services to clients in Alabama, Kentucky, Ohio, Washington and West Virginia.

INDUSTRY BACKGROUND

     The Health Care Financing Administration estimates that health care spending in the United States totaled approximately $1 trillion in 1994, with approximately $200 billion attributable to physician services. As a large and rapidly growing component of overall health care costs, physicians have come under increasing pressure due to the prospect of health care reform legislation, an increasingly complex reimbursement environment and the continued penetration of managed care. Due to these and other market forces, physicians have, in increasing numbers, sought to align themselves with other physician practices and with business management services companies in an effort to acquire enhanced management capabilities and information systems. The Company believes that by providing a broad array of business management services to Physicians, it enables Physicians to maintain independence and ownership of their practices while providing them with the expertise necessary to meet the challenges posed by the changing health care environment. In addition, as more physicians face pressure to affiliate with other health care providers or managed care organizations, their need for advisors experienced in analyzing and negotiating such affiliations increases.

     The Company believes that the physician business management services industry is highly fragmented. Many of the participants in the industry are smaller firms with limited capital and management resources and limited patient encounter databases. These firms offer primarily accounts receivable management services and have a narrow range of additional services. The Company believes that, as Physicians continue to demand greater sophistication, broader services and technology-driven products, these smaller service providers will find it increasingly difficult to compete.

STRATEGY

     The Company's strategy is to build upon its reputation and expertise in providing a broad range of cost-effective, value-added business management services to Physicians. PSS's strategy for achieving this objective contains the following key elements:

      Provide High Level of Customer Service at Effective Cost. The Company customizes its services for each client and provides detailed reports on a regular basis to its clients regarding their practices. PSS maintains local offices in regions throughout the United States, where client representatives are able to visit clients on a regular basis and respond quickly to the Company's clients' needs. These client representatives interact directly with existing clients and provide clients with information derived from the Company's patient encounter database regarding local, regional and national markets. The Company believes that this 'multi-local' approach to client relationships effectively differentiates the Company from its competitors. Further enhancing the Company's local presence are its centralized processing centers, which also provide significant economies of operation. The Company believes that the skill of its employees, its relatively low labor costs and its technological resources and efficiencies provide it with a cost of service advantage over many of its competitors.

      Provide Broad Array of Services. The Company provides a broad range of value-added services that meet its clients' needs and that address market changes. A key part of the Company's service strategy is to capitalize on changes in the health care market, such as managed care initiatives and increasingly complex reimbursement procedures, by providing new services that address the changing needs of Physicians. For example, the Company's extensive patient encounter database allows the Company to evaluate managed care and capitation proposals for its clients. PSS believes that it provides Physicians with an alternative to participation in commercially owned physician networks by offering Physicians the experience, expertise and guidance necessary to enable them to form physician-owned networks, participate in Company-sponsored IPAs and negotiate favorable contracts with managed care organizations. The Company believes that its range of business management services (including the MSO capability it will gain through acquisition of one of the Acquired Businesses) and its market knowledge give it an advantage over many of its competitors, which offer a narrower range of services and may not be as well positioned to respond to market changes and managed care mandates.

      Capitalize on Technological Capabilities. PSS's proprietary software systems perform the complex processing and analytical tasks required to maximize the income of Physicians and provide database capabilities that are essential for negotiation and on-going management of managed care provider relationships. The Company's information systems currently store transactional data associated with approximately three million patient encounters per year. As a result, PSS management believes that the Company possesses one of the largest private patient encounter databases in the regions in which it operates. This detailed database enables the Company to provide clients with historical and future trends in utilization data and physician referral patterns, as well as other encounters and productivity measurements and benchmark data for strategic practice planning.

           The Company has made significant technology expenditures and believes that future investments in technology are likely due to the data-intensive nature of its business. The Company's dedicated programming personnel work with clients to customize their software and systems functions. In order to remain competitive in the future, the Company believes that it must be able to establish full electronic interfaces with all provider and payor organizations in order to instantly upload registration and procedure data, verify eligibility, determine specifics of coverages, submit claims, electronically adjudicate claims, negotiate electronic remittance and achieve automated posting to line items on the physician's original claim submission. The Company believes that it is a leader in the industry with regard to its electronic data interface capabilities.

      Pursue Consolidation Opportunities. The increasingly complex nature of the health care reimbursement process, and the related growing demand for more advanced technology, have made it more difficult for many of the smaller medical billing service companies to effectively compete due to their limited capital and management resources and their less comprehensive patient encounter database. As a result, industry consolidation has accelerated over the past several years. The Company expects this trend to continue for the foreseeable future. PSS intends to continue to devote time to identifying and pursuing acquisition candidates nationwide and to evaluate acquisition opportunities in light of its acquisition criteria.


            The Company seeks to position itself as an attractive acquiror to prospective sellers. The Company generally looks for acquisition candidates that share its philosophy of focusing on high-quality service to clients. In addition, PSS typically encourages the management of its acquisition candidates to remain involved in the business after the Company acquires the business in order to ease the transition to the Company's ownership and utilize the expertise and skills of the acquired company's managers.


      Cross-Market Existing and Acquired Capabilities. PSS believes that it has established a strong track record for providing highly competent and cost-efficient services to its clients, thereby enabling a significant portion of its internal growth to occur through referrals and physician inquiries. In the past, the Company has utilized the expertise of personnel in one office to acquire new accounts and offer supplemental services to Physicians served by other offices. Upon its acquisition of the Acquired Businesses, and any subsequent acquisitions, the Company intends to similarly cross-market its services, market knowledge and physician specialty expertise among its clients and clients of such acquired businesses. In so doing, the Company believes that it will expand, on a geographic basis, the services provided and types of physician specialists served by the Company.

BUSINESS MANAGEMENT SERVICES

     In recent years, the physician business management services industry has changed from one where the service provider was responsible primarily for accounts receivable management to one where a comprehensive, integrated range of services is provided. The Company believes that providing its clients with services beyond accounts receivable management helps create a stronger relationship with its clients and provides PSS with a competitive advantage. As the health care market continues to grow in complexity, the Company believes that those companies with a history of providing a broad array of business management services will be sought out by physicians and will be better positioned than others to develop additional services to meet the needs of the marketplace. The Company's and the Acquired Businesses' business management services include the following:

Operations Management
 Fee Schedule Development and
      Management
 Capitation Plan Analysis and
      Administration
 Patient and Resource Scheduling
 Coding
 Billing and Follow-up

Strategic Support
 Feasibility Studies
 Support in Establishing Independent
      Practice
 Contract Negotiation
 Practice Marketing
 Merger of Practices

Administrative/Financial Support
 Valuation Analysis
 Budgeting
 Cash Management
 Bookkeeping and Accounting
 Financial Statements
 Payroll and Accounts Payable
 Expense Management
 Insurance Program Administration
 Independent Physician Associations
 Management Service Organization

Payment Processing
 Lockbox Payments
 Internal Controls
 Payment Validation
 Performance Monitoring and Reporting

Data Management
 Data Collection, Analysis and Reporting
 Encounters Database Design and
      Analysis
 Financial
 Contractual
 Practice Profiles
 Resource Utilization

Electronic Data Interface
 Patient Demographic and Encounter
      Information
 Billing Claims Submission
 Remittance Receipt and Posting
 Client Office Connectivity

     The Company does not provide the full range of its business management services to any one client, although generally all clients receive accounts receivable management services. The Company generally does not charge separately for additional business management services, although its managment fee (which is based on a percentage of its clients' net collections) does take into account the nature of the services to be provided. The Company's accounts receivable management services range from data gathering to financial reporting and analysis. Generally, the Company's practice is to employ personnel dedicated to the performance of specific tasks in the accounts receivable management process. In its initial stages, the Company collects data from Physicians, inputs relevant data for claims processing, monitors data for errors and makes corrections. The Company submits reimbursement claims on behalf of its Physician clients, follows-up with third-party payors and patients regarding the Physicians' accounts receivable and reports to the Physicians regarding their patient and accounts receivable activity. The Company believes that, through the use of trained personnel and its proprietary technology, it processes claims efficiently for its clients, creating cost savings for the Company and rapid and complete reimbursement for its clients.


CLIENT SUPPORT SERVICES

     The  Company  believes  that   the  level  of   service  provided  is   the
distinguishing factor among physician business management service companies. Accordingly, the Company emphasizes a personalized approach in providing services to its clients. The Company believes that its multi-local, sophisticated, technology-driven management services help distinguish the Company from other providers of business management services and provide it with a competitive advantage.

     A key part of the Company's strategy is the proximity and availability of client representatives to the Company's clients. The Company has 20 client representatives based in four states, managing the accounts of between one and 15 clients. Upon completion of the Acquisitions, the Company anticipates that its client representatives will have a presence in five additional states. Through these client representatives, the Company is able to maintain regular contact with its clients and respond rapidly, often in person, to questions or problems. The Company provides detailed monthly and quarterly reports to its clients. These reports indicate, among other things, the client's accounts receivables activity for the period, the number of patients seen and procedures performed for the period and a comparison of the current period's activity with that of the prior year's. The Company's client representatives typically review these detailed financial reports with the Physicians on a regular basis. In addition, the Company's client representatives may share industry or regional data with the Company's clients to help clients better understand their business relative to that of other Physicians.

MARKETING AND SALES

     The Company's marketing and sales efforts include advertising, attendance at industry events and maintenance of a marketing and sales force. The Company believes that most of its marketing efforts coincide with its client support services, as many new clients are introduced to the Company by existing clients. The Company believes that, as managed care initiatives become more prominent, Physicians are more likely to affiliate with one another in groups and subsequently retain business management services from a provider experienced in dealing with group structures and issues. The Company believes that its knowledge gained through operating one of the oldest and largest IPAs in the United States, its service to a regional physician staffing organization and its years of working with other affiliated groups of physicians provides it with a competitive advantage in addressing the changing needs of the health care market.

     The Company employs 10 people in five states for the purpose of marketing and business development. Typically, these regional representatives identify a client prospect and then coordinate with senior management of the Company to develop a suitable service and fee proposal. Before submitting its proposal, the Company typically reviews financial and practice information of the Physicians and identifies areas for improvement in the prospective client's current business management. With knowledge of local markets, the Company's client representatives also support the marketing efforts of the Company by providing benchmark information pertaining to other local physician practices. The Company believes that its experience and data resources provide it with a significant advantage over many of its competitors in acquiring new accounts.

CUSTOMERS

     The Company's clients consist of hospital-affiliated Physicians. These Physicians practice medicine in an array of settings, including solo and group practices, IPAs and specialty networks and other affiliated-physician groups. The Company estimates that it provides services (either directly or through its physician group clients) to over 2,000 physicians, and that it will serve over 2,500 physicians after giving effect to the Acquisitions. Of the Company's 1994 revenues, services for radiologists, emergency room physicians and anesthesiologists accounted for approximately 24%, 15% and 53%, respectively, of total revenues. The Company's other clients practice various specialties, including pathology, cardiology and surgery. As of November 30, 1995, the Company has retained (as measured by the continuation of written contracts in existence at the end of 1994) approximately 95% of those clients to which it provided services at the end of 1994.

     In most cases, the Company enters into written agreements with its clients. The Company's written agreements generally range from month-to-month to five years in duration and renew automatically at the end of the initial term unless notice is given by either party 30 to 90 days prior to renewal. However, in certain regions where the Company conducts business, the industry practice is to provide business management services without a written contract. In those cases, typically the Company does not require a written agreement with its clients and experiences a lower comparative client retention rate.

     Substantially all of the Company's contractual arrangements for business management services provide for management fees payable to the Company based upon a percentage of the Company's clients' net collections. Management fees, which typically range from 3% to 15%, are negotiated at the outset of an engagement based upon a number of factors, including the types of physician specialists involved, the range of services to be provided by PSS, an analysis of the collectability of a client's accounts receivable portfolio and an estimate of the costs of such collection. The Company estimates that its average management fee (on a weighted average basis) charged in 1994 for business management services was approximately 7.3% of net collections. No single customer or organization accounted for 10% or more of the Company's total revenue in 1994.

ACQUISITIONS

     Through their acquisition of the predecessor business of PSS in 1991 and the Company's acquisition of Spring in 1993, the senior management of the Company has experience in identifying and acquiring physician business management service firms. The Company maintains a database of participants in the physician business management services industry and has taken an active, highly selective approach to identify acquisition targets that meet its acquisition criteria. In general, the Company intends to focus on acquisition candidates that have strong management, demonstrate potential for revenue growth or continued profitability and are compatible with the Company's business or provide an opportunity to expand into other high-revenue medical care specialties.


     The Company generally looks for acquisition candidates that share its philosophy of focusing on high-quality service to clients. In addition, PSS typically encourages the management of its acquisition candidates to remain involved in the business on a long-term basis after the Company acquires the business in order to ease the transition to the Company's ownership and utilize the expertise and skills of the acquired company's managers. For example, L. David Covell, a former shareholder of Spring, has continued to be involved in the day-to-day business of Spring following the Company's acquisition of Spring in 1993 and has remained the Chairman of the Board of Spring. PSS intends to evaluate acquisition opportunities in complementary geographic markets and service areas that present the potential for subsequent growth through referrals. Although it evaluates each acquisition candidate on a case-by-case basis, the Company does not currently anticipate acquiring other businesses where significant consolidation or staff reductions would be required, and PSS anticipates that any necessary consolidation would be gradual. See 'Risk Factors -- Acquisitions; Need for Capital.'

     Although PSS currently is engaged in discussions with several acquisition candidates, no acquisition (other than of the Acquired Businesses) currently is pending, and no letter of intent, agreement or other understanding exists regarding any other acquisition. There can be no assurance that any such acquisition will be completed. The Company currently is in negotiations with certain banks, including its existing bank lender, to provide it with a line of credit to be used for acquisitions. The Company has received two proposals to provide it with a line of credit of up to $12.0 million and $15.0 million, respectively. The Company intends to evaluate these proposals. There can be no assurance that such a line of credit will be made available or be made available on favorable terms.


ACQUIRED BUSINESSES


     The Company identified the Acquired Businesses as suitable acquisition candidates due in part to their strong management, geographic location, range of services provided and Physician specialists served. Although there can be no assurance that none will arise, the Company does not anticipate any significant integration issues in connection with the Acquisitions. The Company intends to generally keep in place the management and employees of the Acquired Businesses and believes that each of the Acquired Businesses will be operated in a manner substantially consistent with its past practice, although certain limited operational aspects of the Acquired Businesses may be conducted from the
Company's offices or processing centers. The Company believes that the operations of the Acquired Businesses are similar to the Company's operations and that they conduct business in a manner consistent with the Company. The Acquired Businesses provide at least some of the services provided by the Company to its clients and provide the Company with geographic expansion opportunities as well as the opportunity, in the case of the acquisition of the NCHC Group, to begin providing consulting services to MSOs.



     The Company has entered into agreements to acquire the Acquired Businesses simultaneously with the consummation of this Offering. Completion of the Acquisitions is a condition to the Offering.


     Under the terms of each acquisition agreement, consummation of the Acquisitions is subject to ordinary closing conditions, including the accuracy, at the time of the Acquisitions, of the representations and warranties of the Acquired Businesses and their respective stockholders. The aggregate consideration to be paid by the Company for the Acquired Businesses is anticipated to consist of $11,500,000 in cash, $9,500,000 of which is payable upon completion of the Offering and $2,000,000 of which is payable in monthly installments during the first year after consummation of the Offering. An additional $150,000 may be payable on the second anniversary of the Acquisitions in connection with the acquisition of DPS, subject to the retention of clients. Each of the Acquired Businesses and the principal terms of each Acquisition are described below.


     North Coast Health Care Management, Inc. ('NCHC'). NCHC was founded in 1985 and has its offices in Cleveland, Ohio. NCHC provides business management services to approximately 400 emergency room and other physicians in Ohio, West Virginia and Kentucky. NCHC's business management services include accounts receivable management services, budgeting, payroll administration and financial planning. NCHC also currently provides consulting services to two MSOs, which provide assistance in evaluating and negotiating managed care plans and providing scheduling, staffing, financial analysis and other services to over 130 physicians. North Coast Account Systems, Inc. ('NCAS') and Medical Dental Invoicing Services, Inc. ('MDIS'), which were established in 1991 and 1978, respectively, are affiliates of NCHC and also headquartered in Cleveland, Ohio. NCAS provides collection services to Physicians. MDIS provides accounts receivable management services to Physicians. NCHC, NCAS and MDIS are sometimes referred to collectively herein as the 'NCHC Group.' The NCHC Group's revenues for 1994 represent approximately 22% of the Company's 1994 revenues on a pro forma basis, after giving effect to the Acquisitions. Approximately 48.3% and 45.4% of the NCHC Group's revenues for the year ended 1994 and the nine months ended September 30, 1995, respectively, are attributable to several physician groups in which one of the shareholders of the NCHC Group is a member. Many of these physician groups are under written contract with NCHC to receive physician business management services for periods ranging from approximately one year to two and one-half years after completion of the Acquisitions.

     It is anticipated that, simultaneously with completion of the Offering, the Company will purchase the capital stock of NCHC for a purchase price of $5,590,000 in cash, payable at closing, and an aggregate of $1,950,000 in cash, payable in monthly installments over the succeeding 12 months. In addition, the Company will acquire the assets of NCAS and MDIS, which consist principally of customer accounts and receivables and certain office equipment, for cash in the aggregate of $115,000, payable at closing and an aggregate of $50,000, payable in monthly installments over the succeeding 12 months. The two stockholders of the NCHC Group also will receive an aggregate of $295,000 in consideration of their agreements not to compete with the Acquired Businesses or the Company for a period of five years after the Acquisition.


     The two stockholders of NCHC will enter into employment agreements with NCHC at the time of the Acquisitions, pursuant to which each of them will be employed for a term of five years at an annual base salary of $150,000. The stockholders also will be entitled to receive deferred incentive compensation based on increases in NCHC's earnings before interest, taxes and certain other charges.

     Medical Management Support, Inc. ('MM Support'). MM Support was founded in 1985 and has its offices in Bellevue, Washington. MM Support provides accounts receivable management services to approximately 80 anesthesiologists in the greater Seattle area. MM Support's 1994 revenue would account for approximately 5% of the Company's 1994 revenues on a pro forma basis, after giving effect to the Acquisitions.


     It is anticipated that, simultaneously with completion of the Offering, the Company will acquire MM Support by purchasing, through a wholly owned subsidiary of PSS, substantially all of the assets of MM Support, which consist principally of customer accounts, receivables, leases and certain office equipment. The purchase price for the assets will be $2,400,000 in cash. In addition, MM Support and its stockholders will receive $100,000, in the aggregate, for their agreements not to compete with the Acquired Businesses or PSS for a period of five years after the Acquisition or, in the case of the stockholders, three years from the termination of their employment with the Acquired Business, if longer.


     The three shareholders of MM Support will enter into employment agreements with the ongoing Acquired Business upon completion of the Offering. Under these agreements, each of the shareholders will agree to provide services of a substantially similar nature to those currently provided to MM Support for a period of two years from the Acquisition at a compensation rate of $35 per hour. In addition, each such shareholder will be entitled to receive certain bonus compensation based on revenue attributable to new clients introduced to the Acquired Business by that shareholder before the second anniversary of the Acquisition.

     Data Processing Systems, Inc. ('DPS'). DPS was formed in 1989 and has its offices in Birmingham, Alabama. DPS provides accounts receivable management services to Physicians in the Birmingham, Alabama area. DPS's clients consist principally of radiologists and pathologists, and it currently services approximately 26 physicians. Revenues of DPS for 1994 represent approximately 3% of the Company's 1994 revenues on a pro forma basis, after giving effect to the Acquisitions.


     It is anticipated that, simultaneously with completion of the Offering, a wholly owned subsidiary of the Company will acquire DPS by purchasing substantially all of DPS's assets, which consist principally of customer accounts and receivables, for approximately $800,000 in cash (including $100,000 payable because the Acquisition will occur after December 31, 1995) and payment of $100,000 in consideration of DPS's agreement not to compete with the ongoing business or the Company for a period of five years after the Acquisition. In addition, $150,000 may be payable on the second anniversary of the acquisition, subject to DPS's retention of clients.



     In addition to the amounts described above, under the terms of the acquisition agreement for DPS, McGriff, Seibels & Williams, Inc., the sole stockholder of DPS ('McGriff'), will receive $100,000 in consideration of its agreement not to compete for a period of five years after the Acquisition. As a condition to the acquisition of DPS, McGriff will enter into an agreement with the Acquired Business, under which McGriff will lease office space to the Acquired Business for up to two years at a cost of $10,000 per year, which includes the cost of certain corporate overhead, support and computer software and hardware services to be provided by McGriff. In addition, McGriff will agree to provide the Acquired Business on a cost-only basis certain other services that it historically provided to DPS.

COMPETITION

     The business of providing business management services to Physicians is highly competitive. The Company estimates that it competes with several relatively sophisticated local, regional and national physician business management services organizations, with smaller, less-sophisticated local accounts receivable management services businesses and with Physicians that self-manage their practices and accounts receivable. The largest independent provider of billing and accounts receivable management services to Physicians in the United States is Medaphis Corporation, which is substantially larger than the Company and has substantially greater resources.

     The Company believes that the principal competitive factors in its industry are the quality and range of services provided to clients, including the maximization of revenue to Physicians for each procedure performed. In the Company's view, the fees charged for services are a less important factor, although it believes that its fees are competitive with other service providers. In addressing certain complexities created by managed care initiatives, the Company believes that one of the principal competitive factors is having a patient utilization database and other market information to enable an assessment of managed care proposals. The Company believes that, through use of its proprietary technology and regional and specialty expertise, it is able to compete effectively in providing business management services to Physicians in the managed care market.

REGULATION

     Various state and federal laws may regulate the Company's business of providing business management services to Physicians. The Company also is subject to laws and regulations relating to business corporations generally. The Company believes that its operations are in material compliance with applicable laws. However, many aspects of the Company's business operations have not been the subject of state or federal regulatory interpretation, and certain areas of the Company's business are highly technical in nature. In addition, as the Company's business expands by the addition of services provided or geographically, it may become subject to additional federal or state regulations based on the services it provides or the states in which it conducts business.

     Regulatory authorities have broad discretion concerning how these laws and regulations are interpreted and how they are enforced. The Company may, therefore, be subject to lengthy and expensive investigations of its business operations. If the Company were found to be in violation of these laws or regulations, the Company could be subject to criminal or civil penalties or both, which could limit or prevent the Company from providing its physician business management services. See 'Risk Factors -- Governmental Regulation; Billing Practices.'

     In accordance with Medicare regulations, physicians and hospitals are permitted to assign Medicare claims to a billing and collection service only in certain limited circumstances. The Medicare statutes that restrict assignment of Medicare claims are supplemented by Medicare regulations and provisions in the Medicare Carrier's Manual (the 'Manual'). The Medicare regulations and the Manual provide that a billing service that prepares and sends bills for the provider or physician and does not receive and negotiate the checks made payable to the provider or physician does not violate the restrictions on assignment of Medicare claims. The Company believes that its practices do not violate the restrictions on assignment of Medicare claims and that it operates in a manner consistent with these provisions.

     The Social Security Act imposes criminal penalties for paying or receiving remuneration (which is deemed a kickback, bribe or rebate) in connection with Medicare or Medicaid programs. Violation of this law is a felony, punishable by fines and imprisonment. These anti-kickback laws and rules have been broadly interpreted to prohibit the payment, solicitation, offering or receipt of any form of remuneration in return for the referral of Medicare or Medicaid patients or any item or service that is covered by Medicare or Medicaid reimbursement. The Company believes that its business operations do not put it in a position to make or induce the referral of patients or services reimbursed under government programs and, therefore, believes that its practices do not violate the federal anti-kickback statute. If, however, the Company were found in violation of these laws, the Company could be subject to substantial civil monetary fines, criminal sanctions or both.

     The Company also may be subject to criminal, civil and administrative penalties under federal and state law prohibitions against submitting false claims for payments. Generally, criminal penalties subjecting participants to fines and imprisonment require that the entity act knowingly, willfully or with fraudulent intent. Civil statutes provide for monetary penalties. The Company also may be subject to criminal laws regarding failure to disclose known overpayments under Medicare or Medicaid.

     Various states prohibit a physician from sharing or 'splitting' fees with persons not authorized to practice medicine. The Company believes that its charges to its clients do not violate applicable fee splitting prohibitions. If this belief is incorrect and the Company is determined to be engaged in fee splitting arrangements with its clients, those clients would be subject to charges of professional misconduct and penalties ranging from censure and reprimand to revocation of their medical licenses. In addition, the Company could be deprived of access to the courts to collect fees due from those clients, thereby materially and adversely affecting the Company's revenues and prospects.

     Credit collection practices and activities are regulated by both federal and state law. The Federal Fair Debt Collection Practices Act (the 'Federal Fair Debt Act') sets forth various provisions designed to eliminate abusive, deceptive and unfair debt collection practices by debt collectors. The Federal Fair Debt Act also provides for, among other things, a civil right of action against any debt collector who fails to comply with the provisions thereof. Various states have also promulgated laws and regulations that govern credit collection practices. In general, these laws and regulations prohibit certain fraudulent and oppressive credit collection practices and also may impose license or registration requirements upon collection agencies. In addition, state credit collection laws and regulations generally provide for criminal fines, civil penalties, injunctions and jail terms for collection agency personnel who fail to comply with such laws and regulations and may entitle states to recover unclaimed refunds from overcollections. The accounts receivable management services the Company provides to its clients are not considered debt collection services and the Company is not a 'debt collector' under the Federal Fair Debt Act. Upon completion of the Acquisitions, certain activities of one of the Company's subsidiaries will include collection services, as NCAS specializes in collecting medical service receivables for its clients.

     Various states regulate the provision of administrative and business services by third parties to physician-sponsored health plans. In addition, certain federal or state consumer protection laws may apply to the Company's billing activities insofar as PSS bills patients directly for the cost of physician services provided.

     The Company anticipates that various health care reform proposals may be introduced at the federal or state level. The Company is unable to predict whether any such proposals will apply to the operation of the Company's business or whether, if adopted, any such proposals would materially adversely affect the Company.

EMPLOYEES

     At November 30, 1995, PSS had approximately 364 full-time and 67 part-time employees, of which approximately 348 were clerical and 83 were administrative employees. PSS employs 20 client representatives, 10 marketing representatives and eight software programmers. None of the Company's employees is represented by a labor union. The Company has experienced no work stoppages and believes that its relations with its employees are satisfactory.

FACILITIES

     The Company's principal executive offices are located at Route 230 and Eby-Chiques Road, Mt. Joy, Pennsylvania. The Company maintains 11 offices in six states, five of which include processing centers. The Company leases all of its facilities, which in the aggregate constitute approximately 75,000 square feet of office space. Such leases have terms ranging from month-to-month to eight years, in most cases with options to renew.

     The Company believes that its facilities are adequate for its current needs. The Company expects to renew its current leases from time to time or to lease new space as necessary. In addition, the Company expects to lease additional space as necessary to accommodate the anticipated expansion of the Company.

LEGAL PROCEEDINGS

     As of the date hereof, there are no legal proceedings pending against or involving the Company that, in the opinion of management, could have a material adverse effect on the business, financial condition or results of operations of the Company.

LIABILITY INSURANCE

     The Company carries liability insurance providing coverage for comprehensive property damage, professional liability, employee dishonesty and workers' compensation. Although the Company believes that its insurance policies are adequate in amount and coverage for protection of its assets and operations as currently conducted, there is no assurance that the coverage limits of the Company's liability policies will be adequate. In addition, there is no assurance that the Company's insurance coverage will continue to be available in sufficient amounts and on reasonable terms, or at all.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The Company's directors, executive officers and significant employees and their ages as of January 1, 1996 are as follows:

                    NAME                        AGE                        POSITION
---------------------------------------------   ---   --------------------------------------------------
Peter W. Gilson..............................   55    President, Chief Executive Officer and Director
Hamilton F. Potter III.......................   39    Executive Vice President, Chief Operating and
                                                        Financial Officer and Director
Douglas Estock...............................   41    Director of Marketing
Jack R. Kinne................................   47    President of Spring
Ronald Royer.................................   51    Director of Systems Automation
Bruce B. Schmoyer............................   52    Director of Operations
Mortimer Berkowitz III.......................   41    Director


                            ------------------------

     Peter W. Gilson has served since September 1991 as a Director and the President and Chief Executive Officer of PSS. Mr. Gilson also is a Vice
President of Spring. Mr. Gilson was the President of the Goretex Fabrics Division of W.L. Gore & Associates from 1978 to 1986, and the Chief Operating Officer of The Timberland Company, a manufacturer of footwear and outdoor clothing, from 1986 to 1988. From 1988 to 1991, Mr. Gilson served as President, Chief Executive Officer and Chairman of the Board of Warrington Group, Inc., a manufacturer of fire safety products, which was previously a division of The Timberland Company. Mr. Gilson continues to serve as the Chairman of the Board of Warrington Group, Inc. Mr. Gilson currently is on the Board of Directors of each of Forschner Company and Sweetwater, Inc.



     Hamilton F. Potter III has served, since September 1991, as the Executive Vice President and Chief Operating and Financial Officer of PSS. Mr. Potter also is a Vice President and the Treasurer of Spring. Mr. Potter co-founded BPI Capital Partners, Inc. ('BPI Capital'), a private investment firm, in 1990 and has been a Managing Director of BPI Capital since that time.



     Douglas Estock joined the predecessor company to PSS in January 1989 and served as its Director of Marketing from 1989 until it was acquired by the Company in 1991. Mr. Estock has served as Director of Marketing of the Company since 1991.


     Jack R. Kinne joined Spring in 1982 and served as its Vice President until August 1993. Spring was acquired by PSS in August 1993, at which time Mr. Kinne was made President of Spring.


     Ronald Royer joined the predecessor company to PSS in January 1989 and served as its Director of Systems Automation from 1989 until it was acquired by the Company in 1991. Mr. Royer has served as the Director of Systems Automation of the Company since 1991.


     Bruce B. Schmoyer joined PSS in September 1995 as Director of Operations. From 1990 to August 1995, Mr. Schmoyer was a Senior Manager, Director of Patient Accounting Practice, Eastern Region at Ernst & Young LLP.

     Mortimer Berkowitz III has served as a Director of the Company since September 1991 and served as a Vice President and the Secretary of the Company from September 1991 until December 1995. Mr. Berkowitz co-founded BPI Capital in 1990 and has been a Managing Director of BPI Capital since that time. Mr. Berkowitz also is a director of VZV Research Foundation, Inc.

     The Company intends to name up to two people to serve as outside directors of PSS as soon as practicable. There can be no assurance that such directors will be named prior to completion of the Offering.

     As permitted by the Delaware General Corporation Law, the Company's Certificate of Incorporation and Bylaws provide that directors of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders,
(ii) for  acts or  omissions not  in  good faith  or which  involve  intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, relating to prohibited dividends or distributions, or the repurchase or redemption of stock or (iv) for any transaction from which the director derives an improper personal benefit.

     Officers of PSS serve at the discretion of the Board of Directors and are appointed to serve, subject to the discretion of the Board of Directors, until their successors are appointed. The Company maintains key-man insurance for Messrs. Gilson and Potter, under which the Company is named as the beneficiary.

     Directors   of  the  Company  receive  reimbursement  of  their  reasonable out-of-pocket expenses incurred in connection with their board activities.

     Spring has entered into an Employment Agreement with Jack R. Kinne, the President of Spring. Pursuant to the Employment Agreement, Mr. Kinne will be employed by Spring as its President until August 1998, subject to early termination by Spring for 'cause,' as defined in the agreement. Under the Employment Agreement, Mr. Kinne receives an annual salary of $129,012, subject to upward adjustment, and is entitled to receive bonus compensation as may be determined by Spring's board of directors.

EXECUTIVE COMPENSATION

     The Summary Compensation Table below sets forth the cash compensation earned by or paid to the Company's executive officers for the years ended December 31, 1993, 1994 and 1995. The table sets forth such compensation earned by or paid to the Chief Executive Officer and the Company's other executive officers (the 'named executive officers').

                           SUMMARY COMPENSATION TABLE

                                                                            LONG TERM COMPENSATION(1)
                                                                        ---------------------------------
                                            ANNUAL COMPENSATION         RESTRICTED   OPTION &   LONG TERM
         NAME AND                     -------------------------------     STOCK      WARRANT    INCENTIVE    ALL OTHER
    PRINCIPAL POSITION       YEAR     SALARY(2)   BONUS(3)   OTHER(4)     AWARDS      AWARDS     PAYOUTS    COMPENSATION
---------------------------  ----     ---------   --------   --------   ----------   --------   ---------   ------------
Peter W. Gilson              1995     $ 221,888      --         --        --           --         --           --
  President, Chief           1994       216,094      --         --        --           --         --           --
  Executive Officer          1993       203,658      --         --        --           --         --           --
Hamilton F. Potter III       1995     $ 137,151      --         --        --           --         --           --
  Executive Vice President   1994       132,128      --         --        --           --         --           --
  and Chief Operating and    1993       123,920      --         --        --           --         --           --
  Financial Officer
Jack R. Kinne                1995     $ 131,012      --      $ 32,000(5)   --          --         --           --
  President of Spring        1994       121,101   $ 25,000      --        --           --         --           --
                             1993(6)    128,712      --         --        --           --         --           --

------------

(1) The Company has no long-term incentive compensation plans other than its proposed 1996 Stock Option Plan. No options were granted under that plan in 1995. The Company believes that Mr. Kinne may be granted options under the 1996 Stock Option Plan as of the completion of the Offering. Any such options would be exercisable at the initial public offering price set forth on the cover of this Prospectus and subject to the terms of the 1996 Stock Option Plan.

(2) Amounts shown include compensation deferred pursuant to Section 401(k) of the Internal Revenue Code of 1986, as amended.

(3) The Company has no formal bonus plan and does not provide for deferred awards. The Company may pay bonuses based on individual and Company performance.

(4) The aggregate amount of Other Annual Compensation for each named executive officer except Mr. Kinne did not equal or exceed the lesser of $50,000 or 10% of such individual's base salary and bonus for the year ended December 31, 1995.

(5) Mr. Kinne received $32,000 in reimbursement for certain costs related to his relocation in connection with the relocation of Spring's headquarters to Stockton, California.

(6) PSS acquired Spring in August 1993. Amount shown reflects compensation from Spring for the entire year.

STOCK OPTION PLAN

     It is anticipated that prior to completion of the Offering, the 1996 Stock Option Plan (the 'Stock Option Plan') will be adopted by the Company's Board of Directors and approved by its stockholders.

It is anticipated that a total of 853,500 authorized but unissued shares of Common Stock will be reserved for issuance under the Stock Option Plan and that as of completion of the Offering options to purchase up to 85,350 shares of Common Stock will have been granted to certain employees of the Company. The purpose of the Stock Option Plan is to attract and retain employees (including officers), directors and independent consultants of PSS (including its subsidiaries) and other affiliates (if any) of PSS and provide such people with additional incentives by increasing their equity ownership in the Company.

     Options granted under the Stock Option Plan are intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended (the 'Code'), or be non-qualified. The Plan is intended to satisfy the conditions of Section 16 of the Exchange Act pursuant to Rule 16b-3 promulgated thereunder ('Rule 16b-3').

     It is anticipated that the Stock Option Plan will be administered by a committee of the Company's Board of Directors comprised of directors who are disinterested within the meaning of Rule 16b-3. Subject to the terms of the Stock Option Plan, the committee administering the plan has the sole authority and discretion to grant options, construe the terms of the plan and make all other determinations and take all other action with respect to the Stock Option Plan.

     Options will be exercisable during the period specified by the committee administering the Stock Option Plan, except that options will become immediately exercisable in the event of a Change in Control (as defined in the Stock Option
Plan) of the Company. See 'Risk Factors -- Effect of Anti-takeover Provisions.' It is anticipated that, generally, options will vest over a five-year period. No option will be exercisable more than 10 years from the date of grant (or such other period as may be required by the Code) or after the option holder leaves the Company's employ (other than by reason of death). Options are nontransferable, except by will or the laws of intestate succession or, if then permitted under Rule 16b-3, pursuant to a qualified domestic relations order. Shares underlying options that terminate unexercised are available for reissuance under the Stock Option Plan.

     The per share exercise price of options granted under the Stock Option Plan will be determined by the committee of the Board of Directors administering the Stock Option Plan, except that incentive stock options may not be exercised for less than 100% of the Fair Market Value (as defined in the Stock Option Plan) of a share of the Company's Common Stock on the date of grant.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Currently, the Board of Directors does not have a compensation committee, and decisions regarding compensation are made by the entire Board of Directors, including Mr. Gilson, who currently is the President and Chief Executive Officer of the Company, and Mr. Potter, who currently is the Executive Vice President, Chief Operating and Financial Officer of the Company. The Board of Directors anticipates establishing a compensation committee immediately prior to the Offering, the initial members of which will be Messrs. Berkowitz and Gilson. The Board of Directors also intends to establish, following completion of the Offering and the addition of up to two outside directors to the Board of Directors, an audit committee on which at least two outside directors would serve.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information with respect to the beneficial ownership of the Common Stock as of January 1, 1996, giving effect to the sale of shares of Common Stock by the Company in the Offering (i) by each person (or group of affiliated persons) who is known by the Company to own beneficially more than 5% of the Common Stock, (ii) by each of the Company's directors and executive officers and (iii) by all directors and executive officers as a group.

                                                                                    NUMBER OF        PERCENT OF TOTAL
                                                                                      SHARES       --------------------
                                                                                   BENEFICIALLY     BEFORE      AFTER
                              BENEFICIAL OWNER(1)                                    OWNED(2)      OFFERING    OFFERING
--------------------------------------------------------------------------------   ------------    --------    --------
Peter W. Gilson.................................................................       840,000       37.5%       16.0%
Hamilton F. Potter III..........................................................       504,000       22.5         9.6
Jack R. Kinne...................................................................             0          0           0
Mortimer Berkowitz III..........................................................       336,000       15.0         6.4
John N. Irwin III...............................................................       498,400(3)    22.3         9.5
All executive officers and directors as a group (four persons)..................     1,680,000       75.0        32.1

------------

(1) The address for each beneficial owner except John N. Irwin III is in care of the Company, Route 230 and Eby-Chiques Road, Mt. Joy, Pennsylvania 17538. Mr. Irwin's address is care of Hillside Capital Incorporated, 405 Park Avenue, New York, New York 10022.

(2) Except as indicated in the footnotes to this table, to the knowledge of the Company, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, except to the extent authority is shared by spouses under applicable law.

(3) Includes 92,400 shares owned of record by Mr. Irwin's wife, 177,800 shares owned of record for a trust of which Mr. Irwin's children are the beneficiaries and 226,800 shares owned of record by Hillside, a corporation in which Mr. Irwin holds a controlling equity interest. Mr. Irwin disclaims beneficial ownership with respect to all shares not owned by him of record.

                              CERTAIN TRANSACTIONS

PREFERRED STOCK INVESTMENT

     In December 1995, Hillside, the record holder of more than five percent of the shares of Common Stock and the owner of over $960,000 in shares of the Company's 10% Preferred Stock, Series A, purchased 1,100 additional shares of the Company's 10% Preferred Stock, Series A, for aggregate consideration of $550,000 in cash.

     Upon completion of the Offering, the Company will apply approximately $2,932,000 of the net proceeds of the Offering to redeem all of its 10% Preferred Stock, Series A and Series B. Mr. John N. Irwin III, a beneficial owner of more than five percent of the shares of Common Stock, is the beneficial owner of an aggregate of $2,694,000 in such shares of preferred stock, as to which he disclaims beneficial ownership of all but $394,000 in such shares. Of the amount of preferred stock otherwise attributable to Mr. Irwin, Hillside owns of record over $1,510,000 in such shares of the Company's 10% Preferred Stock, Series A.

STOCKHOLDER ACTION

     In connection with the Company's loans from Meridian Bank, all of the stockholders of PSS, including Messrs. Berkowitz, Gilson and Potter and other holders of more than five percent of the outstanding shares of Common Stock, pledged their shares of capital stock as security for the Company's loan obligations. Upon repayment of these loan obligations with a portion of the net proceeds of the Offering, those pledged shares will be released.

     Under the terms of the Shareholders' Agreement among the Company and its existing stockholders (the 'Shareholders' Agreement'), the stockholders were granted certain registration rights, including the right to be included in the Offering. Those registration rights have been waived for the Offering. See 'Description of Capital Stock -- Registration Rights.'

                          DESCRIPTION OF CAPITAL STOCK

     The Company's authorized capital stock consists of 100,000,000 shares of Common Stock, par value $.001 per share, and 10,000,000 shares of Preferred Stock, $.01 par value per share.

COMMON STOCK

     As of January 1, 1996, there were 2,240,000 shares of Common Stock outstanding that were held of record by 15 stockholders. There will be 5,240,000 shares of Common Stock outstanding after giving effect to the sale of the shares of Common Stock offered hereby.

     Holders of shares of Common Stock are entitled to one vote per share on matters to be voted upon by the stockholders of the Company. Holders of shares of Common Stock do not have cumulative voting rights; therefore, the holders of more than 50% of the shares of the Common Stock will have the ability to select all of the Company's directors. Holders of shares of Common Stock will be entitled to receive dividends when, as and if declared by the Board of Directors and to share ratably in the assets of the Company legally available for distribution to its stockholders in the event of the liquidation, dissolution or winding up of the Company, in each case subject to the rights of the holders of Preferred Stock. Holders of Common Stock have no pre-emptive, subscription, redemption or conversion rights. All outstanding shares of Common Stock are, and Common Stock being issued and sold hereby will be, when issued, fully paid and non-assessable.

PREFERRED STOCK

     The Board of Directors of the Company is authorized, subject to certain limitations prescribed by applicable law, from time to time to issue up to an aggregate of 10,000,000 shares of Preferred Stock in one or more series and to fix or alter the designations, the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, in each case without further vote or action by the stockholders. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders and may adversely affect the voting and other rights of the holders of Common Stock. The issuance of Preferred Stock with voting and conversion rights may adversely affect the voting power of the holders of Common Stock, including the loss of voting control to others. At present, the Company has no plans to issue any of the Preferred Stock.

REGISTRATION RIGHTS

     Under the Shareholders' Agreement, the Company's currently existing stockholders have certain registration rights. Those stockholders have waived their right to be included in the Offering. Following completion of the Offering, the Company's currently existing stockholders (who will hold approximately 42.7% of the Common Stock outstanding after the Offering) will be entitled to request that their shares of Common Stock be included in any registration of the Company's capital stock (except certain registrations in connection with employee plans and business combinations). The number of shares of stock to be included in any proposed offering may be reduced pro rata among all securityholders included in such offering if and to the extent that the managing underwriter of such offering is of the opinion that such inclusion could reasonably be expected to adversely affect the marketing of shares to be sold by the Company. The Company is obligated to pay the registration fee and certain other fees and expenses in connection with any registration of shares of Common Stock pursuant to the Shareholders' Agreement. The registration rights of the Company's currently existing stockholders will continue for 10 years after completion of the Offering.

ANTITAKEOVER EFFECTS OF PROVISIONS OF THE CERTIFICATE OF INCORPORATION, BYLAWS AND DELAWARE LAW

CERTIFICATE OF INCORPORATION AND BYLAWS

     Upon completion of this Offering, the Company's Certificate of Incorporation will provide that all stockholder action must be effected at a duly called meeting and not by a consent in writing. In addition, upon completion of the Offering the Company's Bylaws will not permit stockholders of the

Company to call a special meeting of stockholders. These provisions of the Certificate of Incorporation and Bylaws could discourage potential acquisition proposals and could delay or prevent a change in control of the Company. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the Board of Directors and in the policies formulated by the Board of Directors and to discourage certain types of transactions that may involve an actual or threatened change of control of the Company. These provisions are designed to reduce the vulnerability of the Company to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for the Common Stock and, as a consequence, they also may inhibit fluctuations in the market price of the Common Stock that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in the management of the Company. See 'Risk Factors -- Effect of Anti-takeover Provisions.'

DELAWARE TAKEOVER STATUTE

     The Company is subject to Section 203 of the Delaware General Corporation Law ('Section 203') which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder, unless: (i) prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (x) by persons who are directors and also officers and (y) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

     Section 203 defines business combination to include: (i) any merger or consolidation involving the corporation and the interested stockholder; (ii) any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation; (iii) subject to certain exceptions, any transaction which results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (iv) any transaction involving the corporation which has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or (v) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

LIMITATION OF LIABILITY AND INDEMNIFICATION


     The Company's Certificate of Incorporation and Bylaws contain certain provisions permitted under the Delaware General Corporation Law relating to the liability of directors. These provisions eliminate a director's personal liability for monetary damages resulting from a breach of fiduciary duty, except in certain circumstances involving certain wrongful acts, such as the breach of a director's duty of loyalty or acts or omissions that involve intentional misconduct or a knowing violation of law. These provisions do not limit or eliminate the rights of the Company or any stockholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director's fiduciary duty. These provisions will not alter a director's liability under federal securities laws. The Company's Bylaws also contain provisions indemnifying the directors and officers of the Company to the fullest extent permitted by the Delaware General Corporation Law. The Company believes that these provisions will assist the Company in attracting and retaining qualified individuals to serve as directors.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock is Bank of New York.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of the Offering, 5,240,000 shares of the Common Stock will be outstanding (5,690,000 shares if the Underwriters' over-allotment option is exercised in full). The 3,000,000 shares sold in the Offering (3,450,000 if the Underwriters' over-allotment option is exercised in full) will be freely tradeable without restrictions or further registration under the Securities Act unless acquired by an 'affiliate' of the Company (as that term is defined in the Securities Act) which shares will be subject to the resale limitations of Rule 144 under the Securities Act.

     Immediately prior to completion of the Offering, 2,240,000 shares of Common Stock (the 'Restricted Shares') will be outstanding. Of such shares, approximately 35,000 shares will be available for immediate sale in the public market without restriction pursuant to Rule 144(k) under the Securities Act. Beginning 180 days after the date of this Prospectus, an additional 2,205,000 of the Restricted Shares will be available for sale in the public market subject to certain volume and resale restrictions, as described below. Under the Shareholders' Agreement, holders of the Restricted Shares also will have the right to include their Restricted Shares in certain other registrations of the Company's capital stock. See 'Description of Capital Stock -- Registration Rights.'

     In general, under Rule 144 as currently in effect, a shareholder who has beneficially owned for at least two years shares privately acquired directly or indirectly from the Company or from an affiliate of the Company, and persons who are affiliates of the Company, will be entitled to sell within any three-month period a number of shares that does not exceed the greater of (i) 1.0% of the outstanding shares of the Common Stock (approximately 52,400 shares immediately after completion of the Offering, or approximately 56,900 shares if the Underwriters' over-allotment option is exercised in full) or (ii) the average weekly trading volume in the Common Stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain requirements relating to the manner and notice of sale and the availability of current public information about the Company.

     The Company, each of its directors and officers and each shareholder holding more than 1.0% of the outstanding Common Stock have agreed with the Underwriters not to offer, sell or otherwise dispose of any shares of Common Stock or options or any other rights to acquire shares of Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of Volpe, Welty & Company except for shares offered or sold under the Company's stock-based benefit plans.

     The Company has reserved 853,500 shares of Common Stock for issuance under the Stock Option Plan. At appropriate times subsequent to completion of the Offering, the Company may file registration statements under the Securities Act to register the Common Stock to be issued under this plan. After the effective date of such registration statement, shares issued under this plan will be freely tradeable without restriction or further registration under the Securities Act, unless acquired by affiliates of the Company.

     Prior to the Offering, there has been no market for the Common Stock. No predictions can be made with respect to the effect, if any, that public sales of shares of the Common Stock or the availability of shares for sale will have on the market price of the Common Stock after the Offering. Sales of substantial amounts of the Common Stock in the public market following the Offering, or the perception that such sales may occur, could adversely affect the market price of the Common Stock or the ability of the Company to raise capital through sales of its equity securities.

                                  UNDERWRITING

     Subject to the terms and conditions of the Underwriting Agreement, the Company has agreed to sell to each of the underwriters named below (the 'Underwriters'), and each of such Underwriters, for whom Volpe, Welty & Company is acting as representative (the 'Representative'), has agreed severally to purchase from the Company, the respective number of shares of Common Stock set forth opposite its name below. The Underwriters are committed to purchase and pay for all shares if any shares are purchased.

                                                                          NUMBER OF
UNDERWRITER                                                                SHARES
-----------------------------------------------------------------------   ---------

Volpe, Welty & Company.................................................

                                                                          ---------
          Total........................................................   3,000,000
                                                                          ---------
                                                                          ---------

     The Representative has advised the Company that the Underwriters propose to offer the shares of Common Stock to the public at the initial public offering price set forth on the cover page of this Prospectus and to certain dealers at
such price less a concession not in excess of $      per share, of which $
may be reallocated to other dealers. After the initial public offering, the public offering price, concession and reallowance to dealers may be reduced by the Representative. No such reduction shall change the amount of proceeds to be received by the Company as set forth on the cover page of this Prospectus.

     The Company has granted the Underwriters an option for thirty days after the date of this Prospectus to purchase, at the initial public offering price, less the underwriting discounts and commissions as set forth on the cover page of this Prospectus, up to 450,000 additional shares of Common Stock at the same price per share as the Company receives for the 3,000,000 shares of Common Stock offered hereby, solely to cover over-allotments, if any. If the Underwriters exercise their over-allotment option, the Underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage thereof that the number of shares of Common Stock to be purchased by each of them, as shown in the foregoing table, bears to the 3,000,000 shares of Common Stock offered hereby. The Underwriters may exercise such option only to cover the over-allotments in connection with the sale of the 3,000,000 shares of Common Stock offered hereby.

     Each of the Company's directors and officers and each shareholder holding more than 1.0% of the outstanding Common Stock has agreed not to offer, sell, contract to sell or otherwise dispose of the Common Stock or securities convertible into or exchangeable for, or any other rights to purchase or acquire, Common Stock for a period of 180 days following the date of this Prospectus, without the prior written consent of Volpe, Welty & Company. The Company also has agreed not to offer, sell, contract to sell or otherwise dispose of any shares of Common Stock or any securities convertible into or exchangeable for, or any other rights to purchase or acquire, Common Stock for a period of 180 days following the date of this Prospectus without the prior written consent of Volpe, Welty & Company, except for the granting of options or the sale of stock pursuant to the Company's proposed stock option plan. Volpe, Welty & Company, in its discretion, may waive the foregoing restrictions in whole or in part, with or without public announcement of such action.

     Prior to the Offering, there has been no public market for the Common Stock. The initial public offering price of the Common Stock will be determined by negotiations between the Company and the Representative. Among the factors that will be considered in determining the initial public offering price of the Common Stock, in addition to prevailing market conditions, will be the Company's historical performance, estimates of the business potential and earnings prospects of the Company, an assessment of the Company's management and the consideration of the above factors in relation to market valuations of companies in related businesses.

     The Company has agreed to indemnify the Underwriters against certain liabilities that may be incurred in connection with the Offering, including liabilities under the Securities Act, or to contribute payments that the Underwriters may be required to make in respect thereof.

                                 LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Howard, Darby & Levin, New York, New York. Certain legal matters relating to the shares of Common Stock offered hereby will be passed upon for the Underwriters by Cahill Gordon & Reindel (a partnership including a professional corporation), New York, New York.

                                    EXPERTS

     The financial statements of Physician Support Systems, Inc., North Coast Health Care Management Group and Medical Management Support, Inc. as of December 31, 1993 and 1994 and September 30, 1995 and for each of the three years in the period ended December 31, 1994 and for the nine-month period ended September 30, 1995, included in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein, and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission (the 'Commission') a Registration Statement under the Securities Act, with respect to the shares of Common Stock offered hereby. This Prospectus, filed as part of the Registration Statement, omits certain information contained in the Registration Statement and reference is made to the Registration Statement and the exhibits and schedules thereto for further information with respect to the Company and the Common Stock offered hereby. Statements contained herein concerning the provisions of any documents are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference. The Registration Statement, including exhibits and schedules filed therewith, may be inspected without charge at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Room 1400, Chicago, Illinois 60661. Copies of such materials may be obtained at prescribed rates from the Public Reference Section of the Commission, Room 1024, Judiciary Plaza, 450, Fifth Street, N.W., Washington, D.C. 20549, and its public reference facilities in New York, New York and Chicago, Illinois.

     The Company intends to furnish its stockholders with annual reports containing audited financial statements and quarterly reports for the first three quarters of each fiscal year containing unaudited summary financial information.

                         INDEX TO FINANCIAL INFORMATION

                                                                                                              PAGE
                                                                                                              ----
                                         HISTORICAL FINANCIAL STATEMENTS
PHYSICIAN SUPPORT SYSTEMS, INC. AND SUBSIDIARY

     Report of Deloitte & Touche LLP, Independent Auditors.................................................    F-2
     Consolidated Balance Sheets as of December 31, 1993 and 1994 and September 30, 1995...................    F-3
     Consolidated Statements of Operations for the Years ended December 31, 1992, 1993 and 1994 and for the
      Nine Months ended September 30, 1994 (Unaudited) and 1995............................................    F-4
     Consolidated Statements of Common Stockholders' Equity (Deficiency) for the Years ended December 31,
      1992, 1993 and 1994 and for the Nine Months ended September 30, 1995.................................    F-5
     Consolidated Statements of Cash Flows for the Years ended December 31, 1992, 1993 and 1994 and for the
      Nine Months ended September 30, 1994 (Unaudited) and 1995............................................    F-6
     Notes to Consolidated Financial Statements............................................................    F-7

NORTH COAST HEALTH CARE MANAGEMENT GROUP

     Report of Deloitte & Touche LLP, Independent Auditors.................................................   F-17
     Combined Balance Sheets as of December 31, 1993 and 1994 and September 30, 1995.......................   F-18
     Combined Statements of Operations for the Years ended December 31, 1992, 1993 and 1994 and for the
      Nine Months ended September 30, 1994 (Unaudited) and 1995............................................   F-19
     Combined Statements of Stockholders' Equity for the Years ended December 31, 1992, 1993 and 1994 and
      for the Nine Months ended September 30, 1995.........................................................   F-20
     Combined Statements of Cash Flows for the Years ended December 31, 1992, 1993 and 1994 and for the
      Nine Months ended September 30, 1994 (Unaudited) and 1995............................................   F-21
     Notes to Combined Financial Statements................................................................   F-22

MEDICAL MANAGEMENT SUPPORT, INC.

     Report of Deloitte & Touche LLP, Independent Auditors.................................................   F-25
     Balance Sheets as of December 31, 1993 and 1994 and September 30, 1995................................   F-26
     Statements of Operations for the Years ended December 31, 1992, 1993 and 1994 and for the Nine Months
      ended September 30, 1994 (Unaudited) and 1995........................................................   F-27
     Statements of Stockholders' Equity for the years ended December 31, 1992, 1993 and 1994 and for the
      Nine Months ended September 30, 1995.................................................................   F-28
     Statements of Cash Flows for the Years ended December 31, 1992, 1993 and 1994 and for the Nine Months
      ended September 30, 1994 (Unaudited) and 1995........................................................   F-29
     Notes to Financial Statements.........................................................................   F-30

                                   PRO FORMA FINANCIAL INFORMATION (UNAUDITED)

PHYSICIAN SUPPORT SYSTEMS, INC. AND SUBSIDIARIES

     Introduction to Pro Forma Financial Information (Unaudited)...........................................   F-35
     Pro Forma Balance Sheet as of September 30, 1995 (Unaudited)..........................................   F-36
     Pro Forma Statement of Operations for the Year ended December 31, 1994 (Unaudited)....................   F-37
     Pro Forma Statement of Operations for the Nine Months ended September 30, 1995 (Unaudited)............   F-38
     Notes to Pro Forma Financial Information (Unaudited)..................................................   F-39

     The accompanying consolidated financial statements give effect to the completion of the 1,400-for-one split of the Company's outstanding common stock, which will take place on the effective date of the Offering. The following report is in the form that will be furnished by Deloitte & Touche LLP upon completion of the stock split of the Company's common stock described in Note 14 to the consolidated financial statements and assuming that from January 8, 1996 to the date of such completion no other material events have occurred that would affect the accompanying consolidated financial statements or required disclosure therein.


                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of PHYSICIAN SUPPORT SYSTEMS, INC.
Mt. Joy, Pennsylvania

     We have audited the accompanying consolidated balance sheets of Physician Support Systems, Inc. and Subsidiary as of December 31, 1993 and 1994 and September 30, 1995, and the related consolidated statements of operations, common stockholders' equity (deficiency) and cash flows for each of the three years in the period ended December 31, 1994 and the nine months ended September 30, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Physician Support Systems, Inc. and Subsidiary as of December 31, 1993 and 1994, and September 30, 1995 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1994 and the nine months ended September 30, 1995 in conformity with generally accepted accounting principles.


DELOITTE & TOUCHE LLP
January 8, 1996 (as to Note 14)
New York, New York'



DELOITTE & TOUCHE LLP
January 29, 1996
New York, New York

                 PHYSICIAN SUPPORT SYSTEMS, INC. AND SUBSIDIARY
                          CONSOLIDATED BALANCE SHEETS


                                                                              DECEMBER 31,
                                                                       --------------------------    SEPTEMBER 30,
                                                                          1993           1994            1995
                                                                       -----------    -----------    -------------
                               ASSETS
Current assets:
     Cash and cash equivalents......................................   $   656,505    $   575,045     $    18,609
     Accounts receivable -- billed (net of allowances of $35,000 at
       December 31, 1993 and 1994, and $125,000 at September 30,
       1995)........................................................     1,388,092      1,145,539       1,436,794
     Accounts receivable -- unbilled................................     3,000,060      3,207,364       3,948,738
     Prepaid expenses...............................................       297,022        221,194         199,459
     Other current assets...........................................       270,208        328,018         246,965
                                                                       -----------    -----------    -------------
          Total current assets......................................     5,611,887      5,477,160       5,850,565
Property and equipment -- net.......................................     3,511,849      2,982,757       2,577,952
Intangible assets -- net............................................    16,596,892     14,242,663      12,488,051
Deferred income taxes...............................................       --             --              579,322
Other assets........................................................        47,092         30,521         122,164
                                                                       -----------    -----------    -------------
          Total.....................................................   $25,767,720    $22,733,101     $21,618,054
                                                                       -----------    -----------    -------------
                                                                       -----------    -----------    -------------
          LIABILITIES AND COMMON STOCKHOLDERS' DEFICIENCY
Current liabilities:
     Accounts payable...............................................   $   221,277    $   316,683     $   245,600
     Accrued expenses...............................................     1,940,092      2,132,419       2,516,218
     Short-term borrowings..........................................       --             --              400,000
     Current portion of long-term debt..............................     1,266,667      1,466,667       1,995,333
     Current portion of other long-term liabilities.................     1,011,834      1,037,115         686,372
     Deferred income taxes..........................................       866,715        742,733       1,358,515
                                                                       -----------    -----------    -------------
          Total current liabilities.................................     5,306,585      5,695,617       7,202,038
                                                                       -----------    -----------    -------------
Long-term debt......................................................    16,664,096     15,197,430      14,225,097
                                                                       -----------    -----------    -------------
Other long-term liabilities.........................................     1,721,223      1,623,391       1,238,122
                                                                       -----------    -----------    -------------
Deferred income taxes...............................................     1,008,214        322,293         --
                                                                       -----------    -----------    -------------
Commitments and contingencies
Redeemable preferred stock:
     Par value $.01 per share: authorized 10,000 shares; 10%
       Preferred Stock, Series A and B, stated value $500 per share, outstanding 2,000, 2,120 and 2,382.032 shares of each series at December 31, 1993 and 1994 and September 30, 1995,
       respectively.................................................     2,000,000      2,120,000       2,382,032
                                                                       -----------    -----------    -------------
Common stockholders' deficiency:
     Common stock, par value $.001 per share:
       authorized 100,000,000 shares; outstanding 2,240,000
       shares.......................................................         2,240          2,240           2,240
     Additional paid-in capital.....................................       125,760        125,760         125,760
     Accumulated deficit............................................    (1,060,398)    (2,353,630)     (3,557,235)
                                                                       -----------    -----------    -------------
                                                                          (932,398)    (2,225,630)     (3,429,235)
                                                                       -----------    -----------    -------------
          Total.....................................................   $25,767,720    $22,733,101     $21,618,054
                                                                       -----------    -----------    -------------
                                                                       -----------    -----------    -------------


                See notes to consolidated financial statements.

                 PHYSICIAN SUPPORT SYSTEMS, INC. AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                                        NINE MONTHS ENDED
                                                  YEAR ENDED DECEMBER 31,                 SEPTEMBER 30,
                                           --------------------------------------   -------------------------
                                              1992         1993          1994                        1995
                                           ----------   -----------   -----------      1994       -----------
                                                                                    -----------
                                                                                    (UNAUDITED)
Revenue..................................  $8,123,359   $13,080,015   $18,772,920   $14,788,827   $14,630,988
                                           ----------   -----------   -----------   -----------   -----------
Operating expenses:
     Salaries and wages..................   3,100,517     5,898,379     8,866,498     6,552,343     7,233,522
     General and administrative..........   2,020,847     4,291,026     6,722,621     5,121,350     5,019,914
     Depreciation and amortization.......   1,781,289     2,565,868     3,348,752     2,522,393     2,549,054
                                           ----------   -----------   -----------   -----------   -----------
          Total operating expenses.......   6,902,653    12,755,273    18,937,871    14,196,086    14,802,490
                                           ----------   -----------   -----------   -----------   -----------
Income (loss) from operations............   1,220,706       324,742      (164,951)      592,741      (171,502)
                                           ----------   -----------   -----------   -----------   -----------
Other expenses:
     Interest expense....................   1,043,484     1,261,939     1,525,850     1,148,843     1,058,598
     Other, net..........................     (10,164)       38,415       186,334       188,940        (2,694)
                                           ----------   -----------   -----------   -----------   -----------
          Total other expenses...........   1,033,320     1,300,354     1,712,184     1,337,783     1,055,904
                                           ----------   -----------   -----------   -----------   -----------
Income (loss) before income taxes
  (benefit)..............................     187,386      (975,612)   (1,877,135)     (745,042)   (1,227,406)
Income taxes (benefit)...................     171,353      (303,130)     (809,903)     (381,580)     (285,833)
                                           ----------   -----------   -----------   -----------   -----------
Net income (loss)........................  $   16,033   $  (672,482)  $(1,067,232)  $  (363,462)  $  (941,573)
Preferred stock dividends................    (200,000)     (213,333)     (230,800)     (167,200)     (199,704)
                                           ----------   -----------   -----------   -----------   -----------
Net (loss) applicable to common stock....  $ (183,967)  $  (885,815)  $(1,298,032)  $  (530,662)  $(1,141,277)
                                           ----------   -----------   -----------   -----------   -----------
                                           ----------   -----------   -----------   -----------   -----------
Net (loss) per share.....................  $    (0.08)  $     (0.40)  $     (0.58)  $     (0.24)  $     (0.51)
                                           ----------   -----------   -----------   -----------   -----------
                                           ----------   -----------   -----------   -----------   -----------
Weighted average shares outstanding......   2,240,000     2,240,000     2,240,000     2,240,000     2,240,000
                                           ----------   -----------   -----------   -----------   -----------
                                           ----------   -----------   -----------   -----------   -----------


                See notes to consolidated financial statements.

                 PHYSICIAN SUPPORT SYSTEMS, INC. AND SUBSIDIARY
      CONSOLIDATED STATEMENTS OF COMMON STOCKHOLDERS' EQUITY (DEFICIENCY)

                                                                                                       TOTAL COMMON
                                                        COMMON STOCK      ADDITIONAL                   STOCKHOLDERS'
                                                      ----------------     PAID-IN      ACCUMULATED       EQUITY
                                                      SHARES    AMOUNT     CAPITAL        DEFICIT      (DEFICIENCY)
                                                      ------    ------    ----------    -----------    -------------

Balance, January 1, 1992...........................    1,600     $ 16      $127,984     $    (3,949)    $   124,051
     Net income....................................     --       --          --              16,033          16,033
     Redeemable preferred stock distributions......     --       --          --            (200,000)       (200,000)
                                                      ------    ------    ----------    -----------    -------------
Balance, December 31, 1992.........................    1,600       16       127,984        (187,916)        (59,916)
     Net loss......................................     --       --          --            (672,482)       (672,482)
     Redeemable preferred stock distributions......     --       --          --            (200,000)       (200,000)
                                                      ------    ------    ----------    -----------    -------------
Balance, December 31, 1993.........................    1,600       16       127,984      (1,060,398)       (932,398)
     Net loss......................................     --       --          --          (1,067,232)     (1,067,232)
     Preferred stock issued in lieu of cash
       dividends...................................     --       --          --            (120,000)       (120,000)
     Redeemable preferred stock distributions......     --       --          --            (106,000)       (106,000)
                                                      ------    ------    ----------    -----------    -------------
Balance, December 31, 1994.........................    1,600       16       127,984      (2,353,630)     (2,225,630)
     Net loss......................................     --       --          --            (941,573)       (941,573)
     Preferred stock issued in lieu of cash
       dividends...................................     --       --          --            (262,032)       (262,032)
                                                      ------    ------    ----------    -----------    -------------
Balance, September 30, 1995........................    1,600     $ 16      $127,984     $(3,557,235)    $(3,429,235)
                                                      ------    ------    ----------    -----------    -------------
                                                      ------    ------    ----------    -----------    -------------

                See notes to consolidated financial statements.

                 PHYSICIAN SUPPORT SYSTEMS, INC. AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                 YEAR ENDED DECEMBER 31,
                                                                          --------------------------------------
                                                                             1992         1993          1994
                                                                          ----------   -----------   -----------
Cash flows from operating activities:
     Net income (loss)..................................................  $   16,033   $  (672,482)  $(1,067,232)
     Adjustments to reconcile net loss to net cash provided by operating activities:
          Pension liability provision...................................      --            18,360         6,920
          Deferred landlord reimbursement...............................      --           --            667,495
          Deferred rent.................................................      --           --                851
          Depreciation and amortization.................................   1,781,289     2,565,868     3,348,752
          Deferred income taxes.........................................     171,353      (303,130)     (809,903)
          Loss on disposal of property and equipment....................       7,744         3,795       202,798
          Provision for doubtful accounts receivable....................      --            35,000        63,203
          Changes in operating assets and liabilities:
               Accounts receivable -- billed............................    (264,489)       64,776       179,350
               Accounts receivable -- unbilled..........................    (267,140)      208,446      (207,304)
               Prepaid expenses.........................................     (84,411)      (59,347)       75,828
               Other current assets.....................................     (12,638)     (156,208)      (57,810)
               Other assets.............................................      (1,642)        1,642        16,571
               Accounts payable.........................................      10,999      (117,839)       95,406
               Accrued expenses.........................................      17,748       112,101       192,327
               Operating improvement reserve............................      --           (15,738)     (761,504)
                                                                          ----------   -----------   -----------
                    Net cash provided by operating activities...........   1,374,846     1,685,244     1,945,748
                                                                          ----------   -----------   -----------
Cash flows from investing activities:
     Acquisition of Spring, net of cash acquired........................      --        (2,720,854)      --
     Capital expenditures...............................................    (140,118)     (130,369)     (534,745)
     Proceeds from disposal of property and equipment...................      --            16,735       161,050
                                                                          ----------   -----------   -----------
                    Net cash used in investing activities...............    (140,118)   (2,834,488)     (373,695)
                                                                          ----------   -----------   -----------
Cash flows from financing activities:
     Proceeds from long-term borrowings.................................      --         8,000,000       --
     Proceeds from short-term borrowings................................      --           --            --
     Principal payments on long-term debt...............................  (1,295,269)   (6,216,731)   (1,266,666)
     Principal payments on capital lease obligations....................     (12,286)     (141,919)     (280,847)
     Redeemable preferred stock distributions...........................    (200,000)     (200,000)     (106,000)
                                                                          ----------   -----------   -----------
                    Net cash (used in) provided by financing
                      activities........................................  (1,507,555)    1,441,350    (1,653,513)
                                                                          ----------   -----------   -----------
Net increase (decrease) in cash and cash equivalents....................    (272,827)      292,106       (81,460)
Cash and cash equivalents, beginning of period..........................     637,226       364,399       656,505
                                                                          ----------   -----------   -----------
Cash and cash equivalents, end of period................................  $  364,399   $   656,505   $   575,045
                                                                          ----------   -----------   -----------
                                                                          ----------   -----------   -----------
Supplemental investing activity:
     Fair value of Spring assets acquired...............................  $   --       $12,657,486   $   --
     Cash acquired......................................................      --          (312,146)
     Liabilities assumed................................................      --        (2,124,486)      --
     Subordinated note issued...........................................      --        (5,500,000)      --
     Reserve for Spring office move and consolidation...................      --        (2,000,000)      --
                                                                          ----------   -----------   -----------
                    Net cash paid for acquisition.......................  $   --       $ 2,720,854   $   --
                                                                          ----------   -----------   -----------
                                                                          ----------   -----------   -----------
Supplemental disclosure of cash flow information:
     Cash paid for interest.............................................  $1,015,881   $ 1,086,525   $ 1,328,405
                                                                          ----------   -----------   -----------
                                                                          ----------   -----------   -----------
     Capital lease obligations incurred in acquisition of equipment.....  $  224,125   $    84,702   $   294,534
                                                                          ----------   -----------   -----------
                                                                          ----------   -----------   -----------

                                                                           NINE MONTHS ENDED
                                                                        -----------------------
                                                                             1994       1995
                                                                         ----------- ----------
                                                                          Unaudited
Cash flows from operating activities:
     Net income (loss)..................................................$  (363,462) $ (941,573)
     Adjustments to reconcile net loss to net cash provided by operating activities:
          Pension liability provision...................................        622       6,298
          Deferred landlord reimbursement...............................    --          (60,657)
          Deferred rent.................................................    --          248,343
          Depreciation and amortization.................................  2,522,393   2,549,054
          Deferred income taxes.........................................   (381,580)   (285,833)
          Loss on disposal of property and equipment....................    202,798       6,695
          Provision for doubtful accounts receivable....................    --           90,000
          Changes in operating assets and liabilities:
               Accounts receivable -- billed............................   (171,017)   (381,255)
               Accounts receivable -- unbilled..........................   (402,558)   (741,374)
               Prepaid expenses.........................................     13,224      21,735
               Other current assets.....................................   (120,051)     81,053
               Other assets.............................................       (922)    (91,643)
               Accounts payable.........................................    202,572     (71,083)
               Accrued expenses.........................................    157,270     383,799
               Operating improvement reserve............................   (465,620)   (761,232)
                                                                        -----------  ----------
                    Net cash provided by operating activities...........  1,193,669      52,327
                                                                        -----------  ----------
Cash flows from investing activities:
     Acquisition of Spring, net of cash acquired........................    --           --
     Capital expenditures...............................................   (184,137)   (396,332)
     Proceeds from disposal of property and equipment...................    161,050      --
                                                                        -----------  ----------
                    Net cash used in investing activities...............    (23,087)   (396,332)
                                                                        -----------  ----------
Cash flows from financing activities:
     Proceeds from long-term borrowings.................................    --           --
     Proceeds from short-term borrowings................................    --          400,000
     Principal payments on long-term debt...............................   (916,666)   (443,667)
     Principal payments on capital lease obligations....................   (216,536)   (168,764)
     Redeemable preferred stock distributions...........................   (106,000)     --
                                                                        -----------  ----------
                    Net cash (used in) provided by financing
                      activities........................................ (1,239,202)   (212,431)
                                                                        -----------  ----------
Net increase (decrease) in cash and cash equivalents....................    (68,620)   (556,436)
Cash and cash equivalents, beginning of period..........................    656,505     575,045
                                                                        -----------  ----------
Cash and cash equivalents, end of period................................$   587,885  $   18,609
                                                                        -----------  ----------
                                                                        -----------  ----------
Supplemental investing activity:
     Fair value of Spring assets acquired...............................$   --       $   --
     Cash acquired......................................................
     Liabilities assumed................................................    --           --
     Subordinated note issued...........................................    --           --
     Reserve for Spring office move and consolidation...................    --           --
                                                                        -----------  ----------
                    Net cash paid for acquisition.......................$   --       $   --
                                                                        -----------  ----------
                                                                        -----------  ----------
Supplemental disclosure of cash flow information:
     Cash paid for interest.............................................$ 1,182,893  $  982,496
                                                                        -----------  ----------
                                                                        -----------  ----------
     Capital lease obligations incurred in acquisition of equipment.....$   294,534  $   --
                                                                        -----------  ----------
                                                                        -----------  ----------

                See notes to consolidated financial statements.

                 PHYSICIAN SUPPORT SYSTEMS, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 1992, 1993 AND 1994
     AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1994 (UNAUDITED) AND 1995

1. DESCRIPTION OF THE BUSINESS

     a. Description of the Business -- Physician Support Systems, Inc. (a Delaware corporation) and Subsidiary (the 'Company') are engaged in the business of providing business management services to primarily hospital-affiliated physicians.

     b. Business Combination -- On August 12, 1993 (effective August 1, 1993), the Company acquired 100 percent of the outstanding common stock of Spring Anesthesia Group, Inc. ('Spring') for approximately $8,533,000, including approximately $3,033,000 in cash and a $5,500,000 subordinated note. This acquisition was accounted for under the purchase method of accounting and, accordingly, the net assets acquired were recorded at their fair values on the effective date of acquisition. Results of operations for Spring from the effective date of acquisition through December 31, 1993 are included in the Company's consolidated statement of operations for the year ended December 31, 1993. The excess purchase price over fair value of net assets acquired of approximately $5,756,000 is being amortized on the straight-line method over 20 years.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     a. Principles of Consolidation -- The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Spring. All significant intercompany balances and transactions have been eliminated in consolidation.


     b. Revenue Recognition -- The Company estimates fees that will be invoiced upon collection of physician accounts receivable and recognizes such revenues when substantially all services to be performed by the Company have been completed. Accounts receivable -- unbilled, represents amounts recognized for services rendered but not yet invoiced and is based on the Company's estimate of the fees that will be collected from clients when patient accounts are collected. This estimate is calculated by applying the Company's management fee percentage to an estimate of the clients' collections that will be achieved on amounts billed to patients and their insurers. The Company revises its estimate of its unbilled accounts receivable each month based on its clients' billing and collection information for that month. The Company provides for additional costs necessary to complete the collection process.


     Accounts receivable -- billed, primarily represents amounts invoiced to clients. The Company provided $35,000, $63,203 and $90,000 for doubtful accounts in the years ended December 31, 1993 and 1994 and the nine months ended September 30, 1995, respectively, and wrote off $-0-, $63,203 and $-0-against its allowance for doubtful accounts in the years ended December 31, 1993 and 1994 and the nine months ended September 30, 1995, respectively.

     c. Cash and Cash Equivalents -- The Company considers its highly liquid overnight investments to be cash equivalents.

     d. Cash in Escrow -- The Company holds cash collected on behalf of its physician customers in escrow and remits amounts due to physicians weekly. Approximately $200,400, $2,178,600 and $1,460,700 of cash in escrow was offset against due to physicians on the Company's balance sheet at December 31, 1993 and 1994 and September 30, 1995, respectively.

     e. Property and Equipment -- Depreciation and amortization are computed on a straight-line basis over the shorter of estimated useful lives of the assets or lease terms.

     f. Intangible Assets -- Amortization is computed on a straight-line basis over estimated useful lives of the assets. On an annual basis the Company compares the carrying value of its goodwill to an estimate of the Company's fair value to evaluate the reasonableness of the carrying value and remaining amortization period. Fair value is computed using projections of future cash flows.

     g. Income Taxes -- The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards ('SFAS') No. 109, 'Accounting for Income Taxes,' which requires an

                 PHYSICIAN SUPPORT SYSTEMS, INC. AND SUBSIDIARY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)
                  YEARS ENDED DECEMBER 31, 1992, 1993 AND 1994
     AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1994 (UNAUDITED) AND 1995

asset and liability approach to accounting for income taxes. Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future, based on enacted tax laws and rates applicable to periods in which the differences are expected to affect taxable income. Income taxes/benefit is the tax payable/receivable for the period plus or minus the change during the period in deferred income tax assets and liabilities.


     h. Net (Loss) Per Share -- Net (loss) per common share is calculated using the weighted average number of common shares outstanding during each of the periods retroactively restated to give effect to the 1,400-for-one stock split (Note 14).


     i. Unaudited Interim Financial Statements -- In the opinion of management, the Company has made all adjustments, consisting of only normal recurring accruals, necessary for fair presentation of the results of operations and cash flows for the nine months ended September 30, 1994 as presented in the accompanying unaudited financial statements.

3. PRO FORMA FINANCIAL INFORMATION

     The unaudited consolidated results of operations on a pro forma basis as though Spring had been acquired as of January 1, 1992 are as follows:

                                                                               1992           1993
                                                                            -----------    -----------

Revenue..................................................................   $21,067,583    $20,535,293
                                                                            -----------    -----------
                                                                            -----------    -----------
Net loss.................................................................   $  (631,082)   $(1,008,099)
                                                                            -----------    -----------
                                                                            -----------    -----------
Net loss per share.......................................................   $   (394.43)   $   (630.06)
                                                                            -----------    -----------
                                                                            -----------    -----------

4. PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:

                                                                       DECEMBER 31,
                                                   ESTIMATED     ------------------------    SEPTEMBER 30,
                                                  USEFUL LIFE       1993          1994           1995
                                                  -----------    ----------    ----------    -------------

Furniture and fixtures.........................         7        $  488,051    $  528,914     $   619,060
Equipment......................................         5         1,652,148     1,535,445       1,664,497
Computer software..............................         5         2,650,000     2,650,000       2,650,000
Vehicles.......................................         5            16,768        16,768          27,768
Leasehold improvements.........................        10            63,017       310,760         460,126
                                                                 ----------    ----------    -------------
                                                                  4,869,984     5,041,887       5,421,451
                                                                 ----------    ----------    -------------
Less accumulated depreciation and
  amortization.................................                   1,358,135     2,059,130       2,843,499
                                                                 ----------    ----------    -------------
                                                                 $3,511,849    $2,982,757     $ 2,577,952
                                                                 ----------    ----------    -------------
                                                                 ----------    ----------    -------------

                 PHYSICIAN SUPPORT SYSTEMS, INC. AND SUBSIDIARY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)
                  YEARS ENDED DECEMBER 31, 1992, 1993 AND 1994
     AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1994 (UNAUDITED) AND 1995

5. INTANGIBLE ASSETS

     Intangible assets consist of the following:

                                                                     DECEMBER 31,
                                                ESTIMATED     --------------------------    SEPTEMBER 30,
                                               USEFUL LIFE       1993           1994            1995
                                               -----------    -----------    -----------    -------------

Physician contracts.........................       6 - 10     $ 9,883,290    $ 9,883,290     $ 9,883,290
Noncompetition agreements...................            5       3,727,042      3,727,042       3,727,042
Excess purchase price over fair value of net
  assets acquired...........................           20       6,076,005      6,076,005       6,076,005
Other.......................................            5         441,458        441,458         441,458
                                                              -----------    -----------    -------------
                                                               20,127,795     20,127,795      20,127,795
Less accumulated amortization...............                    3,530,903      5,885,132       7,639,744
                                                              -----------    -----------    -------------
                                                              $16,596,892    $14,242,663     $12,488,051
                                                              -----------    -----------    -------------
                                                              -----------    -----------    -------------

6. ACCRUED EXPENSES

     Accrued expenses consist of the following:

                                                                     DECEMBER 31,
                                                               ------------------------    SEPTEMBER 30,
                                                                  1993          1994           1995
                                                               ----------    ----------    -------------

Estimated costs necessary to complete the collection process
  for unbilled receivables..................................   $  758,041    $  853,411     $   882,105
Accrued payroll, benefits and related liabilities...........      517,394       483,275         619,380
Accrued interest............................................      391,349       588,795         664,895
Other.......................................................      273,308       206,938         349,838
                                                               ----------    ----------    -------------
                                                               $1,940,092    $2,132,419     $ 2,516,218
                                                               ----------    ----------    -------------
                                                               ----------    ----------    -------------

                 PHYSICIAN SUPPORT SYSTEMS, INC. AND SUBSIDIARY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)
                  YEARS ENDED DECEMBER 31, 1992, 1993 AND 1994
     AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1994 (UNAUDITED) AND 1995

7. LONG-TERM DEBT

     Long-term debt consists of the following:

                                                                    DECEMBER 31,
                                                             --------------------------    SEPTEMBER 30,
                                                                1993           1994            1995
                                                             -----------    -----------    -------------

Bank fixed note, 7.6% until August 11, 1996, national
  commercial rate plus 1.5% from August 12, 1996 through
  August 1, 1998, payable monthly, $133,333 through August
  1, 1996, $150,000 through August 1, 1997, $166,667
  through August 1, 1998 and $250,000 on August 1, 1998...   $ 7,600,000    $ 6,333,334     $ 5,516,667
Bank term note, national commercial rate plus 1%, payable
  on February 28, 1996....................................       --             --              200,000
Bank term note, national commercial rate plus 1 1/4%,
  payable monthly $13,500 from August 1, 1995 through
  September 1, 1996 and $11,000 on October 1, 1996........       --             --              173,000
Subordinated notes, 13%, payable $1,500,000 on August 30,
  1997 and 1998...........................................     3,000,000      3,000,000       3,000,000
Subordinated notes, 9% on the first $1,350,000 due August
  30, 1997, 0% on the remainder, payable on August 30,
  1998....................................................     1,830,763      1,830,763       1,830,763
Spring acquisition subordinated note, 7.1%, payable on
  August 12, 2003.........................................     5,500,000      5,500,000       5,500,000
                                                             -----------    -----------    -------------
                                                              17,930,763     16,664,097      16,220,430
Less current portion......................................     1,266,667      1,466,667       1,995,333
                                                             -----------    -----------    -------------
                                                             $16,664,096    $15,197,430     $14,225,097
                                                             -----------    -----------    -------------
                                                             -----------    -----------    -------------

     The loan agreement between the Company and the bank (the 'Bank Agreement') and certain of the subordinated notes have covenants which restrict the payment of dividends on common stock and provide that various financial limits and ratios be maintained. The Company is in compliance with all covenants of the Bank Agreement as amended on February 25, 1994. In addition, the Bank Agreement requires an annual prepayment of the fixed rate note equal to 50 percent of the Company's cash flow as defined.

     The bank fixed rate note is secured by all assets of the Company. In addition, the stockholders have pledged their shares of common stock to the bank as additional collateral.

     The bank's national commercial rate was 8.75% at September 30, 1995.

     During the year ended December 31, 1993, the interest rate on the Spring acquisition subordinated note was negotiated from 8% to 7.6%. During the year ended December 31, 1994, the interest rate on the Spring acquisition subordinated note was negotiated from 7.6% to 7.1%.

                 PHYSICIAN SUPPORT SYSTEMS, INC. AND SUBSIDIARY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)
                  YEARS ENDED DECEMBER 31, 1992, 1993 AND 1994
     AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1994 (UNAUDITED) AND 1995

     The aggregate amount of maturities of long-term debt after September 30, 1995 is as follows:

                             YEAR ENDING
                            SEPTEMBER 30,                                 AMOUNT
---------------------------------------------------------------------   -----------

   1996..............................................................   $ 1,995,333
   1997..............................................................     4,677,667
   1998..............................................................     4,047,430
   1999..............................................................       --
   2000..............................................................       --
   Thereafter........................................................     5,500,000
                                                                        -----------
                                                                        $16,220,430
                                                                        -----------
                                                                        -----------

     In addition to the above, at September 30, 1995, the Company had borrowed $400,000 under its line of credit with its bank. See Note 14.

8. INCOME TAXES

     The income tax benefit (expense) consists of the following:

                                                               DECEMBER 31,                    SEPTEMBER 30,
                                                     ---------------------------------    -----------------------
                                                       1992         1993        1994         1994          1995
                                                     ---------    --------    --------    -----------    --------
                                                                                          (UNAUDITED)
Federal:
     Current......................................   $  --        $  --       $  --        $  --         $  --
     Deferred.....................................     (71,893)    272,668     520,339       163,169      317,520
                                                     ---------    --------    --------    -----------    --------
                                                       (71,893)    272,668     520,339       163,169      317,520
                                                     ---------    --------    --------    -----------    --------
State:
     Current......................................      --           --          --           --            --
     Deferred.....................................     (99,460)     30,462     289,564       218,411      (31,687)
                                                     ---------    --------    --------    -----------    --------
                                                       (99,460)     30,462     289,564       218,411      (31,687)
                                                     ---------    --------    --------    -----------    --------
                                                     $(171,353)   $303,130    $809,903     $ 381,580     $285,833
                                                     ---------    --------    --------    -----------    --------
                                                     ---------    --------    --------    -----------    --------

     Deferred income tax assets and liabilities consist of the following:

                                                                              DECEMBER 31,
                                                                       --------------------------    SEPTEMBER 30,
                                                                          1993           1994            1995
                                                                       -----------    -----------    -------------

Deferred income tax assets:
     Net operating loss carryforwards...............................   $   935,014    $   689,212     $ 1,678,588
     Valuation reserve for state net operating loss carryforwards...       --             (69,374)       (153,821)
     Spring operating reserve.......................................       748,259        459,791         173,547
     Other..........................................................        51,249        208,979         329,853
                                                                       -----------    -----------    -------------
                                                                         1,734,522      1,288,608       2,028,167
                                                                       -----------    -----------    -------------
Deferred income tax liabilites:
     Physician contracts............................................    (2,095,726)      (847,369)       (708,709)
     Unbilled receivables...........................................      (916,448)      (947,005)     (1,590,281)
     Depreciation and amortization..................................      (595,761)      (554,877)       (503,987)
     Other..........................................................        (1,516)        (4,383)         (4,383)
                                                                       -----------    -----------    -------------
                                                                        (3,609,451)    (2,353,634)     (2,807,360)
                                                                       -----------    -----------    -------------
Net deferred income tax liability...................................   $(1,874,929)   $(1,065,026)    $  (779,193)
                                                                       -----------    -----------    -------------
                                                                       -----------    -----------    -------------

                 PHYSICIAN SUPPORT SYSTEMS, INC. AND SUBSIDIARY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)
                  YEARS ENDED DECEMBER 31, 1992, 1993 AND 1994
     AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1994 (UNAUDITED) AND 1995

     The net deferred income tax liability is classified in the consolidated balance sheet as follows:


                                                                              DECEMBER 31,
                                                                       --------------------------    SEPTEMBER 30,
                                                                          1993           1994            1995
                                                                       -----------    -----------    -------------

Net current liability...............................................   $  (866,715)   $  (742,733)     (1,358,515)
Net long-term asset.................................................       --             --              579,322
Net long-term liability.............................................    (1,008,214)      (322,293)        --
                                                                       -----------    -----------    -------------
Net long-term asset.................................................   $(1,874,929)   $(1,065,026)    $  (779,193)
                                                                       -----------    -----------    -------------
                                                                       -----------    -----------    -------------


     A reconciliation of the statutory Federal income tax rate and the effective rate of the provision for income taxes consists of the following:

                                                                         DECEMBER 31,              SEPTEMBER 30,
                                                                  --------------------------    --------------------
                                                                  1992      1993       1994        1994        1995
                                                                  ----      -----      -----    -----------    -----
                                                                                                (UNAUDITED)

Statutory Federal income tax rate..............................   34.0%     (34.0)%    (34.0)%     (34.0)%     (34.0)%
State income taxes, net of Federal income tax benefits.........    9.1       (9.0)      (4.3)       (4.4)       (6.2)
Nondeductible items............................................    4.4        6.1        6.2        11.9         7.5
Disallowed state net operating loss deduction..................   43.9       13.5       --         --           --
Change in state tax laws allowing previously disallowed prior
  years state net operating loss deduction.....................    --        --         (8.7)      (27.2)       --
State net operating loss carryforwards valuation allowance.....    --        --          3.7        10.9         9.4
Effect of changes in state income tax rates on deferred income
  tax assets and liabilities...................................    --        --         (6.0)       (8.4)       --
Prior year items...............................................    --        (7.7)      --         --           --
                                                                  ----      -----      -----    -----------    -----
Effective income tax rate......................................   91.4%     (31.5)%    (43.1)%     (51.2)%     (23.3)%
                                                                  ----      -----      -----    -----------    -----
                                                                  ----      -----      -----    -----------    -----

     As of December 31, 1994, the Company has net operating loss carryforwards for Federal income tax purposes of approximately $1,724,000 which expire between 2007 and 2009.

     In October 1995, the Internal Revenue Service ('IRS') examined the tax returns of the Company for the years ended August 31, 1992 and 1993. As a result of the examination, the estimated useful lives for income tax purposes of certain physician contracts were adjusted to correspond to the estimated useful lives for financial statement purposes of 10 years. The effect of the IRS examination was a reduction in the Company's net operating loss carryforwards of approximately $1,995,000.

                 PHYSICIAN SUPPORT SYSTEMS, INC. AND SUBSIDIARY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)
                  YEARS ENDED DECEMBER 31, 1992, 1993 AND 1994
     AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1994 (UNAUDITED) AND 1995

9. OTHER LONG-TERM LIABILITIES

     Other long-term liabilities consist of the following:

                                                                               DECEMBER 31,
                                                                         ------------------------    SEPTEMBER 30,
                                                                            1993          1994           1995
                                                                         ----------    ----------    -------------

Reserve for Spring operations move, consolidation and improvement.....   $1,984,262    $1,222,758     $   461,526
Capitalized lease obligations.........................................      730,435       744,122         575,358
Pension liability (Note 10)...........................................       18,360        25,280          31,578
Deferred landlord reimbursement.......................................       --           667,495         606,838
Deferred rent.........................................................       --               851         249,194
                                                                         ----------    ----------    -------------
                                                                          2,733,057     2,660,506       1,924,494
                                                                         ----------    ----------    -------------
Less current portion:
     Reserve for Spring operations consolidation and improvement......      761,504       806,246         461,526
     Capitalized lease obligations....................................      250,330       230,869         224,846
                                                                         ----------    ----------    -------------
                                                                          1,011,834     1,037,115         686,372
                                                                         ----------    ----------    -------------
                                                                         $1,721,223    $1,623,391     $ 1,238,122
                                                                         ----------    ----------    -------------
                                                                         ----------    ----------    -------------

     On August 1, 1993 (the date on which the Company acquired Spring), the Company established a $2,000,000 reserve for the move, consolidation and improvement of the Spring operations. Such reserve was an estimate of the costs of consolidating operations of the Spring billing offices into one new location in a lower cost area and modifying the operating approach to include elements of the PSS methodology. The Company classifies the portion of this reserve expected to be disbursed within the next twelve months as a current liability.

     The following is a schedule of future minimum lease payments under capital leases and the present value of the minimum lease payments as of September 30, 1995:

                                   YEAR ENDING
                                  SEPTEMBER 30,                                       AMOUNT
----------------------------------------------------------------------------------   --------

   1996...........................................................................   $262,562
   1997...........................................................................    221,671
   1998...........................................................................    109,923
   1999...........................................................................     51,112
   2000...........................................................................      --
                                                                                     --------
Total minimum lease payments......................................................    645,268
Less amount representing interest.................................................    (69,910)
                                                                                     --------
Present value of minimum lease payments (of which $224,846 is due within one
     year)........................................................................   $575,358
                                                                                     --------
                                                                                     --------

10. EMPLOYEE BENEFIT PLANS

     Spring provides pension benefits to eligible employees under a noncontributory defined benefit pension plan. Benefits are earned on the basis of credited service and employees' highest five consecutive plan years' average compensation. The Plan was frozen effective July 1, 1993. Accordingly, no further benefits accrue to eligible employees after July 1, 1993, the accumulated benefit obligation becomes equal to the projected benefit obligation as of that date, and all benefits become vested as of that date. The Company makes contributions to the plan as necessary to satisfy the minimum funding requirements of ERISA.

                 PHYSICIAN SUPPORT SYSTEMS, INC. AND SUBSIDIARY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)
                  YEARS ENDED DECEMBER 31, 1992, 1993 AND 1994
     AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1994 (UNAUDITED) AND 1995

     The  following  table  summarizes  the  significant  assumptions  used   in
determining the pension obligations as of December 31, 1993 and 1994:

Discount rate -- pre-retirement...............................................   7.0%
Discount rate -- post-retirement..............................................   5.0
Expected long-term rate of return on assets...................................   7.0

     Assets of the plan consist primarily of investments in stocks and corporate and government bonds.

     Pension cost includes the following components:

                                                                                   1993         1994
                                                                                 ---------    ---------

Service cost -- benefits earned during the period.............................   $  --        $  --
Interest cost on projected benefit obligation.................................    (142,407)    (142,660)
Return on plan assets -- actual...............................................      46,331       69,574
Net amortization and deferral.................................................      94,834       66,166
                                                                                 ---------    ---------
          Net pension cost....................................................   $  (1,242)   $  (6,920)
                                                                                 ---------    ---------
                                                                                 ---------    ---------

     The funded status of the pension plan at December 31, 1993 and 1994 was as follows:

                                                                                1993           1994
                                                                             -----------    -----------

Projected benefit obligation (100% vested)................................   $(2,157,713)   $(1,911,160)
Plan assets at fair value.................................................     2,132,433      1,740,219
                                                                             -----------    -----------
Projected benefit obligation in excess of plan assets.....................       (25,280)      (170,941)
Unrecognized net loss.....................................................         6,920        145,661
                                                                             -----------    -----------
     Accrued pension cost.................................................   $   (18,360)   $   (25,280)
                                                                             -----------    -----------
                                                                             -----------    -----------

     The Company established a 401(k) plan that covers substantially all PSS employees with one year of service age 21 or older effective January 1, 1994. The Company did not make any contribution to the plan for the year ended December 31, 1994 or for the nine months ended September 30, 1995.

11. COMMITMENTS

     a. Operating Leases -- Future minimum annual rental commitments under noncancelable operating leases are as follows:

                             YEAR ENDING
                            SEPTEMBER 30,                                  TOTAL
----------------------------------------------------------------------   ----------

   1996...............................................................   $1,102,203
   1997...............................................................      585,107
   1998...............................................................      454,776
   1999...............................................................      459,948
   2000...............................................................      535,191
   Thereafter.........................................................    1,225,965
                                                                         ----------
                                                                         $4,363,190
                                                                         ----------
                                                                         ----------

     Rent expense  was approximately  $351,000, $810,000,  $1,143,000,  $831,700
(unaudited) and $1,009,000 for the years ended December 31, 1992, 1993, 1994 and nine months ended September 30, 1994 (unaudited) and 1995, respectively.

     b. Letter of Credit -- The Company has a letter of credit from a bank in the amount of approximately $121,000 at September 30, 1995 in connection with one of its self-insured employee medical plans.

                 PHYSICIAN SUPPORT SYSTEMS, INC. AND SUBSIDIARY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)
                  YEARS ENDED DECEMBER 31, 1992, 1993 AND 1994
     AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1994 (UNAUDITED) AND 1995

12. COMMON STOCK

     All  common  stockholders of  the Company  are  parties to  a Shareholders'
Agreement (the 'Agreement') dated August 31, 1991. The Agreement requires the Company to repurchase, at the request of any stockholder, up to 5 percent of the shares of common stock outstanding on each August 30 from 2006 through 2010 at a predetermined multiple of earnings per share as defined. In addition, the Company is required to repurchase, at the request of any stockholder, up to 5 percent of the shares of common stock outstanding on each August 30 from 2016 through 2020 at a price per share to be determined at the time of repurchase. The Agreement terminates on the earlier of (a) August 30, 2021, (b) the sale of all or substantially all of the assets of the Company, (c) the sale of more than 20% of the outstanding common stock of the Company pursuant to a public offering registered under the Securities Act of 1933 or (d) the merger of the Company into another entity where (i) the Company is not the surviving entity or (ii) the common stockholders of the Company do not own at least a majority of the common stock of the surviving entity.

13. REDEEMABLE PREFERRED STOCK

     On August 30, 1991, the Company issued 2,000 shares of 10% Preferred Stock, Series A (the 'Series A Stock') and 2,000 shares of 10% Preferred Stock, Series B (the 'Series B Stock') (together, the '10% Preferred Stock'). On February 28, 1994, February 28, 1995 and August 31, 1995, the Company issued stock dividends of 120 shares, 127.2 shares and 134.832 shares, respectively, of 10% Preferred Stock, Series A and 120 shares, 127.2 shares and 134.832 shares, respectively, of 10% Preferred Stock, Series B in lieu of cash dividends.

     The Series A Stock dividends are cumulative and payable semiannually. Should the Company merge into or consolidate with an entity such that at least a majority of the common stock of the surviving entity is not held by the common stockholders of record as of August 30, 1991, unpaid dividends shall then accrue at the rate of 12 percent per annum from the latest dividend date. Should the Company fail to pay dividends when due, the holders of Series A Stock will receive in lieu of cash dividends additional shares of preferred stock with a face amount equal to the amount of unpaid cash dividends, at the rate of 12 percent per annum, having identical terms to Series A Stock.

     The Series A Stock has no voting rights except that the Company cannot change the powers, preferences or rights of the 10% Preferred Stock or issue securities senior to the 10% Preferred Stock without the approval of a majority of the holders of the 10% Preferred Stock.

     The Company must redeem all outstanding shares of Series A Stock on the earlier of August 31, 1998 or the date on which 60 percent of the Company's common stock is first held by persons other than the common stockholders of record as of August 30, 1991. The Series A Stock will be redeemed at its stated value plus an amount equal to all accrued and unpaid dividends (whether or not declared) to the date of redemption. The Company may at any time prior to August 31, 1998 redeem all, or any number less than all, of the outstanding shares of Series A Stock at their stated value plus an amount equal to all accrued and unpaid dividends (whether or not declared) to the date of redemption.

     Upon liquidation, dissolution or winding up of the Company, the holders of Series A Stock shall be entitled to receive their pro rata share of any payment or distribution before any such payment or distribution shall be made on any common stock or on any other preferred stock issued but not approved by a majority of the holders of 10% Preferred Stock.

     The Series B Stock is identical to the Series A Stock except that the Series B Stock is exchangeable in whole or in part, at the option of the Company, into 10% Senior Subordinated Notes on any dividend date subsequent to December 31, 1994, provided the Company has paid all dividends accrued to the date of such exchange.

                 PHYSICIAN SUPPORT SYSTEMS, INC. AND SUBSIDIARY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)
                  YEARS ENDED DECEMBER 31, 1992, 1993 AND 1994
     AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1994 (UNAUDITED) AND 1995

14. SUBSEQUENT EVENTS


     On December 15, 1995, the Company increased the total availability under its line of credit to $600,000, and borrowed $100,000, bringing its total outstanding borrowings under its line of credit to $500,000.


     On December 21, 1995, the Company sold 1,100 shares of 10% Redeemable Preferred Stock, Series A, stated value $500 per share, for $550,000.


     At the effective date of the Offering, the Company will increase the number of authorized shares of common stock from 5,000 to 100,000,000, change the par value of the stock from $.01 to .001 per share and effect a 1,400-for-one stock split. The effect of the change in the par value and stock split will be to transfer $2,224, representing the par value of the additional shares issued, from additional paid-in capital to common stock. All numbers of common shares and per share data in the accompanying consolidated financial statements have been retroactively adjusted to effect the stock split. In addition, at the effective date of the Offering, the Company will adopt the 1996 Stock Option Plan (the 'Plan'). It is anticipated that a total of 853,500 authorized but unissued shares of common stock will be reserved for issuance under the Plan. The per share exercise price of options granted under the Plan will be not less than 100% of the fair market value of a share of the Company's common stock on the date of the grant.

                          INDEPENDENT AUDITORS' REPORT

NORTH COAST HEALTH CARE MANAGEMENT
Cleveland, Ohio

     We have audited the accompanying combined balance sheets of North Coast Health Care Management, Inc., Medical Dental Invoicing Services, Inc., and North Coast Account Systems, Inc. (collectively 'North Coast Health Care Management Group') as of December 31, 1993 and 1994 and September 30, 1995 and the related combined statements of operations, of stockholders' equity and of cash flows for the years ended December 31, 1992, 1993 and 1994 and the nine months ended September 30, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such combined financial statements present fairly, in all material respects, the combined financial position of North Coast Health Care Management Group as of December 31, 1993 and 1994 and September 30, 1995 and the combined results of their operations, their stockholders' equity and their cash flows for the years ended December 31, 1992, 1993 and 1994 and the nine months ended September 30, 1995 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP
December 29, 1995
Cleveland, Ohio

                    NORTH COAST HEALTH CARE MANAGEMENT GROUP
                            COMBINED BALANCE SHEETS

                                                                               DECEMBER 31,
                                                                         ------------------------    SEPTEMBER 30,
                                                                            1993          1994           1995
                                                                         ----------    ----------    -------------

                                ASSETS
Current Assets:
     Cash and cash equivalents........................................   $   54,674    $  614,977     $   379,799
     Accounts receivable (Note 2):
          Billed......................................................       81,319        16,635         155,651
          Unbilled....................................................    1,407,953     1,217,733       1,250,820
     Prepaid expenses and other current assets........................       14,686        22,119          32,050
                                                                         ----------    ----------    -------------
          Total current assets........................................    1,558,632     1,871,464       1,818,320
Property and Equipment, net (Note 4)..................................      479,037       411,612         318,863
Intangibles and Other Assets..........................................       97,462        65,989           2,387
                                                                         ----------    ----------    -------------
               Total..................................................   $2,135,131    $2,349,065     $ 2,139,570
                                                                         ----------    ----------    -------------
                                                                         ----------    ----------    -------------

                 LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
     Note payable to bank under line of credit (Note 5)...............   $   20,000    $   65,000     $    75,000
     Current portion of note payable to bank (Note 5).................       40,000        33,333
     Accounts payable.................................................      167,280       170,501          95,646
     Accrued compensation.............................................      636,946       537,446         931,590
     Deferred revenue.................................................                                     23,440
                                                                         ----------    ----------    -------------
          Total current liabilities...................................      864,226       806,280       1,125,676
                                                                         ----------    ----------    -------------
Note Payable to Bank, less current portion (Note 5)...................       33,333
                                                                         ----------    ----------    -------------
Stockholders' Equity:
     Common stock, no par value; 750 shares authorized; 100 shares issued and outstanding at December 31, 1993, 1994, and
       September 30, 1995.............................................        2,000         2,000           2,000
Retained earnings.....................................................    1,235,572     1,540,785       1,011,894
                                                                         ----------    ----------    -------------
          Total stockholders' equity..................................    1,237,572     1,542,785       1,013,894
                                                                         ----------    ----------    -------------
               Total..................................................   $2,135,131    $2,349,065     $ 2,139,570
                                                                         ----------    ----------    -------------
                                                                         ----------    ----------    -------------

                  See notes to combined financial statements.

                    NORTH COAST HEALTH CARE MANAGEMENT GROUP
                       COMBINED STATEMENTS OF OPERATIONS


                                                                                            NINE MONTHS ENDED
                                                     YEAR ENDED DECEMBER 31,                  SEPTEMBER 30,
                                              --------------------------------------    -------------------------
                                                 1992          1993          1994                         1995
                                              ----------    ----------    ----------       1994        ----------
                                                                                        -----------
                                                                                        (UNAUDITED)

Revenue....................................   $5,828,162    $6,204,952    $5,791,893    $ 4,204,184    $4,376,442
                                              ----------    ----------    ----------    -----------    ----------
Operating Expenses:
     Salaries and wages....................    3,580,036     4,201,601     3,241,805      2,537,732     2,802,117
     General and administrative............    1,983,942     2,001,539     2,043,313      1,419,544     1,381,868
     Depreciation and amortization.........      152,553       154,605       169,782        127,336       128,826
                                              ----------    ----------    ----------    -----------    ----------
          Total operating expenses.........    5,716,531     6,357,745     5,454,900      4,084,612     4,312,811
                                              ----------    ----------    ----------    -----------    ----------
Income (loss) from Operations..............      111,631      (152,793)      336,993        119,572        63,631
                                              ----------    ----------    ----------    -----------    ----------
Other Income (Expense):
     Interest expense......................      (31,183)      (13,478)      (43,423)       (29,753)      (19,154)
     Interest income.......................        3,164         5,062        11,643          1,170           396
                                              ----------    ----------    ----------    -----------    ----------
          Other income (expense), net......      (28,019)       (8,416)      (31,780)       (28,583)      (18,758)
                                              ----------    ----------    ----------    -----------    ----------
Net Income (Loss)..........................   $   83,612    $ (161,209)      305,213    $    90,989        44,873
                                              ----------    ----------                  -----------
                                              ----------    ----------                  -----------
Unaudited pro forma income tax
  adjustment...............................                                  117,500                       12,000
                                                                          ----------                   ----------
Unaudited pro forma net income.............                               $  187,713                   $   32,873
                                                                          ----------                   ----------
                                                                          ----------                   ----------


                  See notes to combined financial statements.

                    NORTH COAST HEALTH CARE MANAGEMENT GROUP
                  COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                       COMMON STOCK                        TOTAL
                                                                     ----------------     RETAINED     STOCKHOLDERS'
                                                                     SHARES    AMOUNT     EARNINGS        EQUITY
                                                                     ------    ------    ----------    -------------

Balance, January 1, 1992..........................................     100     $2,000    $1,313,169     $ 1,315,169
     Net income...................................................                           83,612          83,612
                                                                     ------    ------    ----------    -------------
Balance, December 31, 1992........................................     100     2,000      1,396,781       1,398,781
     Net loss.....................................................                         (161,209)       (161,209)
                                                                     ------    ------    ----------    -------------
Balance, December 31, 1993........................................     100     2,000      1,235,572       1,237,572
     Net income...................................................                          305,213         305,213
                                                                     ------    ------    ----------    -------------
Balance, December 31, 1994........................................     100     2,000      1,540,785       1,542,785
     Net income...................................................                           44,873          44,873
     Cash distribution to shareholders............................                         (573,764)       (573,764)
                                                                     ------    ------    ----------    -------------
Balance, September 30, 1995.......................................     100     $2,000    $1,011,894     $ 1,013,894
                                                                     ------    ------    ----------    -------------
                                                                     ------    ------    ----------    -------------

                  See notes to combined financial statements.

                    NORTH COAST HEALTH CARE MANAGEMENT GROUP
                       COMBINED STATEMENTS OF CASH FLOWS

                                                                                                             NINE MONTHS ENDED
                                                                         YEAR ENDED DECEMBER 31,               SEPTEMBER 30,
                                                                    ----------------------------------    ------------------------
                                                                      1992         1993         1994                       1995
                                                                    ---------    ---------    --------       1994        ---------
                                                                                                          -----------
                                                                                                          (UNAUDITED)
Cash flows from operating activities:
  Net income (loss)..............................................   $  83,612    $(161,209)   $305,213     $  90,989     $  44,873
  Adjustments to reconcile net income (loss) to net cash provided by operating activities:
     Depreciation and amortization...............................     152,553      154,605     169,782       127,336       128,826
     Changes in operating assets and liabilities:
       Accounts receivable.......................................    (219,572)     142,200     254,904       (24,080)     (172,103)
       Prepaid expenses and other current assets.................       3,508      (14,537)     (7,433)      (14,602)       (9,931)
       Other assets..............................................         (51)     (40,669)       (527)         (346)       39,752
       Accounts payable..........................................      46,786       83,601       3,222       (99,686)      (74,855)
       Accrued compensation......................................     106,382      101,948     (99,500)      263,128       394,144
       Deferred revenue..........................................                                                           23,440
                                                                    ---------    ---------    --------    -----------    ---------
          Net cash provided by operating activities..............     173,218      265,939     625,661       342,739       374,146
                                                                    ---------    ---------    --------    -----------    ---------
Cash flows from investing activities -- Capital expenditures.....     (53,949)     (49,578)    (70,358)      (70,100)      (12,227)
                                                                    ---------    ---------    --------    -----------    ---------
Cash flows from financing activities:
  Net borrowings (repayments) on line of credit..................      50,000     (215,000)     45,000       285,000        10,000
  Principal payments on note payable to bank.....................     (40,000)     (40,000)    (40,000)      (29,999)      (33,333)
  Borrowing (repayment) of note payable to officer...............    (100,000)                               100,000
  Cash distribution to shareholders..............................                                                         (573,764)
                                                                    ---------    ---------    --------    -----------    ---------
          Net cash provided (used) by financing activities.......     (90,000)    (255,000)      5,000       355,001      (597,097)
                                                                    ---------    ---------    --------    -----------    ---------
Net increase (decrease) in cash and cash equivalents.............      29,269      (38,639)    560,303       627,640      (235,178)
Cash and cash equivalents, beginning of year.....................      64,044       93,313      54,674        54,674       614,977
                                                                    ---------    ---------    --------    -----------    ---------
Cash and cash equivalents, end of year...........................   $  93,313    $  54,674    $614,977     $ 682,314     $ 379,799
                                                                    ---------    ---------    --------    -----------    ---------
                                                                    ---------    ---------    --------    -----------    ---------
Supplemental disclosure of cash flow information:
  Cash paid during the year for interest.........................   $  31,183    $  13,478    $ 43,423     $  29,753     $  19,154
                                                                    ---------    ---------    --------    -----------    ---------
                                                                    ---------    ---------    --------    -----------    ---------

                  See notes to combined financial statements.

                    NORTH COAST HEALTH CARE MANAGEMENT GROUP
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                YEARS ENDED DECEMBER 31, 1992, 1993 AND 1994 AND
         THE NINE MONTHS ENDED SEPTEMBER 30, 1994 (UNAUDITED) AND 1995

1. DESCRIPTION OF THE BUSINESS


     North Coast Health Care Management, Inc., Medical Dental Invoicing Services, Inc., and North Coast Account Systems, Inc. (collectively 'North Coast Health Care Management Group' or, the 'Company') provide various services for physicians located primarily in northeast Ohio. North Coast Health Care Management, Inc. (an S corporation) provides practice management services to both hospital and non-hospital based physicians. Medical Dental Invoicing Services, Inc. (a C corporation) performs billing services solely for North Coast Health Care Management, Inc. customers, and North Coast Account Systems, Inc. (a C corporation) performs accounts receivable collection services for the same clients. Income taxes are not provided on earnings of the S Corporation. The C corporations have no taxable income, and no significant temporary differences or net operating loss carryforwards. The unaudited pro forma income tax adjustment reflects income taxes as if all the companies that comprise North Coast Health Care Management Group were C Corporations. There were no significant differences between taxable income for financial statement purposes and income tax purposes for the year ended December 31, 1994 and the nine months ended September 30, 1995.


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Principles of Combination -- The combined financial statements include the accounts of the Company due to common ownership and/or management. All intercompany balances and transactions have been eliminated.


     Revenue Recognition -- The Company estimates fees that will be invoiced upon collection of physician accounts receivable and recognizes such revenues when all services to be performed by the Company have been completed. Accounts receivable-billed, primarily represents amounts invoiced to clients. Accounts receivable-unbilled, represents amounts recognized for services rendered but not yet invoiced and is based on the Company's estimate of the fees that will be collected from clients when patient accounts are collected. This estimate is calculated by applying the Company's management fee percentage to an estimate of the clients' collections that will be achieved on amounts billed to patients and their insurers. The Company revises its estimate of its unbilled accounts receivable based on its clients' billing and collection information for interim and annual financial statements.


     Property and Equipment -- Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets or life of the lease.

     Intangible Assets -- Amortization is computed using the straight-line method over five years.

     Unaudited Interim Financial Statements -- In the opinion of management, the Company has made all adjustments, consisting of only normal recurring accruals, necessary for fair presentation of the results of operations and cash flows for the nine months ended September 30, 1994 as presented in the accompanying unaudited financial statements.

3. RELATED PARTY TRANSACTIONS

     An officer and director of the Company has an ownership interest in physicians groups that are also clients of the Company. Transactions with these groups accounted for revenue and accounts receivable as follows:

                                                                                  NINE MONTHS ENDED
                                           YEARS ENDED DECEMBER 31,                 SEPTEMBER 30,
                                    --------------------------------------    -------------------------
                                       1992          1993          1994                         1995
                                    ----------    ----------    ----------       1994        ----------
                                                                              -----------
                                                                              (UNAUDITED)

Revenues.........................   $3,205,000    $3,152,000    $2,799,000    $ 2,100,000    $1,988,000
Accounts receivable..............      931,000       848,000       718,000                      781,000

                    NORTH COAST HEALTH CARE MANAGEMENT GROUP
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (Continued)
                YEARS ENDED DECEMBER 31, 1992, 1993 AND 1994 AND
         THE NINE MONTHS ENDED SEPTEMBER 30, 1994 (UNAUDITED) AND 1995

4. PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:

                                                                      DECEMBER 31,
                                                                 ----------------------    SEPTEMBER 30,
                         DESCRIPTION                               1993         1994           1995
--------------------------------------------------------------   --------    ----------    -------------

Office equipment..............................................   $633,198    $  703,556     $   715,783
Furniture and fixtures........................................    165,531       165,531         165,531
Leasehold improvements........................................    137,525       137,525         137,525
                                                                 --------    ----------    -------------
     Total....................................................    936,254     1,006,612       1,018,839
Less accumulated depreciation and amortization................    457,217       595,000         699,976
                                                                 --------    ----------    -------------
Property and equipment, net...................................   $479,037    $  411,612     $   318,863
                                                                 --------    ----------    -------------
                                                                 --------    ----------    -------------

5. DEBT ARRANGEMENTS

     Lines of Credit -- The Company has a total of $400,000 in unsecured lines of credit available from a bank with interest (9.75% at September 30, 1995) at the prime lending rate plus one percent.

     Note Payable to Bank -- The Company had an unsecured note payable to a bank in monthly installments of $3,333 plus interest at prime lending rate plus one percent. This loan was fully paid in September 1995.

6. EMPLOYEE BENEFIT PLANS

     The Company provides defined contribution employee benefit plans to the employees of North Coast Health Care Management, Inc. and Medical Dental Invoicing Services, Inc. The Company's contributions to the plan are based upon a percentage of wages (10% for North Coast Health Care Management, Inc. and 5% for Medical Dental Invoicing Services, Inc.). The total expense recognized by the Company for the years ended December 31, 1992, 1993 and 1994 and the nine months ended September 30, 1995 for the defined contribution plans is $152,000, $158,000, $145,000 and $113,000, respectively.

7. LEASE COMMITMENTS

     The Company has various operating leases for automobiles and office space. Rent expense incurred by the Company is:

                                   PERIOD ENDED                                       AMOUNT
----------------------------------------------------------------------------------   --------

December 31, 1992.................................................................   $309,000
December 31, 1993.................................................................    325,000
December 31, 1994.................................................................    331,000
Nine months ended September 30, 1995..............................................    227,000

     Effective August 1, 1995, the Company entered into a new office lease for $19,519 a month. This lease expires in November 2002.

                    NORTH COAST HEALTH CARE MANAGEMENT GROUP
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (Continued)
                YEARS ENDED DECEMBER 31, 1992, 1993 AND 1994 AND
         THE NINE MONTHS ENDED SEPTEMBER 30, 1994 (UNAUDITED) AND 1995

     The remaining future minimum rental commitments under these noncancelable operating leases, including the new office lease, are:

                                  YEAR ENDING
                                  DECEMBER 31,                                       AMOUNT
--------------------------------------------------------------------------------   ----------

   1995.........................................................................   $   72,674
   1996.........................................................................      296,495
   1997.........................................................................      283,445
   1998.........................................................................      252,926
   1999.........................................................................      234,228
Thereafter......................................................................      663,646
                                                                                   ----------
          Total.................................................................   $1,803,414
                                                                                   ----------
                                                                                   ----------

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of MEDICAL MANAGEMENT SUPPORT, INC.

     We have audited the accompanying balance sheets of Medical Management Support, Inc. as of December 31, 1993 and 1994, and September 30, 1995, and the related statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1994, and the nine-month period ended September 30, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such financial statements present fairly, in all material respects, the financial position of Medical Management Support, Inc. as of December 31, 1993 and 1994, and September 30, 1995, and the results of its operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1994, and the nine-month period ended September 30, 1995, in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP
January 5, 1996
Seattle, Washington

                        MEDICAL MANAGEMENT SUPPORT, INC.
                                 BALANCE SHEETS
               DECEMBER 31, 1993 AND 1994, AND SEPTEMBER 30, 1995

                                                                                 DECEMBER 31,
                                                                             --------------------    SEPTEMBER 30,
                                                                               1993        1994          1995
                                                                             --------    --------    -------------

                                  ASSETS
Current assets:
     Cash and cash equivalents............................................   $135,679    $217,890      $  86,234
     Accounts receivable -- Billed........................................     14,001       1,974         10,463
     Accounts receivable -- Unbilled......................................    121,715     182,468        189,881
     Accounts receivable -- Related parties...............................        312       1,150
     Prepaid expenses.....................................................     13,540      12,712          7,472
                                                                             --------    --------    -------------
          Total current assets............................................    285,247     416,194        294,050
Property and equipment, net...............................................     32,410       8,499         31,012
Other assets..............................................................      4,501       4,333          4,333
                                                                             --------    --------    -------------
               Total......................................................   $322,158    $429,026      $ 329,395
                                                                             --------    --------    -------------
                   LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Accounts payable.....................................................   $ 16,259    $ 11,477      $  18,508
     Stockholder dividends payable........................................     95,000     150,000
     Accrued expenses.....................................................     17,651      25,106         33,208
                                                                             --------    --------    -------------
          Total current liabilities.......................................    128,910     186,583         51,716
                                                                             --------    --------    -------------
Deferred rent.............................................................     26,209      20,525         11,124
Stockholders' equity:
     Common stock, $.10 par -- Authorized, 5,000,000 shares; issued, 100
       shares.............................................................         10          10             10
     Additional paid-in capital...........................................        990         990            990
     Retained earnings....................................................    166,039     220,918        265,555
                                                                             --------    --------    -------------
          Total stockholders' equity......................................    167,039     221,918        266,555
                                                                             --------    --------    -------------
               Total......................................................   $322,158    $429,026      $ 329,395
                                                                             --------    --------    -------------
                                                                             --------    --------    -------------

                       See notes to financial statements.

                        MEDICAL MANAGEMENT SUPPORT, INC.
                            STATEMENTS OF OPERATIONS
                   YEARS ENDED DECEMBER 31, 1992, 1993, 1994,
      AND NINE-MONTH PERIODS ENDED SEPTEMBER 30, 1994 (UNAUDITED) AND 1995


                                                                                            NINE MONTHS ENDED
                                                           DECEMBER 31,                       SEPTEMBER 30,
                                              --------------------------------------    -------------------------
                                                 1992          1993          1994                         1995
                                              ----------    ----------    ----------       1994        ----------
                                                                                        -----------
                                                                                        (UNAUDITED)

Revenue....................................   $1,232,117    $1,153,064    $1,437,229    $ 1,062,075    $1,115,514
Operating expenses:
     Salaries and wages....................      567,086       473,064       454,058        343,617       440,838
     Salaries and wages -- Related
       parties.............................      124,632        72,800       112,441         69,851        39,558
     General and administrative............      294,670       278,186       260,816        191,972       184,748
     General and administrative -- Related
       parties.............................       18,297        14,539        27,859         21,835        20,590
     Depreciation and amortization.........       63,327        54,053        21,387         18,437         3,264
                                              ----------    ----------    ----------    -----------    ----------
          Total operating expenses.........    1,068,012       892,642       876,561        645,712       688,998
                                              ----------    ----------    ----------    -----------    ----------
Income from operations.....................      164,105       260,422       560,668        416,363       426,516
Other Expense:
     Interest expense......................        6,737         2,379            46             38            27
     Other, net............................       (4,487)       (2,277)          743          2,342        36,852
                                              ----------    ----------    ----------    -----------    ----------
          Total other expenses.............        2,250           102           789          2,380        36,879
                                              ----------    ----------    ----------    -----------    ----------
Net income.................................   $  161,855    $  260,320       559,879    $   413,983       389,637
                                              ----------    ----------                  -----------
                                              ----------    ----------                  -----------
Unaudited pro forma income tax
  adjustment...............................                                  190,358                      132,476
                                                                          ----------                   ----------
Unaudited pro forma net income.............                               $  369,521                   $  257,161
                                                                          ----------                   ----------
                                                                          ----------                   ----------


                       See notes to financial statements.

                        MEDICAL MANAGEMENT SUPPORT, INC.
                       STATEMENTS OF STOCKHOLDERS' EQUITY
                   YEARS ENDED DECEMBER 31, 1992, 1993, 1994,
                 AND NINE-MONTH PERIOD ENDED SEPTEMBER 30, 1995

                                                                           ADDITIONAL                     TOTAL
                                                       COMMON    STOCK      PAID-IN      RETAINED     STOCKHOLDERS'
                                                       SHARES    AMOUNT     CAPITAL      EARNINGS        EQUITY
                                                       ------    ------    ----------    ---------    -------------

Balance, January 1, 1992............................     100      $ 10        $990       $ 221,114      $ 222,114
     Net income.....................................                                       161,855        161,855
     Dividends......................................                                      (200,000)      (200,000)
                                                       ------    ------    ----------    ---------    -------------
Balance, December 31, 1992..........................     100        10         990         182,969        183,969
     Net income.....................................                                       260,320        260,320
     Dividends......................................                                      (277,250)      (277,250)
                                                       ------    ------    ----------    ---------    -------------
Balance, December 31, 1993..........................     100        10         990         166,039        167,039
     Net income.....................................                                       559,879        559,879
     Dividends......................................                                      (505,000)      (505,000)
                                                       ------    ------    ----------    ---------    -------------
Balance, December 31, 1994..........................     100        10         990         220,918        221,918
     Net income.....................................                                       389,637        389,637
     Dividends......................................                                      (345,000)      (345,000)
                                                       ------    ------    ----------    ---------    -------------
Balance, September 30, 1995.........................     100      $ 10        $990       $ 265,555      $ 266,555
                                                       ------    ------    ----------    ---------    -------------
                                                       ------    ------    ----------    ---------    -------------

                       See notes to financial statements.

                        MEDICAL MANAGEMENT SUPPORT, INC.
                            STATEMENTS OF CASH FLOWS
                   YEARS ENDED DECEMBER 31, 1992, 1993, 1994,
      AND NINE-MONTH PERIODS ENDED SEPTEMBER 30, 1994 (UNAUDITED) AND 1995

                                                                                            NINE MONTHS ENDED
                                                             DECEMBER 31,                     SEPTEMBER 30,
                                                  -----------------------------------    ------------------------
                                                    1992         1993         1994                        1995
                                                  ---------    ---------    ---------       1994        ---------
                                                                                         -----------
                                                                                         (UNAUDITED)

Operating activities:
     Net income................................   $ 161,855    $ 260,320    $ 559,879     $ 413,983     $ 389,637
     Adjustments to reconcile net income to net
       cash provided by operating activities:
          Depreciation and amortization........      63,327       54,053       21,387        18,437         3,264
          Loss on disposal of assets...........       8,160        6,836        6,803        10,943            64
          Cash provided (used) by changes in
            operating assets and liabilities:
               Accounts receivable -- Billed...      10,103       (9,900)      12,027         6,535        (8,489)
               Accounts receivable --
                 Unbilled......................        (509)      50,180      (60,753)      (63,740)       (7,419)
               Accounts receivable -- Related
                 parties.......................                                  (838)         (690)        1,150
               Prepaid expenses................       3,792       (8,918)         828         6,877         5,240
               Other assets....................        (168)                      168           168
               Accounts payable................       5,374          222       (4,782)        3,183         7,031
               Accrued expenses................      (8,812)      (3,581)       7,455         9,631         8,102
               Other long-term liabilities.....      (2,638)       4,802       (5,684)       (2,752)       (9,401)
                                                  ---------    ---------    ---------    -----------    ---------
     Net cash provided by operating
       activities..............................     240,484      354,014      536,490       402,575       389,179
                                                  ---------    ---------    ---------    -----------    ---------
Investing activities:
     Capital expenditures......................     (10,659)     (10,300)      (4,279)       (4,279)      (25,835)
     Proceeds from sale of assets..............       2,300
                                                  ---------    ---------    ---------    -----------    ---------
     Net cash used by investing activities.....      (8,359)     (10,300)      (4,279)       (4,279)      (25,835)
                                                  ---------    ---------    ---------    -----------    ---------
Financing activities:
     Principal payments on long-term debt......     (18,303)     (78,287)
     Dividends paid............................    (185,000)    (222,250)    (450,000)     (450,000)     (495,000)
                                                  ---------    ---------    ---------    -----------    ---------
     Net cash used in financing activities.....    (203,303)    (300,537)    (450,000)     (450,000)     (495,000)
                                                  ---------    ---------    ---------    -----------    ---------
Net increase (decrease) in cash and cash
  equivalents..................................      28,822       43,177       82,211       (51,704)     (131,656)
Cash and cash equivalents:
     Beginning of year.........................      63,680       92,502      135,679       135,679       217,890
                                                  ---------    ---------    ---------    -----------    ---------
     End of year...............................   $  92,502    $ 135,679    $ 217,890     $  83,975     $  86,234
                                                  ---------    ---------    ---------    -----------    ---------
                                                  ---------    ---------    ---------    -----------    ---------
Supplemental disclosure of cash flow
  information:
     Cash paid during the year for interest....   $   6,737    $   2,379    $      46     $      38     $      27
                                                  ---------    ---------    ---------    -----------    ---------
                                                  ---------    ---------    ---------    -----------    ---------

                       See notes to financial statements.

                        MEDICAL MANAGEMENT SUPPORT, INC.
                         NOTES TO FINANCIAL STATEMENTS
                   YEARS ENDED DECEMBER 31, 1992, 1993, 1994,
                          AND NINE-MONTH PERIODS ENDED
                    SEPTEMBER 30, 1994 (UNAUDITED) AND 1995

NOTE 1: DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS

     Medical Management Support, Inc. (the Company or MMS), a Washington S-Corporation, is engaged in the business of providing accounts receivable management, billing, collection, and related business services for healthcare providers concentrated in the greater Seattle metropolitan area. The Company was incorporated in 1981.

REVENUE RECOGNITION

     For physician billing activities, the Company recognizes client fee revenue on the accrual basis. Practice management revenue is based on a percentage fee of net provider collections of receivables from patient and insurance company billings. Client fees are calculated at month end and billed to clients the following month.

     A portion of the unbilled receivable is based on an estimate of future practice management revenue from outstanding provider receivables. The estimated amount is calculated by multiplying client fee percentages times outstanding provider accounts receivable balances, less estimated provider write-offs and less estimated costs to collect. This portion of the unbilled receivable estimate is calculated and adjusted quarterly.

     In addition to normal billing activities, the Company periodically performs special project or consulting work. This work is billed to clients based on actual time at standard hourly billing rates.

ACCOUNTS RECEIVABLE

     The Company grants credit to its customers for services performed; resulting accounts receivable are not collateralized. Accounts receivable are charged directly against earnings when they are determined to be uncollectible. Management does not expect use of this method to result in a material difference from the allowance valuation method required by generally accepted accounting principles.

CASH AND CASH EQUIVALENTS

     Cash and cash equivalents are cash and short-term, highly liquid investments with maturities of 90 days or less that are readily convertible to known amounts of cash and present an insignificant risk of changes in principle amount due to interest rate fluctuations. Periodically, the Company maintains deposits in a money market account with a brokerage firm which are not covered under federally insured programs. The money market account invests primarily in U.S. Government-backed securities.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Depreciation and amortization are provided by using the straight-line method over the estimated useful lives of three to four years.

                        MEDICAL MANAGEMENT SUPPORT, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (Continued)
                   YEARS ENDED DECEMBER 31, 1992, 1993, 1994,
                          AND NINE-MONTH PERIODS ENDED
                    SEPTEMBER 30, 1994 (UNAUDITED) AND 1995

ADVERTISING COSTS

     Expenses  incurred  related  to  nondirect  advertising  are  expensed   as
incurred.

INCOME TAXES


     As the Company is classified as an S-Corporation, all taxable income or loss is included in the stockholders' individual tax returns. These financial statements do not include a provision for income taxes. In the event the S-election is terminated the Company will be responsible for income taxes at the corporate level. The unaudited pro forma income tax adjustment reflects income taxes as if the Company was a C Corporation. There were no significant differences between taxable income for financial statement purposes and income tax purposes for the year ended December 31, 1994 and the nine months ended September 30, 1995.


USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

INTERIM FINANCIAL INFORMATION

     The interim financial information as of and for the nine-month period ended September 30, 1994, was prepared by the Company in a manner consistent with the audited financial statements. The unaudited information, in management's opinion, reflects all adjustments that are of a normal recurring nature and that are necessary to present fairly the results for the periods presented. The results of operations for the nine-month period ended September 30, 1995, are not necessarily indicative of the results to be expected for the entire year.

NOTE 2: RELATED PARTY TRANSACTIONS

ACCOUNTS RECEIVABLE FROM RELATED PARTY

     Accounts receivable at December 31, 1993 and 1994, and September 30, 1995, consist of various accounting services performed by a related party for Medical Management Support, Inc. Certain partners of the firm own a combined 80% interest in the Company.

ACCOUNTS PAYABLE TO RELATED PARTY

     Included in accounts payable at December 31, 1993 and 1994, and September 30, 1995, are payables to related parties of $11,420, $3,608 and $2,996, respectively.

SUBLEASE AGREEMENTS

     The Company subleases office space to a related party at $120 per month and subleases office space from them at $150 per month.

                        MEDICAL MANAGEMENT SUPPORT, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (Continued)
                   YEARS ENDED DECEMBER 31, 1992, 1993, 1994,
                          AND NINE-MONTH PERIODS ENDED
                    SEPTEMBER 30, 1994 (UNAUDITED) AND 1995

NOTE 3: PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:

                                                                          DECEMBER 31,
                                                        ESTIMATED     --------------------    SEPTEMBER 30,
                                                       USEFUL LIFE      1993        1994          1995
                                                       -----------    --------    --------    -------------

Furniture, fixtures, and office equipment...........       3-4        $ 56,687    $ 58,016      $  58,016
Computer equipment..................................         3         104,823      91,133         72,852
Computer software...................................         3          42,953      36,702         37,320
                                                                      --------    --------    -------------
                                                                       204,463     185,851        168,188
Less accumulated depreciation and amortization......                   172,053     177,352        137,176
                                                                      --------    --------    -------------
                                                                      $ 32,410    $  8,499      $  31,012
                                                                      --------    --------    -------------
                                                                      --------    --------    -------------

     Efficiency in medical billing services is dependent on the use of the most recent technology and systems. Investment in new computer equipment and software is required on a continuing basis due to technical obsolescence.

NOTE 4: OFFICE LEASE

     Medical Management Support, Inc. entered into an operating lease on October 26, 1990, for the use of space in an office building. Terms of the agreement specified six months of free rent upon signing the lease. Rent expense is recognized on a straight-line basis over the contractual lease term. Rent expense recognized during the free rent period has been recorded as other long-term liabilities and is amortized over the remaining lease life. Rental expenses incurred for operating leases amounted to $48,140, $53,349, $52,106 for the years ended December 31, 1992, 1993, and 1994, respectively, and $33,553 (unaudited) and $29,504 for the nine-month periods ended September 30, 1994 (unaudited) and 1995, respectively.

     Minimum rental commitments on this lease as of December 31, 1994, are as follows:

1995.....................................................................   $52,000
1996.....................................................................    26,000
                                                                            -------
                                                                            $78,000
                                                                            -------
                                                                            -------

NOTE 5: MAJOR CUSTOMERS

     Customers which represent 10% or more of revenue for each year are as follows:

                                                                               PERCENT OF REVENUE
                                                                  ---------------------------------------------
                                                                  NINE MONTHS ENDED    YEAR ENDED DECEMBER 31,
                                                                    SEPTEMBER 30,      ------------------------
CUSTOMER                                                                1995           1994      1993      1992
---------                                                         -----------------    ----      ----      ----

    1       ...................................................          21.1%         23.5%     21.3%     17.8%
    2       ...................................................          18.4          20.0      25.0      25.7
    3       ...................................................          19.0          18.7      20.4      21.6
    4       ...................................................          24.4          14.3
    5       ...................................................                                            11.3
                                                                        -----          ----      ----      ----
                                                                         82.9%         76.5%     66.7%     76.4%
                                                                        -----          ----      ----      ----
                                                                        -----          ----      ----      ----

                        MEDICAL MANAGEMENT SUPPORT, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (Continued)
                   YEARS ENDED DECEMBER 31, 1992, 1993, 1994,
                          AND NINE-MONTH PERIODS ENDED
                    SEPTEMBER 30, 1994 (UNAUDITED) AND 1995

NOTE 6: RISKS AND UNCERTAINTIES

     Substantially all of the Company's revenue is derived from management fees which are based upon a percentage of net collection of health care receivables, generated by providers on a fee-for-service basis.

     During the past decade, federal and state governments have implemented legislation designed to stimulate a reduction in the increase in health care costs and it is anticipated that such legislative initiatives will continue. There can be no assurance that current or future government regulations will not have a material adverse effect on the Company's business.

     Health care system reform and concerns over rising Medicare and Medicaid costs continue to be high priorities for the federal and certain state governments. Both the U.S. House of Representatives and the U.S. Senate have approved bills that would reshape the Medicare and Medicaid programs. Although no comprehensive health care, Medicare, or Medicaid reform legislation has yet been implemented, pressures to contain costs and other market reforms have impacted the health care delivery system. These reforms include cost reduction initiatives by certain employers, health care providers and third party payors. Such proposed legislation, market pressures, and market reforms could have a material adverse effect on the Company. In addition, existing governmental regulations could adversely affect the Company's business through, among other things, its potential to reduce the amount of reimbursement received by the Company's clients for health care services.

     Certain market changes are occurring in the health care market that may continue regardless of whether comprehensive federal or state health care reform legislation is adopted and implemented and that could adversely affect the accounts receivable management services provided by the Company. These market reforms include certain employer initiatives, such as creating purchasing cooperatives and contracting for health care services for employees through managed care companies (including health maintenance organizations), certain provider initiatives, such as risk-sharing among health care providers and managed care companies through capitated contracts and integration of hospitals and physicians into comprehensive delivery systems, and certain payor initiatives, such as new alliances between health care providers and third party payors in which the health care providers are employed by such third party payors.

     The Company is also subject to applicable federal and state billing and credit collection agency laws and regulations. In general, these laws provide for various fines, penalties, damages, and other assessments for violations, including possible exclusion from Medicare, Medicaid, and certain other federal and state health care programs. Although the Company's management believes that its billing practices comply with all applicable laws, the increased focus by governmental agencies on billing practices may have a material adverse effect on the industry and the Company.

NOTE 7: STOCK PURCHASE AGREEMENT

     The shareholders have a stock purchase agreement providing for the transfer of shares in the event of a stockholder death or other disposition. No shares may be disposed of without first offering them to the existing shareholders. The agreement provides for a 90-day cash out of their capital balance at the date of purchase, and a five-year payout based on an amount equal to the stockholders' proportionate interest in the earnings of the Company over the five years subsequent to the purchase.

                        MEDICAL MANAGEMENT SUPPORT, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (Continued)
                   YEARS ENDED DECEMBER 31, 1992, 1993, 1994,
                          AND NINE-MONTH PERIODS ENDED
                    SEPTEMBER 30, 1994 (UNAUDITED) AND 1995

NOTE 8: ACCRUED EXPENSES

     Accrued expenses consist of the following:

                                                                        DECEMBER 31,
                                                                     ------------------    SEPTEMBER 30,
                                                                      1993       1994          1995
                                                                     -------    -------    -------------

Accrual for compensated absences..................................   $ 9,418    $13,361       $15,266
City, state, and federal taxes....................................     7,292     11,397        17,942
Other.............................................................       941        348
                                                                     -------    -------    -------------
                                                                     $17,651    $25,106       $33,208
                                                                     -------    -------    -------------
                                                                     -------    -------    -------------

NOTE 9: SUBSEQUENT EVENT

     Subsequent to September 30, 1995, and continuing as of the date of this report, the stockholders of the Company have reached an agreement to sell substantially all of the assets and liabilities of Medical Management Support, Inc. to another company. It is anticipated an agreement can be reached and that sale will take place in early 1996.

                        PRO FORMA FINANCIAL INFORMATION
                                  (UNAUDITED)

     The  following unaudited  pro forma  financial information  gives effect to
(i)the acquisitions by Physician Support Systems, Inc. ('PSS')of the Acquired Businesses (North Coast Health Care Management Group ('NCHCM'), Medical Management Support, Inc. ('MMS') and Data Processing Systems, Inc. ('DPS')) effective upon the completion of this offering and (ii) the sale of 3,000,000 shares of common stock offered by the Company at an assumed initial public offering price of $10 per share and the application of the estimated net proceeds therefrom as described under 'Use of Proceeds.' The acquisitions of NCHCM, MMS and DPS will be accounted for as purchases. The unaudited pro forma financial statements are derived from the historical financial statements of PSS, NCHCM, MMS and DPS and estimates and assumptions set forth below and in the notes to the unaudited pro forma financial statements.

     The unaudited pro forma balance sheet gives effect to the acquisitions by PSS of NCHCM, MMS and DPS as if such acquisitions had occurred on September 30, 1995. Such pro forma balance sheet is derived from the audited consolidated balance sheet of PSS and Subsidiary as of September 30, 1995, included elsewhere in this prospectus, as well as the audited balance sheets of NCHCM and MMS as of September 30, 1995, included elsewhere in this prospectus, and the unaudited balance sheet of DPS as of September 30, 1995.

     The unaudited pro forma statements of operations present unaudited pro forma results of operations for the year ended December 31, 1994 and nine months ended September 30, 1995. For purposes of the unaudited pro forma statements of operations, the acquisitions by PSS of NCHCM, MMS and DPS are included as if such acquisitions had occurred on January 1, 1994. The unaudited pro forma statement of operations for the year ended December 31, 1994 is derived from the audited consolidated statement of operations of PSS and Subsidiary for the year ended December 31, 1994 and the audited statements of operations of NCHCM and MMS for the year ended December 31, 1994 included elsewhere in this prospectus, as well as the unaudited statement of operations of DPS for the year ended December 31, 1994. The unaudited pro forma statement of operations for the nine months ended September 30, 1995 is derived from the audited consolidated statement of operations of PSS and Subsidiary, and the audited statements of operations of NCHCM and MMS for the nine months ended September 30, 1995 included elsewhere in this prospectus as well as the unaudited statement of operations of DPS for the nine months ended September 30, 1995.

     Pro forma adjustments are based upon preliminary estimates, available information and certain assumptions that management deems appropriate. The unaudited pro forma financial information presented herein are not necessarily indicative of the results the company would have obtained had such events occurred at the beginning of the period, as assumed, or of the future results of the company. The unaudited pro forma financial information should be read in conjunction with the financial statements and notes thereto included elsewhere in this prospectus.

                        PHYSICIAN SUPPORT SYSTEMS, INC.
                            PRO FORMA BALANCE SHEET
                         SEPTEMBER 30, 1995 (UNAUDITED)

                                          HISTORICAL                        PRO FORMA ACQUISITION ADJUSTMENTS
                         ---------------------------------------------  ------------------------------------------
                         PHYSICIAN    NORTH                               NORTH
                          SUPPORT     COAST                               COAST
                          SYSTEMS   HEALTHCARE   MEDICAL       DATA     HEALTHCARE       MEDICAL           DATA
                            AND     MANAGEMENT  MANAGEMENT  PROCESSING  MANAGEMENT      MANAGEMENT      PROCESSING
                         SUBSIDIARY   GROUP      SUPPORT     SYSTEMS      GROUP          SUPPORT         SYSTEMS    SUBTOTAL
                         ---------  ----------  ----------  ----------  ----------      ----------      ----------  --------

ASSETS
Cash....................       19        380         86           1       (6,000)(a)       (2,500)(b)       (900)(c)   (8,914)
Billed accounts
  receivable............    1,437        155         10         118                                                    1,720
Unbilled accounts
  receivable............    3,949      1,251        190                                                                5,390
Other current assets....      446         32          8           1                                                      487
                         ---------  ----------    -----       -----     ----------      ----------         -----    --------
        Total current
          assets........    5,851      1,818        294         120                                                   (1,317)
                         ---------  ----------    -----       -----     ----------      ----------         -----    --------
Fixed assets, net.......    2,578        319         31          37                                                    2,965
Intangible assets,
  net...................   12,488                                          6,899(a)         2,234(b)         743(c)   22,364
Other assets............      701          2          4                                                                  707
                         ---------  ----------    -----       -----     ----------      ----------         -----    --------
                           21,618      2,139        329         157          899             (266)          (157)     24,719
                         ---------  ----------    -----       -----     ----------      ----------         -----    --------
                         ---------  ----------    -----       -----     ----------      ----------         -----    --------

LIABILITIES AND STOCKHOLDERS' EQUITY
Current portion
  long-term debt........    1,995                                                                                      1,995
Current portion other
  long-term
  liabilities...........      686                                                                                        686
Short-term borrowings...      400                                                                                        400
NCHC purchase note......                                                   1,912(a)                                    1,912
Other current
  liabilities...........    4,120      1,126         52                                                                5,298
                         ---------  ----------    -----       -----     ----------      ----------         -----    --------
        Total current
          liabilities...    7,201      1,126         52                                                               10,291
                         ---------  ----------    -----       -----     ----------      ----------         -----    --------
Long-term debt..........   14,226                                                                                     14,226
Other long-term
  liabilities...........    1,238                    11                                                                1,249
Redeemable preferred
  stock.................    2,382                                                                                      2,382
Common stock............        2          1          1           1           (1)(a)           (1)(b)         (1)(c)        2
Additional paid-in                                                         1,012(a)           265(b)
  capital...............      126                                         (1,012)(a)         (265)(b)                    126
Retained earnings.......   (3,557)     1,012        265         156       (1,012)(a)         (265)(b)       (156)(c)   (3,557)
                         ---------  ----------    -----       -----     ----------      ----------         -----    --------
                           (3,429)     1,013        266         157       (1,013)            (266)          (157)     (3,429)
                         ---------  ----------    -----       -----     ----------      ----------         -----    --------
                           21,618      2,139        329         157          899             (266)          (157)     24,719
                         ---------  ----------    -----       -----     ----------      ----------         -----    --------
                         ---------  ----------    -----       -----     ----------      ----------         -----    --------


                           PRO FORMA
                           OFFERING
                          ADJUSTMENTS      PRO FORMA
                          -----------      ---------
ASSETS
Cash....................        550(d)        4,683
                             13,047(e)
Billed accounts
  receivable............                      1,720
Unbilled accounts
  receivable............                      5,390
Other current assets....                        487
                          -----------      ---------
        Total current
          assets........                     12,280
                          -----------      ---------
Fixed assets, net.......                      2,965
Intangible assets,
  net...................                     22,364
Other assets............                        707
                          -----------      ---------
                             13,597          38,316
                          -----------      ---------
                          -----------      ---------
LIABILITIES AND STOCKHOL
Current portion
  long-term debt........     (1,995)(e)       --
Current portion other
  long-term
  liabilities...........                        686
Short-term borrowings...       (400)(e)       --
NCHC purchase note......                      1,912
Other current
  liabilities...........                      5,298
                          -----------      ---------
        Total current
          liabilities...                      7,896
                          -----------      ---------
Long-term debt..........     (8,726)(e)       5,500
Other long-term
  liabilities...........                      1,249
Redeemable preferred
  stock.................        550(d)        --
                             (2,932)(e)
Common stock............          3(e)            5
Additional paid-in
  capital...............     27,097(e)       27,223
Retained earnings.......                     (3,557)
                          -----------      ---------
                             27,100          23,671
                          -----------      ---------
                             13,597          38,316
                          -----------      ---------
                          -----------      ---------


                  See notes to pro forma financial statements.

                        PHYSICIAN SUPPORT SYSTEMS, INC.
                       PRO FORMA STATEMENT OF OPERATIONS
                    YEAR ENDED DECEMBER 31, 1994 (UNAUDITED)

                                             HISTORICAL                       PRO FORMA ACQUISITION ADJUSTMENT
                          -------------------------------------------------  ----------------------------------
                          PHYSICIAN        NORTH                               NORTH
                           SUPPORT         COAST                               COAST
                           SYSTEMS       HEALTHCARE   MEDICAL       DATA     HEALTHCARE   MEDICAL       DATA
                             AND         MANAGEMENT  MANAGEMENT  PROCESSING  MANAGEMENT  MANAGEMENT  PROCESSING
                          SUBSIDIARY       GROUP      SUPPORT     SYSTEMS      GROUP      SUPPORT     SYSTEMS       SUBTOTAL
                          ----------     ----------  ----------  ----------  ----------  ----------  ----------     --------

Revenues.................    18,773         5,792       1,437        895                                              26,897
Operating expenses:
    Wages & salaries.....     8,866         3,241         566        391         (850)(f)                             12,214
    General &
      administrative.....     6,724         2,044         289        292                                               9,349
    Depreciation and
      amortization.......     3,348           170          21         33          391(g)     121(g)       40(g)        4,124
                          ----------     ----------  ----------    -----        -----      -----         ---        --------
                             18,938         5,455         876        716                                              25,687
                          ----------     ----------  ----------    -----        -----      -----         ---        --------
Income from operations...      (165)          337         561        179                                               1,210
Other income (expense)
    Interest.............    (1,526)          (43)      --         --             (88)(h)                             (1,657)
    Other................      (186)           11          (1)     --                                                   (176)
                          ----------     ----------  ----------    -----        -----      -----         ---        --------
                             (1,712)          (32)         (1)     --                                                 (1,833)
                          ----------     ----------  ----------    -----        -----      -----         ---        --------
Income (loss) before
  income taxes
  (benefit)..............    (1,877)          305         560        179                                                (623)
Income taxes (benefit)...      (810)        --          --            71          270(j)     176(j)      (16)(j)        (309)
                          ----------     ----------  ----------    -----        -----      -----         ---        --------
Net income (loss)........    (1,067)          305         560        108                                                (314)
                          ----------     ----------  ----------    -----        -----      -----         ---        --------
                          ----------     ----------  ----------    -----        -----      -----         ---        --------
Weighted average shares
  outstanding............
Net income per share.....


                            PRO FORMA
                            OFFERING
                           ADJUSTMENTS     PRO FORMA
                           -----------     ---------
Revenues.................                    26,897
Operating expenses:
    Wages & salaries.....                    12,214
    General &
      administrative.....                     9,349
    Depreciation and
      amortization.......                     4,124
                           -----------     ---------
                                             25,687
                           -----------     ---------
Income from operations...                     1,210
Other income (expense)
    Interest.............      1,067(i)        (590 )
    Other................                      (176 )
                           -----------     ---------
                                               (766 )
                           -----------     ---------
Income (loss) before
  income taxes
  (benefit)..............                       444
Income taxes (benefit)...        427(j)         118
                           -----------     ---------
Net income (loss)........                       326
                           -----------     ---------
                           -----------     ---------
Weighted average shares
  outstanding............                  5,240,000
                                           ---------
Net income per share.....                     $0.06 (k)
                                           ---------
                                           ---------


                  See notes to pro forma financial statements.

                        PHYSICIAN SUPPORT SYSTEMS, INC.
                       PRO FORMA STATEMENT OF OPERATIONS
                NINE MONTHS ENDED SEPTEMBER 30, 1995 (UNAUDITED)

                                          HISTORICAL                        PRO FORMA ACQUISITION ADJUSTMENTS
                        ----------------------------------------------  ------------------------------------------
                        PHYSICIAN     NORTH                               NORTH
                         SUPPORT      COAST                               COAST
                         SYSTEMS    HEALTHCARE   MEDICAL       DATA     HEALTHCARE       MEDICAL           DATA
                           AND      MANAGEMENT  MANAGEMENT  PROCESSING  MANAGEMENT      MANAGEMENT      PROCESSING
                        SUBSIDIARY    GROUP      SUPPORT     SYSTEMS      GROUP          SUPPORT         SYSTEMS    SUBTOTAL
                        ----------  ----------  ----------  ----------  ----------      ----------      ----------  --------

Revenues...............    14,631      4,376       1,116        718                                                   20,841
Operating expenses:
    Wages & salaries...     7,233      2,802         481        235         (675)(f)                                  10,076
    General &
      administrative...     5,020      1,382         205        141                                                    6,748
    Depreciation and
      amortization.....     2,549        129           3         24          293(g)          90(g)           30(g)     3,119
                        ----------  ----------  ----------    -----        -----          -----             ---     --------
                           14,802      4,313         689        400                                                   19,943
                        ----------  ----------  ----------    -----        -----          -----             ---     --------
Income from
  operations...........      (171)        63         427        318                                                      898
Other income (expense)
    Interest...........    (1,059)       (19)      --         --             (80)(h)                                  (1,158)
    Other..............         3      --            (37)     --                                                         (34)
                        ----------  ----------  ----------    -----        -----          -----             ---     --------
                           (1,056)       (19)        (37)     --                                                      (1,192)
                        ----------  ----------  ----------    -----        -----          -----             ---     --------
Income (loss) before
  income taxes
  (benefit)............    (1,227)        44         390        318                                                     (294)
Income taxes
  (benefit)............      (286)     --          --           126          138(j)         120(j)          (12)(j)       86
                        ----------  ----------  ----------    -----        -----          -----             ---     --------
Net income (loss)......      (941)        44         390        192                                                     (380)
                        ----------  ----------  ----------    -----        -----          -----             ---     --------
                        ----------  ----------  ----------    -----        -----          -----             ---     --------
Weighted average shares
  outstanding..........
Net income per share...


                          PRO FORMA
                          OFFERING
                         ADJUSTMENTS      PRO FORMA
                         -----------      ----------
Revenues...............                       20,841
Operating expenses:
    Wages & salaries...                       10,076
    General &
      administrative...                        6,748
    Depreciation and
      amortization.....                        3,119
                            -----         ----------
                                              19,943
                            -----         ----------
Income from
  operations...........                          898
Other income (expense)
    Interest...........       721(i)            (437)
    Other..............                          (34)
                            -----         ----------
                                                (471)
                            -----         ----------
Income (loss) before
  income taxes
  (benefit)............                          427
Income taxes
  (benefit)............       288(j)             374
                            -----         ----------
Net income (loss)......                           53
                            -----         ----------
                            -----         ----------
Weighted average shares
  outstanding..........                    5,240,000
                                          ----------
Net income per share...                        $0.01(k)
                                          ----------
                                          ----------


                  See notes to pro forma financial statements.

                        PHYSICIAN SUPPORT SYSTEMS, INC.
                    NOTES TO PRO FORMA FINANCIAL INFORMATION
                                  (UNAUDITED)

1. UNAUDITED PRO FORMA BALANCE SHEET ADJUSTMENTS


     (a) Adjustment to reclassify undistributed S Corporation earnings to additional paid-in capital and to reflect the acquisition of NCHCM by PSS. The purchase price of $7,912,000 (after adjustment for $88,000 of imputed interest -- see note 2(h) on page F-40) is allocated as follows:



                                                                                  ($000S)
                                                                                -----------
                                                                                (UNAUDITED)

Current assets...............................................................     $ 1,818
Fixed assets.................................................................         319
Other assets.................................................................           2
Intangible assets............................................................       6,899
Current liabilities..........................................................      (1,126)
                                                                                -----------
               Total purchase price..........................................     $ 7,912
                                                                                -----------
                                                                                -----------


        Intangible assets include the following:


                                                                                  ($000S)
                                                                                -----------

Physician contracts..........................................................     $ 1,691
Non-compete agreement........................................................         295
Goodwill.....................................................................       4,913
                                                                                -----------
               Total intangible assets.......................................     $ 6,899
                                                                                -----------
                                                                                -----------


        Useful lives assigned to fixed and intangible assets are as follows:

                                                                              ESTIMATED
                                                                             USEFUL LIFE
                                                                            --------------

Furniture and fixtures...................................................      7 years
Equipment................................................................      5 years
Leasehold improvements...................................................   Life of lease
Physician contracts......................................................      10 years
Goodwill.................................................................      20 years


        The NCHC purchase note bears no interest and is payable in equal monthly installments over the 12 months following the acquisition. See note 2(h) on page F-40.



     (b) Adjustment to reclassify undistributed S Corporation earnings to additional paid-in capital and to reflect the acquisition of MMS by PSS. The purchase price of $2,500,000 is allocated as follows:


                                                                                  ($000S)
                                                                                -----------

Current assets...............................................................     $   278
Fixed assets.................................................................          31
Other assets.................................................................          20
Intangible assets............................................................       2,234
Current liabilities..........................................................         (52)
Long-term liabilities........................................................         (11)
                                                                                -----------
               Total purchase price..........................................     $ 2,500
                                                                                -----------
                                                                                -----------

             Intangible assets include the following:

                                                                                  ($000S)
                                                                                -----------

Non-compete agreement........................................................     $   100
Goodwill.....................................................................       2,134
                                                                                -----------
               Total intangible assets.......................................     $ 2,234
                                                                                -----------
                                                                                -----------

                        PHYSICIAN SUPPORT SYSTEMS, INC.
            NOTES TO PRO FORMA FINANCIAL INFORMATION -- (continued)

        Useful lives assigned to fixed and intangible assets are as follows:

                                                                              ESTIMATED
                                                                             USEFUL LIFE
                                                                            --------------

Furniture and fixtures...................................................      7 years
Equipment................................................................      5 years
Leasehold improvements...................................................   Life of lease
Goodwill.................................................................      20 years

     (c) Adjustment to reflect the acquisition of DPS by PSS. The purchase price of $900,000 is allocated as follows:

                                                                                    ($000S)
                                                                                    -------

Current assets...................................................................    $ 120
Fixed assets.....................................................................       37
Intangible assets................................................................      743
                                                                                    -------
               Total purchase price..............................................    $ 900
                                                                                    -------
                                                                                    -------

             Intangible assets include the following:

                                                                                    ($000S)
                                                                                    -------

Non-compete agreement............................................................    $ 100
Goodwill.........................................................................      643
                                                                                    -------
               Total intangible assets...........................................    $ 743
                                                                                    -------
                                                                                    -------

        Useful lives assigned to fixed and intangible assets are as follows:

                                                                              ESTIMATED
                                                                             USEFUL LIFE
                                                                            --------------

Furniture and fixtures...................................................      7 years
Equipment................................................................      5 years
Leasehold improvements...................................................   Life of lease
Goodwill.................................................................      20 years

         The assumed purchase price does not reflect any adjustments associated with i) any contingent consideration that may be paid in conjunction with this acquisition or ii) an additional $100,000 of purchase price as a result of the closing of the transaction taking place subsequent to December 31, 1995.


     (d) Adjustment to reflect the proceeds from the sale of $550,000 of 10% Preferred Stock, Series A in December 1995.



     (e) Adjustment to reflect the proceeds raised from the offering, net of expenses and underwriting discount and the use of proceeds to purchase the Acquired Businesses, to repay long-term debt and to redeem outstanding preferred stock.


2. UNAUDITED PRO FORMA STATEMENT OF OPERATIONS ADJUSTMENTS


     (f) Adjustment to reflect the decrease in compensation expense as a result of employment agreements with NCHCM executive officers entered into as a result of the acquisition by PSS.



     (g) Adjustment to reflect the increase in amortization expense associated with the intangible assets recorded by PSS in purchase accounting related to the acquisitions. The goodwill associated with the acquisitions is being amortized on a straight line basis over an estimated life of 20 years.



     (h) Adjustment to reflect interest expense associated with the discount on the NCHC purchase note. The discount rate used in this calculation is 8%, which the Company believes is the current borrowing rate associated with seller financing of this nature.

                        PHYSICIAN SUPPORT SYSTEMS, INC.
            NOTES TO PRO FORMA FINANCIAL INFORMATION -- (continued)


     (i) Adjustment to reflect the decrease in interest expense associated with the repayment of long-term debt as a result of the offering.



     (j) Adjustment to reflect the income tax effects of the acquisitions.



     (k) The weighted average shares outstanding used to calculate pro forma earnings per share is 5,240,000 shares, representing the number of shares to be issued and outstanding as a result of the offering.

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

_____________________________                      _____________________________

  NO DEALER, SALES REPRESENTATIVE OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT
CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES, OR AN OFFER TO, OR A SOLICITATION OF, ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS


                                                  PAGE
                                                  ----

Prospectus Summary.............................      3
Risk Factors...................................      6
The Company....................................      9
Use of Proceeds................................     10
Dividend Policy................................     10
Capitalization.................................     11
Dilution.......................................     12
Selected Financial and Pro Forma Data..........     13
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...................................     15
Business.......................................     21
Management.....................................     31
Principal Stockholders.........................     34
Certain Transactions...........................     34
Description of Capital Stock...................     35
Shares Eligible for Future Sale................     37
Underwriting...................................     38
Legal Matters..................................     39
Experts........................................     39
Additional Information.........................     39
Index to Financial Information.................    F-1


                            ------------------------

  UNTIL          , 1996 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS
EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                3,000,000 SHARES
                                     [LOGO]

                                  COMMON STOCK
                              --------------------
                                   PROSPECTUS
                                           , 1996
                              --------------------
                             VOLPE, WELTY & COMPANY
_____________________________                      _____________________________

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth all expenses, other than underwriting discounts and commissions, payable by the Company in connection with the sale of the Common Stock being registered. All the amounts shown are estimates, except for the registration fee with the Securities and Exchange Commission, the NASD filing fee and the Nasdaq fees.

SEC Registration fee..............................................................   $ 13,086
NASD filing fee...................................................................      4,296
Nasdaq fees.......................................................................     33,086
Blue Sky fees and expenses*.......................................................     20,000
Printing and engraving expenses*..................................................    135,000
Legal fees and expenses*..........................................................    300,000
Accounting fees and expenses*.....................................................    250,000
Transfer agent and registrar fees*................................................     10,000
Miscellaneous*....................................................................     34,532
                                                                                     --------
          TOTAL*..................................................................   $800,000
                                                                                     --------
                                                                                     --------

------------

* Estimated.

ITEM 14. INDEMNIFICATION OF OFFICERS AND DIRECTORS.


     The Company's Certificate of Incorporation and Bylaws set forth the extent to which officers or directors of the Company may be indemnified against any liabilities which they may incur. The general effect of such provisions is that any person made a party to an action, suit or proceeding by reason of the fact that he is or was a director or officer of the Company, or of another corporation or other enterprise which he served as such at the request of the Company, shall be indemnified by the Company against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, to the full extent permitted under the laws of the State of Delaware.



     The general effect of the indemnification provisions contained in Section 145 of the Delaware General Corporation Law is as follows: A director, officer, employee or agent who, by reason of such position, is involved in any action, suit or proceeding (other than an action by or in the right of the corporation) may be indemnified by the corporation against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. A director, officer, employee or agent who, by reason of such position, is involved in any action or suit by or in the right of the corporation may be indemnified by the corporation against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which he shall have been adjudged to be liable to the corporation unless and only to the extent that a court of appropriate jurisdiction shall approve such indemnification.


     The Company's Certificate of Incorporation provides that, to the maximum extent permitted under the General Corporation Law of the State of Delaware, a director of the Company shall not be personally liable to the Company or to any of its stockholders for monetary damages for breach of fiduciary duty as a director of the Company. Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to include in its charter a provision that eliminates or limits the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

     Since December 1, 1992, the Company has issued the following securities:

          As of February 28, 1994, the Company issued 120 shares of the Company's 10% Preferred Stock, Series A, stated value of $500 per share (the 'Series A Preferred Stock'), and 120 shares of the Company's 10% Preferred Stock, Series B, stated value of $500 per share (the 'Series B Preferred Stock'), to holders of the Series A Preferred Stock and Series B Preferred Stock, respectively, as of February 15, 1994 as a dividend on such capital stock. Such issuances were exempt from registration under
     Section 4(2) of the Securities Act of 1933.

          As of February 28, 1995 and August 31, 1995, the Company issued 127.2 and 134.832 shares, respectively, of Series A Preferred Stock and 127.2 and
     134.832 shares, respectively, of Series B Preferred Stock to holders of the Series A Preferred Stock and Series B Preferred Stock as of February 15, 1995 and August 15, 1995, respectively, as a dividend on such capital stock. Such issuances were exempt from registration under Section 4(2) of the Securities Act of 1933.

          On December 21, 1995, the Company issued 1,100 shares of Series A Preferred Stock to Hillside Capital Incorporated for aggregate consideration of $550,000 in cash. Such issuance was exempt from registration under Section 4(2) of the Securities Act of 1933.

ITEM 16. EXHIBITS.

EXHIBIT NO.                                                  DESCRIPTION
-----------   ---------------------------------------------------------------------------------------------------------

    1.1*      -- Proposed Form of Underwriting Agreement

    2.1       -- Stock Purchase Agreement dated September 11, 1995 among the Shareholders of NCHC and the Company

    2.2       -- Asset Purchase Agreement dated September 25, 1995 among NCAS, MDIS, the Shareholders of NCAS and  MDIS and the Company

    2.3       --  Amended  and  Restated  Asset  Purchase  Agreement dated  December  7,  1995  among  MM  Support, the
                Shareholders of MM Support and PSS-Medical Management Support, Inc.

    2.4       -- Asset Purchase Agreement dated October 16, 1995 among DPS, McGriff, PSS-Data Processing Systems,  Inc.
                and the Company

    3.1       -- Certificate of Incorporation of the Company, as amended

    3.2*      --  Form  of Amended  and Restated  Certificate of  Incorporation  of the  Company to  be in  effect upon completion of the Offering

    3.3       -- By-Laws of the Company

    3.4       -- Form of By-Laws of the Company to be in effect upon completion of the Offering

    3.5       -- Shareholders' Agreement,  dated August  30, 1991, among  PSS and  the holders of  capital stock  named therein

    4.1*      -- Form of 1996 Stock Option Plan of the Company

    5.1*      -- Opinion and Consent of Howard, Darby & Levin

   10.1       -- Employment Agreement dated August 12, 1993 between Jack R. Kinne and Spring, as amended

   10.2       -- Employment Agreement dated August 9, 1995 between Bruce B. Schmoyer and the Company, as supplemented

   10.3       -- Agreement of Lease dated August 30, 1991 between the Company and Prospect Realty Company

   10.4       -- Office Lease Agreement dated July 20, 1994 between Spring and American Savings Bank, F.A.

EXHIBIT NO.                                                  DESCRIPTION
-----------   ---------------------------------------------------------------------------------------------------------
   10.5       -- Amended and Restated Loan Agreement dated August 12, 1993 among Meridian Bank, the Company and Spring, as amended

   10.6       -- Amended and Restated Line of Credit Note issued by the Company to Meridian Bank

   10.7       -- Agreement dated as of December 18, 1995 among Medical Management Sciences, Inc., Managed Imaging, Inc.
                and PSS

   21.1       -- Subsidiaries

   23.1*      -- Consent of Deloitte & Touche LLP, independent accountants, relating to the financial statements of the
                NCHC Group and MM Support

   23.2*      -- Consent of Howard, Darby & Levin (included in Exhibit 5.1)

   23.3       -- Consent  of Deloitte & Touche  LLP, independent accountants, relating to  the financial statements of PSS
                (to be filed by amendment) (see opinion at page F-2)

   24.1       -- Power of Attorney (see page II-5)

   27.1       -- Financial Data Schedule


------------

*  Filed herewith.


ITEM 17. UNDERTAKINGS.


     The undersigned registrant hereby undertakes:

          (1) To provide to the underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

          (2) That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (3) That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on January 29, 1996.


                                          PHYSICIAN SUPPORT SYSTEMS, INC.

                                          By      /s/ HAMILTON F. POTTER III
                                             ...................................
                                                NAME: HAMILTON F. POTTER III
                                              TITLE: EXECUTIVE VICE PRESIDENT

     PURSUANT  TO  THE  REQUIREMENTS  OF  THE  SECURITIES  ACT  OF  1933,   THIS
REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATE INDICATED.


                SIGNATURE                                      TITLE                              DATE
------------------------------------------  --------------------------------------------   -------------------

                    *                       President, Chief Executive Officer and          January 29, 1996
 .........................................    Director (principal executive officer)
             PETER W. GILSON

        /S/ HAMILTON F. POTTER III          Executive Vice President, Chief Operating       January 29, 1996
 .........................................    and Financial Officer and Director
          HAMILTON F. POTTER III              (principal accounting and financial
                                              officer)

        /S/ MORTIMER BERKOWITZ III          Director                                        January 29, 1996
 .........................................
          MORTIMER BERKOWITZ III

    *By    /s/ Hamilton F. Potter III
 .........................................
          HAMILTON F. POTTER III

                            GRAPHIC APPENDIX

Graphic and Image Information:

Page 2 of the paper format prospectus contains a map of the continental
United States, illustrating that (i) PSS Centralized Processing
Centers exist in Stockton, CA and Mt. Joy, PA; (ii) Main Offices and/or Processing Facilities of Acquired Businesses exist in Seattle, WA,
Cleveland, OH and Birmingham, AL; (iii) PSS operates in Pennsylvania,
New Jersey, California, Arizona, Florida, Delaware, Maryland, Massachusetts and Virginia; and (iv) Acquired Businesses operate in Alabama, Kentucky, Ohio, Washington and West Virginia.

                                            EXHIBIT INDEX


                                                                                                                 LOCATION OF EXHIBIT
EXHIBIT                                                                                                             IN SEQUENTIAL
NUMBER                                 DESCRIPTION OF DOCUMENT                                                     NUMBERING SYSTEM
------------------------------------------------------------------------------------------------------------------------------------

    1.1*      -- Proposed Form of Underwriting Agreement

    2.1       -- Stock Purchase Agreement dated September 11, 1995 among the Shareholders of NCHC and the Company

    2.2       -- Asset Purchase Agreement dated September 25, 1995 among NCAS, MDIS, the Shareholders of NCAS and  MDIS and the Company

    2.3       --  Amended  and  Restated  Asset  Purchase  Agreement dated  December  7,  1995  among  MM  Support, the
                Shareholders of MM Support and PSS-Medical Management Support, Inc.

    2.4       -- Asset Purchase Agreement dated October 16, 1995 among DPS, McGriff, PSS-Data Processing Systems,  Inc.
                and the Company

    3.1       -- Certificate of Incorporation of the Company, as amended

    3.2*      --  Form  of Amended  and Restated  Certificate of  Incorporation  of the  Company to  be in  effect upon completion of the Offering

    3.3       -- By-Laws of the Company

    3.4       -- Form of By-Laws of the Company to be in effect upon completion of the Offering

    3.5       -- Shareholders' Agreement,  dated August  30, 1991, among  PSS and  the holders of  capital stock  named therein

    4.1*      -- Form of 1996 Stock Option Plan of the Company

    5.1*      -- Opinion and Consent of Howard, Darby & Levin

   10.1       -- Employment Agreement dated August 12, 1993 between Jack R. Kinne and Spring, as amended

   10.2       -- Employment Agreement dated August 9, 1995 between Bruce B. Schmoyer and the Company, as supplemented

   10.3       -- Agreement of Lease dated August 30, 1991 between the Company and Prospect Realty Company

   10.4       -- Office Lease Agreement dated July 20, 1994 between Spring and American Savings Bank, F.A.

   10.5       -- Amended and Restated Loan Agreement dated August 12, 1993 among Meridian Bank, the Company and Spring, as amended

   10.6       -- Amended and Restated Line of Credit Note issued by the Company to Meridian Bank

   10.7       -- Agreement dated as of December 18, 1995 among Medical Management Sciences, Inc., Managed Imaging, Inc.
                and PSS

   21.1       -- Subsidiaries

   23.1*      -- Consent of Deloitte & Touche LLP, independent accountants, relating to the financial statements of the
                NCHC Group and MM Support

   23.2*      -- Consent of Howard, Darby & Levin (included in Exhibit 5.1)

   23.3       Consent  of Deloitte & Touche  LLP, independent accountants, relating to  the financial statements of PSS
                (to be filed by amendment) (see opinion at page F-2)

   24.1       -- Power of Attorney (see page II-5)

   27.1       -- Financial Data Schedule


------------

*  Filed herewith.